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Michaels Stores, Inc. Index to Consolidated Financial Statements and Supplementary Data

As filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-180473

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICHAELS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	5945	75-1943604
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)
8000 Bent Branch Drive Irving, Texas 75063 Telephone: (972) 409-1300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles M. Sonsteby
Member of the Interim Office of the Chief Executive Officer,
Chief Administrative Officer and Chief Financial Officer
8000 Bent Branch Drive
Irving, Texas 75063
Telephone: (972) 409-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Fine Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Telephone: (617) 951-7000	Michael J. Veitenheimer Michaels Stores, Inc. Senior Vice President, Secretary and General Counsel 8000 Bent Branch Drive Irving, Texas 75063 Telephone: (972) 409-1300	D. Rhett Brandon Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 21, 2012

Prospectus

                  Shares

Michaels Stores, Inc.

Common Stock

        This is an initial public offering of shares of Common Stock of Michaels Stores, Inc. We are offering         shares of Common Stock. We currently anticipate the initial public offering price will be between $             and $             per share. Since November 2006 and prior to this offering, there has been no public market for our Common Stock.

        We intend to list our Common Stock on the New York Stock Exchange, subject to notice of issuance, under the symbol "MIK".

	Per share	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us before expenses	$	$

        Delivery of the shares of Common Stock is expected to be made on or about                           , 2012. The selling stockholders identified in this prospectus have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions as set forth above, up to an additional             shares of our Common Stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Investing in our Common Stock involves risks. See "Risk Factors" beginning on page 14 to read about factors you should consider before buying shares of our Common Stock.

        The underwriters expect to deliver the shares of Common Stock on or about                           , 2012.

J.P. Morgan		Goldman, Sachs & Co.
Barclays		Deutsche Bank Securities
BofA Merrill Lynch	Credit Suisse	Morgan Stanley	Wells Fargo Securities

                           , 2012.

        You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

i

Note Regarding Trademarks and Service Marks

        We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including, without limitation, "Aaron Brothers", "Aaron Brothers Art & Framing", "Artistree", "Michaels", "Michaels the Arts and Crafts Store", "Recollections", the stylized "Timeframe" logo, "Where Creativity Happens", and the stylized Michaels logos. We are registering or have registered our primary private brands including Artist's Loft, ArtMinds, Celebrate It, Creatology, Craft Smart, Recollections, Loops & Threads, Studio Décor, Bead Landing, Imagin8, MiDesign@Michaels, and Ashland, and various sub-brands associated with these primary marks. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trademarks, service marks, trade names and domain names. The trademarks, service marks and trade names of other companies appearing in this prospectus are, to our knowledge, the property of their respective owners.

Note Regarding Market and Industry Data

        Industry and market data included in this prospectus were obtained from our own internal data, data from industry trade publications and groups, consumer research and marketing studies and, in some cases, are management estimates based on industry and other knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our suppliers, customers, trade and business organizations and other contacts in the markets in which we operate, including the Craft & Hobby Association and Interbrand. We believe these estimates to be accurate as of the date of this prospectus.

ii

Prospectus Summary

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read the entire prospectus, including the more detailed information and the financial statements appearing elsewhere in this prospectus and the section entitled "Risk Factors". Unless the context otherwise requires, the terms "Michaels", "our company", "the Company", "we", "us", "our" and the like refer to Michaels Stores, Inc. and its consolidated subsidiaries. Unless otherwise indicated, (i) the information provided in this prospectus assumes the underwriters' option to purchase additional shares is not exercised and (ii) references to our Common Stock contained in this prospectus give effect to a             -for-one stock split effected on                           , 2012.

        We report on the basis of a 52- or 53-week fiscal year, which ends on the Saturday closest to January 31. References to fiscal year mean the year in which that fiscal year began. Fiscal 2011 ended on January 28, 2012, fiscal 2010 ended on January 29, 2011 and fiscal 2009 ended on January 30, 2010. Each of these three fiscal years contained 52 weeks.

Our Company

        We believe Michaels is where creativity happens. With 1,196 stores (consisting of 1,066 Michaels stores and 130 Aaron Brothers stores) and $4.2 billion in sales in fiscal 2011, Michaels is the largest arts and crafts specialty retailer in North America. We have approximately as many stores as our two largest direct competitors combined. Our mission is to inspire and enable customer creativity, create a fun and rewarding place to work, foster meaningful connections with our communities and lead the industry in growth and innovation. With crafting classes, store events, project sheets, store displays, mobile applications and proprietary online content, we believe we offer the most complete arts and crafts experience and are the preferred destination in the industry.

        We focus on building strong customer relationships through our innovative merchandise offering, engaging store experience and multi-channel marketing. Our stores are at the heart of our customer engagement strategy, showcasing our artistic and creative products and providing an opportunity for our knowledgeable store associates to interact with customers and help them develop creative ideas. We carry a broad and deep assortment of approximately 35,000 stock-keeping units ("SKUs") in arts, crafts, scrapbooking, floral, framing, home décor, seasonal offerings and children's hobbies that enable us to satisfy the diverse needs of our customers. In recent years, we have capitalized on our market-leading scale to create a team and infrastructure dedicated to designing, sourcing and delivering high quality, on-trend merchandise, including a growing number of products under our portfolio of private brands. These private branded products, which represented approximately 44% of total Net sales in fiscal 2011, are only available at Michaels and allow us to further differentiate our merchandise while enhancing product margins. We believe our compelling store experience and broad product offering distinguish us from our competitors, drive customer loyalty, increase the frequency of customer visits and position Michaels as the brand that defines arts and crafts.

        In recent years, our experienced management team has undertaken a series of transformative initiatives designed to enhance the strength of our business and our potential for future growth. Our primary initiatives include:

  •
  Enhancing our store experience

  •
  Initiating a comprehensive digital marketing campaign

  •
  Reinventing our approach to merchandising and sourcing to introduce on-trend products and improve margins

  •
  Launching several high-quality private branded product lines

  •
  Developing new store formats to facilitate expansion

  •
  Building an online platform to strengthen customer engagement

Financial Performance

        We believe the strength of our business model and the impact of our initiatives have delivered accelerating sales growth and operating margin improvement. We believe these strong results place us among the best performers in the specialty retail sector and create a foundation for future growth.

  •
  Our sales in fiscal 2011 reached $4.2 billion, an increase of 4.4% over fiscal 2010, driven by comparable store sales growth of 3.2%. Our strong sales growth in fiscal 2011 followed positive trends in fiscal 2010, when sales increased 3.7% over fiscal 2009, including comparable store sales growth of 2.5%. Sales have grown at a 4.1% compound annual growth rate ("CAGR") since fiscal 2009

  •
  Our resilient business model has generated positive year-over-year sales growth in 17 of the last 20 quarters and 10 consecutive quarters of positive comparable store sales growth

  •
  During fiscal 2011, we achieved operating income of $569 million, an improvement of 16.6% from fiscal 2010, which was 22.9% higher than fiscal 2009. Operating income has grown at a 19.7% CAGR since fiscal 2009

  •
  Operating margin expanded by 140 basis points from fiscal 2010 to fiscal 2011. Since fiscal 2009, operating margin has improved by 340 basis points, driven by growth in our private brand sales, strategic sourcing and pricing initiatives, improved inventory management and expense control

Our Industry and Our Customer

        We operate within the large, growing and fragmented arts and crafts industry. According to the Craft & Hobby Association's ("CHA") 2011 Attitude & Usage Study, the arts and crafts industry generated approximately $30.3 billion in sales for the twelve months ended June 30, 2011, up from $27.3 billion in sales for the twelve months ended December 31, 2008, representing a CAGR of 4.3%. Separately, we estimate the total size of the U.S. framing industry in 2011 was approximately $3.0 billion. According to CHA, our industry remains highly fragmented as multi-store chains only comprise approximately 39% of the market. The balance consists of mass merchants, discounters, independent operators and online retailers. According to data from CHA, multi-store chains, of which Michaels is the largest, increased their market share by approximately 3% in 2011 compared to 2010.

        Our core customer is an important driver of our success. Based on an internal study, we believe our typical customer is female (77% are women), spans a broad age range (69% are under 56, with 50% between the ages of 36 and 55), and has a median household income of approximately $75,000.

        According to CHA, arts and crafts participation rates among U.S. households remained consistently between 56% and 57% from 2006 to 2010, before increasing to 58% for the twelve months ended June 30, 2011, which represented over 66 million households. We believe the broad, multi-generational appeal, high personal attachment and the low-cost, project-based nature of crafting creates a loyal, resilient following.

Our Competitive Strengths

Leading Market Position in an Attractive Industry

        We believe our leading market position provides us with a number of advantages relative to our competitors and positions us to continue to capture market share. First, our scale allows us to invest in product sourcing and innovation as well as proprietary store and online content, which we believe differentiate us from local and regional arts and crafts retailers. Second, the breadth and depth of our assortment, combined with a large share of private branded products, strengthens our competitive position relative to mass merchants, which devote only a small portion of shelf space to the category. Third, the desire of arts and crafts customers to view and handle our products before purchase while engaging with our store associates provides us with an advantage over e-commerce competitors.

Sophisticated Global Sourcing and Innovation Capabilities

        Our infrastructure and internal product development and global sourcing team position us to continue delivering a differentiated level of innovation, quality and value to our customers. Through constant interaction with our customers, we are able to anticipate and respond to their needs by introducing fresh and inspirational products in a timely manner. Our global sourcing network allows us to control new product introductions, maintain quality standards, monitor delivery times, and manage product costs and inventory levels in order to enhance profitability. Further, through our wholly-owned subsidiary Artistree, we operate a vertically integrated custom frame design and manufacturing business, which delivers high-quality framing products at competitive prices while capturing both manufacturing and retail margins.

Industry Defining Brands

        We believe Michaels is the leading brand in the arts and crafts category. We are the only arts and crafts retailer named on Interbrand's list of Best Retail Brands in the U.S., ranking 27th in 2012.

        The strength of the Michaels brand reflects, in part, our ability to offer unique merchandise at a compelling value. We believe products offered under our internally developed portfolio of 10 private brands are of equal or better quality than third party branded products and generate higher gross margins. In fiscal 2011, sales of our private brands exceeded $1.8 billion, representing approximately 44% of total Net sales.

Highly Effective Customer Engagement Strategy

        We engage with our customers through a data-driven, multi-channel communication strategy. Our marketing approach has expanded beyond the primary use of newspaper circulars to an integrated strategy using multiple forms of media, including digital display, search, social media, direct marketing and high profile television tie-ins. Our nationally coordinated store classroom program offers a broad curriculum of hands-on instruction. We successfully grew total classroom participation to 355,000 in fiscal 2011 from 257,000 in fiscal 2009. We enhanced our sales associate training program to improve their product knowledge and customer engagement skills, and we re-engineered the store labor model to increase time spent with customers. We also launched new business initiatives that provide additional outlets to purchase our products, including BuyTheBunch, a special order platform designed to accommodate large quantity orders, and MiDesign@Michaels, which includes our online Photo Creations and Custom Invites applications.

        Our customer engagement strategy provides us with a deep understanding of customers' buying criteria, including assortment, brand and price. This strategy enables us to be a source of ideas and creativity, which ultimately increases loyalty and comparable store sales growth. Further, we believe our use of the Internet as both a targeted marketing tool and design platform complements our store experience and opens up additional avenues to engage with our customers. The initial success of these strategies is reflected in improved customer satisfaction scores as measured through our internal customer satisfaction surveys.

Strong Cash Flow Generation

        Our ability to deliver consistent financial performance, including the generation of annual net cash from operations in excess of $400 million in each of the last three fiscal years, allows us to take advantage of the opportunities listed above, as well as invest in new initiatives to drive continued growth.

Experienced Management Team

        Our current management team has developed and led the execution of recent strategic and operating initiatives that have driven our strong performance. This team has a unique combination of leadership and experience across multiple retail operations and consumer product companies.

Our Business Strategy

        We intend to strengthen our position in the marketplace by executing store, marketing and merchandising initiatives through the following strategies:

Drive Comparable Store Sales Growth

Engaging with Our Customers

        We will continue to enhance our customer engagement strategy to improve our brand positioning, increase traffic to our stores, build customer loyalty and generate sustainable long-term sales growth. For example, we analyze transaction information to develop tailored product offerings and communications to better serve our customers. We also develop multi-channel marketing solutions based on customer-specific behavior and capitalize on our growing database of customers to offer targeted emails and loyalty initiatives. This email database has grown to more than 10 million customers at the end of fiscal 2011 from six million one year prior.

Compelling Store Experience

        We will further enhance our store experience in order to drive increases in store visits and units per transaction, as well as expand our customer base. Our new store labor model realigns tasks to create dedicated customer service teams without adding ongoing labor hours. These teams are able to engage with customers more directly to deliver value-added services, project ideas and product-based solutions. Furthermore, our stores and classrooms have increasingly become a popular destination for a variety of events such as birthday parties, children's seasonal crafting programs and school field trips. These initiatives strengthen our relationship with customers, create new opportunities to visit our stores and attract new customers to the Michaels experience.

Providing Differentiated and Inspiring Merchandise

        We will continue to leverage our 115-person internal product development and global sourcing team to consistently introduce new and on-trend products, drive customers to our stores and increase sales. This includes working with our vendor partners to introduce a significant amount of new product into our assortment on a consistent basis, with more than 50 major merchandise resets and approximately 20% new product each year.

Expanding Connections with Growing and Attractive Customer Segments

        We will expand our business by engaging with growing and attractive customer segments by building connections with the Michaels brand through tailored products and marketing initiatives. For example, we are expanding our offering to the growing Hispanic customer base with culturally relevant products, multilingual packaging, classes in Spanish and celebrating key events such as Quinceañeras. We are also increasing our focus on customers between the ages of eight and 18 ("Tweens" and "Teens") by introducing products in categories that appeal to this age group such as jewelry, apparel and scrapbooking, while hosting store events catering to this segment.

Expand Multi-Channel Business Platform

Driving Store Growth

        Based on our detailed market-by-market analysis, we believe there is a significant opportunity for continued new store growth, with the potential for at least 1,500 Michaels stores in our existing formats in North America. Over the past five years we have opened 214 stores, including 52 relocations, and expanded our store format beyond the traditional suburban box to include two new store prototypes focused on urban and smaller markets. These new prototypes allow us to open locations in markets we had not previously targeted. Based on the performance of recently opened stores, we believe our new traditional-format stores will produce attractive returns on our investment with a pre-tax payback period of approximately three years.

        During fiscal 2012, we anticipate opening 45 to 50 new Michaels stores, which includes 10 to 15 relocations, 10 to 15 new urban and small-market formats, as well as seven stores in Québec. We will continue to monitor the success of our new store formats and evaluate opportunities to further penetrate existing markets, which includes plans to open stores in

Puerto Rico by 2014. We expect our fiscal 2012 and future store openings will be funded primarily by our strong cash flow.

Building New Businesses

        We continue to create new business lines to enhance our offering, create new opportunities to engage customers and generate incremental sales. For example, in fiscal 2011, we launched two new multi-channel business offerings: BuyTheBunch and MiDesign@Michaels. BuyTheBunch is our new special order platform that offers customers the opportunity to place large quantity orders at their local store. MiDesign@Michaels is a multi-channel complement to our stores featuring Photo Creations, which includes our digital scrapbooking application, and Custom Invites, which offers creative invitations and custom accessories. These offerings represent initial steps toward building a transaction-based e-commerce presence to capitalize on the strength of the Michaels brand.

Enhance Operating Margins and Cash Flow

Private Brand and Global Sourcing Initiatives

        We plan to increase the penetration of our private branded products assortment and believe additional opportunities exist through global sourcing and product design to reduce costs and balance value, selection and new product introductions. We will continue to replace third party offerings with our private branded products to enhance our gross margin. In addition to capitalizing on our direct sourcing capabilities, increasing our private brand offerings will allow us to more effectively tailor our products to customer tastes, control costs and manage our supply chain.

Pricing and Promotional Strategies

        We will continue to leverage our sophisticated understanding of customer demands and improve our merchandising systems to deliver promotions that enhance customer value and improve margin. Our refined promotional models can be customized at the store level to better capture the price elasticity of our products and target promotional messages to customers. Our analytically-based promotional strategy allows us to optimize offer types to our mass and targeted marketing channels.

Operating Leverage

        As we continue to grow, we will seek to further benefit from our scale and the infrastructure and capabilities we have developed to support our store network. Since fiscal 2009, we have been able to leverage our scale to reduce Selling, general and administrative expenses as a percentage of sales by 100 basis points.

Summary Risk Factors

        The fragmented arts and crafts industry can be highly competitive, specifically in regards to comparable products sold online or by mass merchandisers, and we may face intense competition in the future that could impact our planned growth and results of operations as discussed in the "Risk Factors" section of this prospectus. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the risk factors in the "Risk Factors" section of this prospectus before deciding whether to invest in our

Common Stock. Among the important risks relating to our business and our ability to successfully execute our business strategy are the following:

  •
  General economic factors and changes in consumer preference may adversely affect our performance

  •
  Our significant reliance on foreign suppliers, particularly those located in China, increases our risk of obtaining adequate, timely, and cost-effective product supplies

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  Our substantial debt, of which $3.5 billion was outstanding at January 28, 2012, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk associated with our $2.0 billion in variable rate debt, prevent us from meeting our obligations under our notes and credit facilities and limit our flexibility in operating our business

  •
  If we are unable to continue expanding our store base, our ability to increase our sales, profitability, and cash flow could be impaired

  •
  Damage to the reputations (whether or not justified) of our brand names could arise from product failures, litigation or various forms of adverse publicity, especially in social media outlets, and may generate negative customer sentiment, potentially resulting in a reduction in our sales and earnings

  •
  If a supplier fails us, transitioning to other qualified vendors could affect our revenue and gross profit

  •
  Product recalls or product liability could adversely impact our financial condition

  •
  Our cost of merchandise could be adversely affected by significant increases in inflation or commodity prices

  •
  Competition, including Internet-based competition, could negatively impact our business

        The risks described above and other risks we face are described in further detail under the "Risk Factors" section of this prospectus, which you should carefully review.

Our History

        Michaels Stores, Inc. was incorporated in Delaware in 1983 and is headquartered in Irving, Texas. On October 31, 2006, substantially all of the Common Stock of Michaels Stores, Inc. was acquired through a merger transaction (the "Merger") by affiliates of two investment firms, Bain Capital Partners, LLC and The Blackstone Group L.P. (collectively, together with their applicable affiliates, the "Sponsors"), with certain shares retained by affiliate investment funds managed by Highfields Capital Management LP (then-existing shareholders of Michaels Stores, Inc.). As a result of the Merger, Michaels Holdings LLC, an entity controlled by our Sponsors, currently owns approximately 93% of our outstanding Common Stock.

The Sponsors

        Bain Capital, LLC ("Bain Capital") (www.baincapital.com) is a global private investment firm that, together with its affiliates (including Bain Capital Partners, LLC) manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return with approximately $60 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world. Bain Capital consumer and retail private equity investments have included such leading businesses as Toys "R" Us, Bright Horizons Family Solutions, Dollarama, Burlington Coat Factory, Dunkin' Brands and Gymboree. Headquartered in Boston, Bain Capital has offices in New York, Chicago, London, Munich, Hong Kong, Palo Alto, Shanghai, Tokyo and Mumbai.

        The Blackstone Group L.P. ("The Blackstone Group") is one of the world's leading investment and advisory firms. The Blackstone Group seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The Blackstone Group does this through the commitment of its extraordinary people and flexible capital. The Blackstone Group's alternative asset management businesses, which collectively had total assets under management of $166 billion as of December 31, 2011, include the management of private equity funds, real estate funds, hedge fund solutions, and credit businesses. Assets under management in The Blackstone Group private equity funds totaled $46 billion as of December 31, 2011. The Blackstone Group also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

Company Information

        Our principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063, our telephone number at that address is (972) 409-1300 and our Internet address is www.michaels.com. Our website, and the information contained on our website, are not part of this prospectus.

The Offering

Common Stock offered by Michaels Stores, Inc.	shares
Common Stock to be outstanding after this offering	shares (after giving effect to the -for-one stock split effected on , 2012)
Underwriters' option to purchase additional shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to additional shares of Common Stock.
Use of proceeds
We estimate the net proceeds to us from this offering, after deducting estimated offering expenses and underwriting discounts, will be approximately $ million, assuming the shares are offered at $ per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.
We intend to use the anticipated net proceeds to:

•

repurchase or redeem all outstanding indebtedness under our 13% Subordinated Discount Notes due November 1, 2016 (the "Subordinated Discount Notes") (an aggregate amount of $306 million of which was outstanding as of January 28, 2012) ;

•

repurchase or redeem all, or a portion, of our 11 3/8% Senior Subordinated Notes due November 1, 2016 (the "Senior Subordinated Notes") (an aggregate amount of $393 million of which was outstanding as of January 28, 2012), with any remainder to be repaid with our cash on hand; and

• use the remainder (if any) for working capital and other general corporate purposes.
We will not receive any of the net proceeds from any sale of shares of Common Stock by the selling stockholders.
See "Use of Proceeds".
Dividend policy	We have no current plans to pay dividends on our Common Stock in the foreseeable future.

Principal stockholders	Upon completion of this offering, investment funds affiliated with the Sponsors will indirectly beneficially own a controlling interest in us. As a result, we currently intend to avail ourselves of the controlled company exemption under the New York Stock Exchange Rules. For more information, see "Risk Factors—Risk Factors Relating to This Offering and Ownership of Our Common Stock—We are a "controlled company" within the meaning of the New York Stock Exchange Rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements" and "Management—Corporate Governance—Board Committees".
Risk factors
You should carefully read and consider the information set forth in the "Risk Factors" section of this prospectus and all other information set forth in this prospectus before investing in our Common Stock.
New York Stock Exchange symbol	"MIK"

        The number of shares of our Common Stock to be outstanding after this offering is determined as of January 28, 2012, is based on shares of our Common Stock outstanding as of such date, and: (1) assumes an offering price of $             per share (the mid-point of the price range set forth on the cover of this prospectus); (2) gives effect to a         -for-one stock split effected on                           , 2012; and (3) excludes an aggregate of                      shares of Common Stock reserved for issuance and not yet issued under our long-term equity incentive plan, as amended and restated (the "2012 Omnibus Plan"), including shares reserved for issuance but not yet issued pursuant to awards granted prior to the plan's amendment and restatement as then in effect (the "2006 Equity Incentive Plan" or "2006 Plan").

 Summary Consolidated Financial and Operating Data

        The following table sets forth our summary consolidated financial and operating data as of the dates and for the periods indicated. Our summary consolidated balance sheet data as of January 28, 2012 and January 29, 2011, and our consolidated results of operations data and cash flow data for each of the three years ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively, have been derived from our audited Consolidated Financial Statements, which are included elsewhere in this prospectus. The consolidated balance sheet data as of January 30, 2010 has been derived from our historical unaudited financial statements for such year, which is not included in this prospectus. These financial statements are unaudited because certain amounts have been restated, as further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement—Accounting for Income Taxes". Other Operating data included in the following table is unaudited for all periods presented.

        We operate on a fiscal calendar, which in a given fiscal year consists of a 52- or 53-week period ending on the Saturday closest to January 31. Fiscal 2011 ended on January 28, 2012, fiscal 2010 ended on January 29, 2011, and fiscal 2009 ended on January 30, 2010. Each of these fiscal years contained 52 weeks.

        The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with "Risk Factors", "Capitalization", "Selected Historical Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes, which are included elsewhere in this prospectus.

	Fiscal Year
(In millions, except operating, share, and store count data)	2011	2010	2009

		(Restated)	(Restated)
Results of Operations Data:
Net sales	$4,210	$4,031	$3,888
Operating income	569	488	397
Interest expense	254	276	257
Net income(1)	176	103	103
Earnings per common share, basic
Earnings per common share, diluted
Weighted average shares used in computing per share amounts, basic
Weighted average shares used in computing per share amounts, diluted
Balance Sheet Data:
Cash and equivalents	$371	$319	$217
Merchandise inventories	840	826	873
Current debt	127	1	119
Long-term debt	3,363	3,667	3,684
Working capital	497	586	480

	Fiscal Year
(In millions, except operating, share, and store count data)	2011	2010	2009

Cash Flow Data:
Cash flow provided by operating activities	$413	$438	$405
Cash flow used in investing activities	(109)	(83)	(43)
Cash flow used in financing activities	(252)	(253)	(178)
Other Operating Data:
Comparable store sales increase(2)	3.2%	2.5%	0.2%
Average net sales per selling square foot(3)	$212	$205	$201
Total selling square footage (in millions)	20.1	19.9	19.6
Adjusted EBITDA(4)	$706	$622	$544
Stores Open at End of Year:
Michaels	1,064	1,045	1,023
Aaron Brothers	134	137	152

Total stores open at end of year	1,198	1,182	1,175

(1) Fiscal 2011 Net income includes an $18 million loss related to the early extinguishment of $163 million face value, or $155 million accreted value, of our outstanding 13% Subordinated Discount Notes due 2016 and $7 million face value of our 11 3/8% Senior Subordinated Notes due 2016. Fiscal 2010 Net income includes a $53 million loss related to the early extinguishment of our 10% Senior Notes due in 2014.

(2) Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated and comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than two weeks is not considered comparable during the month it is closed. If a store is closed longer than two weeks but less than two months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than two months becomes comparable in its 14th month of operation after its reopening.

(3) The calculation of average net sales per selling square foot includes only Michaels comparable stores, as described above. Aaron Brothers, which is a smaller store model, is excluded from the calculation.

(4) The table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"). The Company defines Adjusted EBITDA and Adjustments in accordance with the agreements governing the Company's $2.4 billion senior secured term loan facility entered into on October 31, 2006 (the "Senior Secured Term Loan Facility") and asset-based Revolving Credit Facility as amended and restated on February 18, 2010 providing for $850 million in commitments (the "senior secured asset-based Revolving Credit Facility"). The Adjustments are described in further detail in the table and the footnotes to the table below. The Company defines EBITDA (excluding loss on early extinguishment of debt) as Net income before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt.

       The Company has presented EBITDA (excluding loss on early extinguishment of debt) and Adjusted EBITDA to provide investors with additional information to evaluate our operating performance and our ability to service our debt. The Company uses EBITDA (excluding loss on early extinguishment of debt), among other metrics, to evaluate operating performance, to plan and forecast future periods' operating performance and as an element of its incentive compensation targets. Adjusted EBITDA is a required calculation under the Company's Senior Secured Term Loan Facility and its senior secured asset-based Revolving Credit Facility. As it relates to the Senior Secured Term Loan Facility, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which under certain circumstances may result in limitations on the Company's ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the senior secured asset-based Revolving Credit Facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which under certain circumstances may restrict the Company's ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

       As EBITDA (excluding loss on early extinguishment of debt) and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), these measures should not be considered in isolation of, or as a substitute for, Net income, as an indicator of operating performance, or Net cash provided by operating activities, as an indicator of liquidity. Our computation of EBITDA (excluding loss on early extinguishment of debt) and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA (excluding loss on early extinguishment of debt) and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

       The table below shows a reconciliation of EBITDA (excluding loss on early extinguishment of debt) and Adjusted EBITDA to Net income and Net cash provided by operating activities.

	Fiscal Year
(In millions)	2011	2010	2009

		(Restated)(b)	(Restated)(b)
Net cash provided by operating activities	$413	$438	$405
Depreciation and amortization	(101)	(103)	(116)
Share-based compensation	(9)	(8)	(8)
Debt issuance costs amortization	(17)	(20)	(17)
Accretion of long-term debt	(35)	(50)	(45)
Change in fair value of contingent consideration	4	—	—
Change in fair value of interest rate cap	(5)	(12)	10
Loss on early extinguishment of debt	(18)	(53)	—
Changes in assets and liabilities	(56)	(89)	(126)

Net income	176	103	103
Interest expense	254	276	257
Loss on early extinguishment of debt	18	53	—
Provision for income taxes	112	46	54
Depreciation and amortization	101	103	116

EBITDA (excluding loss on early extinguishment of debt)	661	581	530
Adjustments:
Share-based compensation	9	8	8
Sponsor fees	13	14	14
Termination expense	1	1	4
Pre-opening costs	4	3	2
Store remodel costs	2	—	—
Foreign currency translation losses (gains)	4	(2)	(5)
Store closing costs	7	2	5
Gain on contingent consideration	(4)	—	—
Loss (gain) on interest rate cap	5	12	(10)
Other(a)	4	3	(4)

Adjusted EBITDA	$706	$622	$544

(a) Other adjustments relate to items such as moving and relocation expenses, franchise taxes, foreign currency hedge and certain legal expenses.

(b) Net income and Provision for income taxes have been restated as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement for Income Taxes".

Risk Factors

        An investment in our Common Stock involves various risks. You should carefully consider the following risks and all of the other information contained in this prospectus before investing in our Common Stock. The risks described below are those which we believe are the material risks we face. Any of the risk factors described could significantly and adversely affect our business, prospects, sales, revenues, gross profit, cash flows, financial condition, and results of operations. In any such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment in our Common Stock.

Risks Relating to Our Business

We face risks related to the effect of economic uncertainty.

        If recovery from the economic downturn continues to be slow or prolonged, our growth, prospects, and results of operations, cash flows and financial condition could be adversely impacted. Our stores offer arts and crafts supplies and products for the crafter, and custom framing for the do-it-yourself home decorator, which some customers may perceive as discretionary. Pressure on discretionary income brought on by economic downturns and slow recoveries, including housing market declines, rising energy prices and weak labor markets, may cause consumers to reduce the amount they spend on discretionary items. For example, as a result of the recession during fiscal 2007 and fiscal 2008, despite adding a number of new stores, our total Net sales decreased from $3,862 million to $3,817 million. The current economic environment may continue to adversely affect consumer confidence and retail spending, decreasing demand for our merchandise. Current economic conditions also make it difficult for us to accurately forecast future demand trends, which could cause us to purchase excess inventories, resulting in increases in our inventory carrying cost, or insufficient inventories, resulting in our inability to satisfy our customer demand and potentially lose market share.

Our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies.

        We rely to a significant extent on foreign manufacturers of various products that we sell, particularly manufacturers located in China. In addition, many of our domestic suppliers purchase a portion of their products from foreign sources. This reliance increases the risk that we will not have adequate and timely supplies of various products due to local political, economic, social, or environmental conditions (including acts of terrorism, the outbreak of war, or the occurrence of natural disaster), transportation delays (including dock strikes and other work stoppages), restrictive actions by foreign governments, or changes in U.S. laws and regulations affecting imports or domestic distribution. Reliance on foreign manufacturers also increases our exposure to trade infringement claims and reduces our ability to return product for various reasons.

        Additionally, the cost of labor and wage taxes have increased in China, which means we are at risk of higher costs associated with goods manufactured in China. Significant increases in wages or wage taxes paid by contract facilities may increase the cost of goods manufactured, which could have a material adverse effect on our profit margins and profitability.

        All of our products manufactured overseas and imported into the U.S. are subject to duties collected by the U.S. Customs Service. We may be subjected to additional duties, significant monetary penalties, the seizure and forfeiture of the products we are attempting to import, or the loss of import privileges if we or our suppliers are found to be in violation of U.S. laws and regulations applicable to the importation of our products.

We face risks related to our substantial indebtedness.

        Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk associated with our variable rate debt and prevent us from meeting our obligations under our notes and credit facilities. As of January 28, 2012, after giving effect to the application of proceeds from this offering as set forth under "Use of Proceeds", we would have had total outstanding debt of $              million and an additional $              million of availability under our senior secured asset-based Revolving Credit Facility. Our high degree of leverage could have important consequences to us, including:

  •
  making it more difficult for us to make payments on our debt

  •
  increasing our vulnerability to general economic and industry conditions

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities

  •
  exposing us to the risk of increased interest rates as certain of our borrowings under our senior secured credit facilities are at variable rates

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our growth depends on our ability to open new stores and increase comparable store sales.

        One of our key business strategies is to expand our base of retail stores. If we are unable to continue this strategy, our ability to increase our sales, profitability and cash flow could be impaired. To the extent we are unable to open new stores as we anticipate, our sales growth would come only from increases in comparable store sales. Growth in profitability in that case would depend significantly on our ability to reduce our costs as a percentage of our sales. We may be unable to continue our store growth strategy if we cannot identify suitable sites for additional stores, negotiate acceptable leases, access sufficient capital to support store growth, or hire and train a sufficient number of qualified associates.

Damage to the reputation of the Michaels brand or our private and exclusive brands could adversely affect our sales.

        We believe the Michaels brand name and many of our private and exclusive brand names are powerful sales and marketing tools and we devote significant resources to promoting and protecting them. To be successful in the future, we must continue to preserve, grow and utilize the value of Michaels' reputation. Reputational value is based in large part on perceptions of subjective qualities, and even isolated incidents may erode trust and confidence. In addition, we develop and promote private and exclusive brands, which we believe have generated national recognition. Our private label brands amounted to approximately 44% total Net sales in fiscal 2011, and represent a growing portion of our overall sales. Damage to the reputations (whether or not justified) of our brand names, could arise from product failures, litigation or various forms of adverse publicity, especially in social media outlets, and may generate negative customer sentiment, potentially resulting in a reduction in our sales and earnings.

Our suppliers may fail us.

        Many of our suppliers are small firms that produce a limited number of items. Given their limited resources, these firms are susceptible to cash flow issues, access to capital, production difficulties, quality control issues and problems in delivering agreed-upon quantities on schedule. We may not be able, if necessary, to return products to these suppliers and obtain refunds of our purchase price or obtain reimbursement or indemnification from them if their products prove defective. These suppliers may also be unable to withstand a downturn in economic conditions. Significant failures on the part of our key suppliers could have a material adverse effect on our results of operations.

        In addition, many of these suppliers require extensive advance notice of our requirements in order to supply products in the quantities we desire. This long lead time requires us to place orders far in advance of the time when certain products will be offered for sale, exposing us to risk of shifts in demand.

Risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit.

        The products we sell are sourced from a wide variety of domestic and international vendors. Global sourcing has become an increasingly important part of our business, as we have undertaken efforts to increase the amount of product we source directly from overseas manufacturers. Our ability to find qualified vendors who meet our standards and supply products in a timely and efficient manner is a significant challenge, especially with respect to goods sourced from outside the U.S. Any issues related to transitioning vendors could adversely affect our revenue and gross profit.

Product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offerings, reputation, results of operations, cash flow and financial condition.

        We are subject to regulations by a variety of federal, state and international regulatory authorities, including the Consumer Product Safety Commission. In fiscal 2011, we purchased merchandise from approximately 600 vendors. Since a majority of our merchandise is manufactured in foreign countries, one or more of our vendors might not adhere to product safety requirements or our quality control standards, and we might not identify the deficiency before merchandise ships to our stores. Any issues of product safety, including but not limited to those manufactured in foreign countries, could cause us to recall some of those products. If our vendors fail to manufacture or import merchandise that adheres to our quality control standards, our reputation and brands could be damaged, potentially leading to increases in customer litigation against us. Furthermore, to the extent we are unable to replace any recalled products, we may have to reduce our merchandise offerings, resulting in a decrease in sales, especially if a recall occurs near or during a seasonal period. If our vendors are unable or unwilling to recall products failing to meet our quality standards, we may be required to recall those products at a substantial cost to us. Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for certain merchandise, or additional labor costs associated with readying merchandise for sale. Long lead times on merchandise ordering cycles increase the difficulty for us to plan and prepare for potential changes to applicable laws. The Consumer Product Safety Improvement Act of 2008 imposes significant requirements on manufacturing, importing, testing and labeling requirements for our products. In the event that we are unable to timely comply with regulatory changes, significant fines or penalties could result, and could adversely affect our reputation, results of operations, cash flow and financial condition.

Significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise.

        Significant future increases in commodity prices or inflation could adversely affect our costs, including cost of merchandise and distribution costs. Furthermore, the transportation industry may experience a shortage or reduction of capacity, which could be exacerbated by higher fuel prices. Our results of operations may be adversely affected if we are unable to secure, or are able to secure only at significantly higher costs, adequate transportation resources to fulfill our receipt of goods or delivery schedules to the stores.

Unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition.

        Brand recognition, quality and price have a significant influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and the cadence of new product introductions also have a significant impact on consumers' buying decisions. If we misjudge consumer responses to our existing or future promotional activities, this could have a material adverse impact on our sales, results of operations, cash flow and financial condition.

        We believe improvements in our merchandise offering help drive sales at our stores. We could be materially adversely affected by poor execution of changes to our merchandise offering or by unexpected consumer responses to changes in our merchandise offering.

Improvements to our supply chain may not be fully successful.

        An important part of our efforts to achieve efficiencies, cost reductions, and sales and cash flow growth is the identification and implementation of improvements to our supply chain, including merchandise ordering, transportation, and receipt processing. During fiscal 2012, we plan to continue to implement enhancements to our distribution systems and processes, which are designed to improve efficiency through the supply chain and at our stores. Significant changes to our supply chain could have a material adverse impact on our results of operations.

Changes in customer demands could materially adversely affect our sales, results of operations and cash flow.

        Our success depends on our ability to anticipate and respond in a timely manner to changing customer demands and preferences for products and supplies used in creative activities. If we misjudge the market, we may significantly overstock unpopular products and be forced to take significant inventory markdowns, or experience shortages of key items, either of which could have a material adverse impact on our operating results and cash flow. In addition, adverse weather conditions, economic instability, and consumer confidence volatility could have a material adverse impact on our sales and operating results.

Our success will depend on how well we manage our business.

        Even if we are able to substantially continue our strategy of expanding our store base, or additionally, to expand our business through acquisitions or vertical integration opportunities, we may experience problems, which may adversely impact profitability or cash flow. For example:

  •
  the costs of opening and operating new stores may offset the increased sales generated by the additional stores

  •
  the closure of unsuccessful stores may result in the retention of liability for expensive leases

  •
  a significant portion of our management's time and energy may be consumed with issues unrelated to advancing our core business strategies

  •
  the implementation of future operational efficiency initiatives, which may include the consolidation of certain operations and/or the possible co-sourcing of additional selected functions, may not produce the desired reduction in costs and may result in disruptions arising from such actions

  •
  we may be unable to hire, train and retain qualified employees, including management and senior executives, and significant turnover could be disruptive to our business strategies and operations

  •
  failure to maintain stable relations with our labor force

  •
  our suppliers may be unable to meet the increased demand of additional stores in a timely manner

  •
  we may be unable to expand our existing distribution centers or use third party distribution centers on a cost-effective basis to provide merchandise for sale by our new stores

Competition, including Internet-based competition, could negatively impact our business.

        The retail arts and crafts industry is competitive, which could result in the reduction of our prices and loss of our market share. We must remain competitive in the areas of quality, price, breadth of selection, customer service, and convenience. We compete with mass merchants (e.g., Wal-Mart Stores, Inc. and Target Corporation), which dedicate a portion of their selling space to a limited selection of craft supplies and seasonal and holiday merchandise, along with national and regional chains and local merchants. We also compete with specialty retailers, which include Hobby Lobby, A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., and Garden

Ridge Corporation. Some of our competitors, particularly the mass merchants, are larger and have greater financial resources than we do. The Company also faces competition from Internet-based retailers, in addition to traditional store-based retailers. This could result in increased price competition since our customers could more readily search and compare non-private brand products. This could also lead to additional competitors, who may exploit a convenience advantage in the event we cannot offer a similar line of products online in the future. Furthermore, we ultimately compete with alternative sources of entertainment and leisure for our customers.

Failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information and data breaches could materially adversely affect our financial condition and operating results.

        We have become increasingly centralized and dependent upon automated information technology processes. In addition, a portion of our business operations is conducted over the Internet, increasing the risk of viruses that could cause system failures and disruptions of operations. Any failure to maintain the security of our customers' confidential information, or data belonging to ourselves or our suppliers, could put us at a competitive disadvantage, result in deterioration in our customers' confidence in us, and subject us to potential litigation, liability, fines and penalties, resulting in a possible material adverse impact on our financial condition and results of operations.

        On May 3, 2011, we were advised by the U.S. Secret Service that they were investigating certain fraudulent debit card transactions that occurred on accounts that had been used for legitimate purchases in selected Michaels stores. A subsequent internal investigation revealed that approximately 90 payment card terminals in certain Michaels stores had been physically tampered with, potentially resulting in the compromise of customer debit and credit card information. The Company fully cooperated with various governmental entities and law enforcement authorities in investigating the payment card terminal tampering, and we believe we have taken appropriate steps to stop the use of the stolen information. Multiple consumer class action lawsuits were filed against the Company as a result of the tampering and additional litigation may be filed (see "Business—Legal Proceedings—Data Breach Claims"). Various other claims may be otherwise asserted against us for which we may be responsible, on behalf of customers, banks, payment card companies and others seeking damages allegedly arising out of the payment card terminal tampering and other related relief. In addition, the major card brands may seek to impose assessments and fines by reason of the tampering. To date, MasterCard has assessed approximately $400,000 of reissuance fees and alleged fraud losses, which the Company is appealing. We do not have sufficient information to reasonably estimate other losses we may incur arising from the payment card terminal tampering. Such losses could be material to our results of operations and financial condition.

        Improper activities by third parties, advances in technical capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a further compromise or breach of our payment card terminals or other payment systems. Any such further compromises or breaches could cause interruptions in our operations, damage to our reputation and customers' willingness to shop in our stores, and subject us to additional costs and potential litigation, liability, fines and penalties, resulting in a possible material adverse impact on our financial condition and results of operations.

The Company may be subject to information technology system failures or network disruptions, or our information systems may prove inadequate, resulting in damage to the Company's reputation, business operations and financial conditions.

        We depend on our management information systems for many aspects of our business, including our perpetual inventory, automated replenishment, and weighted average cost stock ledger systems which are necessary to properly forecast, manage, and analyze our inventory. The Company may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or similar events or disruptions. System redundancy may be ineffective or inadequate, and the Company's disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions could prevent access to the Company's online services and preclude store transactions. System failures and disruptions could also impede the manufacturing and shipping of products, transactions processing and financial reporting. Additionally, we will be materially adversely affected if we are unable to improve, upgrade, maintain, and expand our systems.

A weak fourth quarter would materially adversely affect our result of operations.

        Our business is highly seasonal. Our inventories and short-term borrowings may grow in the second and third fiscal quarters as we prepare for our peak selling season in the third and fourth fiscal quarters. Our most important quarter in terms of sales, profitability, and cash flow historically has been the fourth fiscal quarter. If for any reason our fourth fiscal quarter results were substantially below expectations, our operating results for the full year would be materially adversely affected, and we could have substantial excess inventory, especially in seasonal merchandise, that is difficult to liquidate.

Changes in newspaper subscription rates may result in reduced exposure to our circular advertisements.

        A substantial portion of our promotional activities utilize circular advertisements in local newspapers. A continued decline in consumer subscriptions of these newspapers could reduce the frequency with which consumers receive our circular advertisements, thereby negatively affecting sales, results of operations and cash flow.

Changes in regulations or enforcement, or our failure to comply with existing or future regulations, may adversely impact our business.

        We are subject to federal, state, provincial and local regulations with respect to our operations in the U.S. and Canada. There are a number of legislative and regulatory initiatives that could adversely impact our business if they are enacted or enforced. Those initiatives include wage or workforce issues (such as minimum-wage requirements, overtime and other working conditions and citizenship requirements), collective bargaining matters, environmental regulation, price and promotion regulation, trade regulations and others. For example, we recently settled a pricing and promotion investigation by the New York State Attorney General's office through the payment of a fine and other consideration pursuant to an Assurance of Discontinuance, and could be subject to similar investigations, as well as lawsuits, in the future. We are currently subject to multiple class action lawsuits alleging violations of wage and workforce laws and to a purported class action lawsuit alleging violations of Ohio state law in relation to our advertising and pricing practices (see "Business—Legal Proceedings").

        In addition, we expect that the Patient Protection and Affordable Care Act, which was signed into law on March 23, 2010, will increase our annual associate health care costs, with the most significant increases coming in 2014. Proposed changes in tax regulations may also change our effective tax rate as our business is subject to a combination of applicable tax rates in the various countries, states and other jurisdictions in which we operate. New accounting pronouncements and interpretations of existing accounting rules and practices have occurred and may occur in the future. A change in accounting standards or practices can have a significant effect on our reported results of operations. Failure to comply with legal requirements could result in, among other things, increased litigation risk that could affect us adversely by subjecting us to significant monetary damages and other remedies or by increasing our litigation expenses, administrative enforcement actions, fines and civil and criminal liability. If such issues become more expensive to address, or if new issues arise, they could increase our expenses, generate negative publicity, or otherwise adversely affect us.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our senior secured credit facilities and the indentures governing our notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional debt

  •
  pay dividends or distributions on our capital stock or repurchase our capital stock

  •
  issue stock of subsidiaries

  •
  make certain investments

  •
  create liens on our assets to secure debt

  •
  enter into transactions with affiliates

  •
  merge or consolidate with another company

  •
  sell or otherwise transfer assets

        In addition, under our Senior Secured Term Loan Facility, we are required to meet specified financial ratios in order to undertake certain actions and, under our senior secured asset-based Revolving Credit Facility, we are required to meet an availability condition described below. Our ability to meet those tests can be affected by events beyond our control, and we cannot assure you that we will meet them. A breach of any of these covenants could result in a default under our senior secured credit facilities. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our assets as collateral under our senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facilities, as well as our unsecured indebtedness, including the notes.

        Our senior secured asset-based Revolving Credit Facility permits us to borrow up to $850 million; however, our ability to borrow thereunder is limited by a borrowing base, which at any time equals the sum of 90% of eligible credit card receivables and debit card receivables plus between 85% and 87.5% of the appraised net orderly liquidation value of eligible inventory and of eligible letters of credit plus a percentage of eligible in-transit inventory, less certain reserves. We must not permit excess availability at any time to be less than the greater of (a) $75 million and (b) 10% of the lesser of (1) the then borrowing base under the senior secured asset-based Revolving Credit Facility or (2) a revolving credit ceiling of $850 million (as reduced or increased in accordance with the terms of the senior secured asset-based Revolving Credit Facility, the "Revolving Credit Ceiling"). Excess availability under the senior secured asset-based Revolving Credit Facility means the lesser of (a) the Revolving Credit Ceiling minus the outstanding credit extensions and (b) the then borrowing base minus the outstanding credit extensions. As of January 28, 2012, the borrowing base was $670 million, and we had no outstanding borrowings, $55 million of outstanding standby letters of credit and $615 million of excess availability thereunder.

Disruptions in the capital markets could increase our costs of doing business.

        Any disruption in the capital markets could make it difficult for us to raise additional capital when needed, or to eventually refinance our existing indebtedness on acceptable terms or at all. Similarly, if our suppliers face challenges in obtaining credit when needed, or otherwise face difficult business conditions, they may become unable to offer us the merchandise we use in our business thereby causing reductions in our revenues, or they may demand more favorable payment terms, all of which could adversely affect our results of operations, cash flows and financial condition.

Our real estate leases generally obligate us for long periods, which subjects us to various financial risks.

        We lease virtually all of our store, distribution center, and administrative locations, generally for long terms. While we have the right to terminate some of our leases under specified conditions by making specified payments, we may not be able to terminate a particular lease if or when we would like to do so. If we decide to close stores, we are generally required to continue to perform obligations under the applicable leases, which generally includes, among other things, paying rent and operating expenses for the balance of the lease term, or paying to exercise rights to terminate, and the performance of any of these obligations may be expensive. When we assign or sublease vacated locations, we may remain liable on the lease obligations if the assignee or sublessee does not perform. In addition, when leases for the stores in our ongoing operations expire, we may be unable to negotiate renewals, either on commercially acceptable terms, or at all, which could cause us to close stores. Accordingly, we are subject to the risks associated with leasing real estate, which can have a material adverse effect on our results.

We have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which makes us more dependent upon third parties.

        We place significant reliance on a third party provider for the co-sourcing of certain of our information technology (IT), accounts payable, payroll, accounting, and human resources functions. This co-sourcing initiative is a component of our ongoing strategy to increase efficiencies, increase our IT capabilities, monitor our costs and seek additional cost savings.

These functions are generally performed in an offshore location, with Michaels oversight. As a result, we are relying on third parties to ensure that certain functional needs are sufficiently met. This reliance subjects us to risks arising from the loss of control over these processes, changes in pricing that may affect our operating results, and potentially, termination of provision of these services by our supplier. If our service providers fail to perform, we may have difficulty arranging for an alternate supplier or rebuilding our own internal resources, and we could incur significant costs, all of which may have a significant adverse effect on our business. We may co-source other administrative functions in the future, which would further increase our reliance on third parties. Further, the use of offshore service providers may expose us to risks related to local political, economic, social or environmental conditions (including acts of terrorism, the outbreak of war, or the occurrence of natural disaster), restrictive actions by foreign governments or changes in U.S. laws and regulations.

We are exposed to fluctuations in exchange rates between the U.S. and Canadian dollar, which is the functional currency of our Canadian subsidiary.

        Our Canadian subsidiary purchases inventory in U.S. dollars, which is sold in Canadian dollars and exposes us to foreign exchange rate fluctuations. As well, our stores' customers at border locations can be sensitive to cross-border price differences. Substantial foreign currency fluctuations could adversely affect our business.

We are dependent upon the services of our senior management team.

        We are dependent on the services, abilities and experience of our executive officers, including John B. Menzer, our Chief Executive Officer, and Charles M. Sonsteby, our Chief Administrative Officer and Chief Financial Officer. Mr. Menzer is currently on medical leave from the Company and the timing of his return is unclear. The permanent loss of the services of any of these senior executives and any change in the composition of our senior management team could have a negative impact on our ability to execute on our business and operating strategies.

Failure to attract and retain quality sales, distribution center and other associates in appropriate numbers as well as experienced buying and management personnel could adversely affect our performance.

        Our performance depends on recruiting, developing, training and retaining quality sales, distribution center and other associates in large numbers as well as experienced buying and management personnel. Many of our store level associates are in entry level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling labor costs is subject to external factors such as unemployment levels, prevailing wage rates, minimum wage legislation, changing demographics, health and other insurance costs and governmental labor and employment requirements. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing our wages could cause our earnings to decrease. The market for retail management is highly competitive and, in common with other retailers, we face challenges in securing sufficient management talent. If we do not continue to attract, train and retain quality associates and management personnel, our performance could be adversely affected.

Our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather.

        Unforeseen public health issues, such as pandemics and epidemics, and geo-political events, such as civil unrest in a country in which our suppliers are located or terrorist or military activities disrupting transportation, communication or utility systems, as well as natural disasters such as hurricanes, tornadoes, floods, earthquakes and other adverse weather and climate conditions, whether occurring in the U.S. or abroad, particularly during peak seasonal periods, could disrupt our operations or the operations of one or more of our vendors or could severely damage or destroy one or more of our stores or distribution facilities located in the affected areas. Day to day operations, particularly our ability to receive products from our vendors or transport products to our stores could be adversely affected, or we could be required to close stores or distribution centers in the affected areas or in areas served by the affected distribution center. These factors could also cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and global financial markets and economy. Such occurrences could significantly impact our operating results and financial performance. As a result, our business could be adversely affected.

We are controlled by the Sponsors, whose interests may conflict with yours and those of our Company.

        We are controlled by the Sponsors, who currently indirectly own approximately 93% of our Common Stock in the aggregate and will own approximately         % after the completion of this offering. For as long as the Sponsors continue to beneficially own a majority of the outstanding shares of our Common Stock, they will be able to direct the election of all of the members of our Board of Directors ("Board") and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional Common Stock or other equity securities, the repurchase or redemption of Common Stock and the payment of dividends. Similarly, the Sponsors will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them. Even if their ownership falls below a majority, so long as the Sponsors continue to hold a significant portion of our outstanding Common Stock, the Sponsors may continue to be able to strongly influence or effectively control our decisions. Additionally, the Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Risk Factors Relating to This Offering and Ownership of Our Common Stock

We are a "controlled company" within the meaning of the New York Stock Exchange Rules and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After completion of this offering, the Sponsors will continue to control a majority of the voting power of our outstanding Common Stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of our Board consist of independent directors

  •
  the requirement that we have a Nominating/Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the Committee's purpose and responsibilities

  •
  the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities

  •
  the requirement for an annual performance evaluation of the Nominating/Corporate Governance and Compensation Committee

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our Compensation Committee will not consist entirely of independent directors and the Board committees will not be subject to annual performance evaluations. In addition, we will not have a Nominating/Corporate Governance Committee. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

        The Sponsors are not subject to any contractual obligation to retain their controlling interest, except that they have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our Common Stock or other securities exercisable or convertible into our Common Stock for a period of at least 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. There can be no assurance as to the period of time during which any of the Sponsors will in fact maintain its ownership of our Common Stock following the offering.

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

        There currently is no public market for our Common Stock, and an active public market for our Common Stock may not develop or be sustained after this offering. In addition, the stock market in general has been highly volatile. As a result, the market price of our Common Stock is likely to be similarly volatile, and investors in our Common Stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our Common Stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

  •
  variations in our operating performance and the performance of our competitors

  •
  actual or anticipated fluctuations in our quarterly or annual operating results

  •
  publication of research reports by securities analysts about us or our competitors or our industry

  •
  our failure or the failure of our competitors to meet analysts' projections or guidance that we or our competitors may give to the market

  •
  additions and departures of key personnel

  •
  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy

  •
  the passage of legislation or other regulatory developments affecting us or our industry

  •
  speculation in the press or investment community

  •
  changes in accounting principles

  •
  terrorist acts, acts of war or periods of widespread civil unrest

  •
  natural disasters and other calamities

  •
  changes in general market and economic conditions

        In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

        Following the closing of this offering, our Board has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of Common Stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of Common Stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

There may be sales of a substantial amount of our Common Stock after this offering by our current stockholders, and these sales could cause the price of our Common Stock to fall.

        After this offering, there will be             shares of Common Stock outstanding, after giving effect to a              -for-one stock split effected on                           , 2012. Of our issued and outstanding shares, all the Common Stock sold in this offering will be freely transferable, except for any shares held by our "affiliates", as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the "Securities Act". Following completion of this offering, approximately         % of our outstanding Common Stock will be held by investment funds affiliated with the Sponsors and members of our management and employees.

        Each of our directors, executive officers and significant equity holders (including affiliates of the Sponsors) have entered into a lock-up agreement with J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the underwriters which regulates their sales of our Common Stock for a period of 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances. See "Shares Eligible For Future Sale—Lock-Up Agreements".

        Sales of substantial amounts of our Common Stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our Common Stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after the offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates. Our remaining outstanding shares will become available for resale in the public market as shown in the chart below, subject to the provisions of Rule 144 and Rule 701.

Number of Shares	Date Available for Resale

On the date of this offering ( , 2012)
180 days after this offering ( , 2012), subject to certain exceptions and automatic extensions in certain circumstances

        Beginning 180 days after this offering, subject to certain exceptions and automatic extensions in certain circumstances, holders of shares of our Common Stock may require us to register their shares for resale under the federal securities laws, and holders of additional shares of our Common Stock would be entitled to have their shares included in any such registration statement, all subject to reduction upon the request of the underwriter of the offering, if any. Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our Common Stock to decline.

        In addition, after this offering, we intend to register shares of Common Stock that will be reserved for issuance under our 2012 Omnibus Plan (which will amend and restate our 2006 Equity Incentive Plan in connection with this offering). For more information, see "Shares Eligible For Future Sale—Registrations on Form S-8".

Certain participants in our directed share program must hold their shares for a minimum of 180 days following the date of the final prospectus related to this offering and accordingly will be subject to market risks not imposed on other investors in the offering.

        At our request, the underwriters have reserved up to             shares of the Common Stock offered hereby for sale to our employees and certain other participants. Purchasers of these shares who have entered into a lock-up agreement with the underwriters in connection with this offering, which generally includes our officers, directors and significant stockholders, will be required to agree that they will not, subject to exceptions, offer, sell, contract to sell or otherwise dispose of or hedge any such shares for a period of 180 days after the date of the final prospectus relating to this offering, subject to certain specified extensions. As a result of such restriction, such purchasers may face risks not faced by other investors who have the right to sell their shares at any time following the offering. These risks include the market risk of holding our shares during the period that such restrictions are in effect. In addition, the price of our Common Stock may be adversely affected following expiration of the lock-up period if there is an increase in the number of shares for sale in the market.

Provisions in our charter documents and Delaware law may deter takeover efforts that may be beneficial to stockholder value.

        In addition to the Sponsors' beneficial ownership of a controlling percentage of our Common Stock, Delaware law and provisions we expect to be included in our certificate of incorporation and bylaws as in effect upon the completion of this offering could make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include a classified Board and limitations on actions by our stockholders. In addition, our Board has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquiror. Our certificate of incorporation to be in effect after this offering will also impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding Common Stock other than the Sponsors. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures and efforts by stockholders to change the direction or management of the company may be unsuccessful. See "Description of Capital Stock".

If you purchase shares in this offering, you will suffer immediate and substantial dilution.

        If you purchase shares of our Common Stock in this offering, you will incur immediate and substantial dilution in the adjusted net tangible book deficit of your stock of $(         ) per share as of                           , 2012 based on an assumed initial public offering price of $             per share (the mid-point of the offering range shown on the cover of this prospectus) and after giving effect to a             -for-one stock split effected on                           , 2012, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. You will experience additional dilution upon the exercise of options to purchase our Common Stock, including those options currently outstanding and those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. See "Dilution".

Because our executive officers hold restricted stock or option awards that will vest upon a change of control, these officers may have interests in us that conflict with yours.

        As of March 19, 2012 (and after giving effect to the stock split effected on                           , 2012) , our executive officers hold, in the aggregate,             shares of restricted stock and options to purchase             shares that would automatically vest upon a change of control. See "Executive Compensation—Potential Payments upon Termination or Change in Control" for additional information. As a result, these officers may view certain change of control transactions more favorably than an investor in this offering due to the vesting opportunities available to them and, as a result, may have an economic incentive to support a transaction that you may not believe to be favorable to stockholders who purchased shares in this offering. This offering will not constitute a change of control for purposes of the relevant awards and agreements.

The Sponsors will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

        We are currently controlled, and after this offering is completed will continue to be controlled, by the Sponsors. Upon the completion of this offering, investment funds affiliated with the Sponsors will beneficially own approximately         % of our outstanding Common

Stock (approximately         % if the underwriters exercise in full the option to purchase additional shares from the selling stockholders). For as long as the Sponsors continue to beneficially own shares of Common Stock representing more than 50% of the voting power of our Common Stock, they will be able to direct the election of all of the members of our Board and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional Common Stock or other equity securities, the repurchase or redemption of Common Stock and the payment of dividends. Similarly, these entities will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them. Even if their ownership falls below 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions so long as they continue to hold a significant portion of our Common Stock. In addition, each of the Sponsors will have a contractual right to nominate three directors to our Board for as long as such Sponsor owns at least 25% of our outstanding Common Stock, two directors for so long as such Sponsor owns at least 10% of our outstanding Common Stock and one director for so long as such Sponsor owns at least 3% of our outstanding Common Stock.

        Additionally, the Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Because we have no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than you paid.

        We may retain future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our senior credit facility. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than you paid.

Cautionary Note Regarding Forward-looking Statements

        This prospectus contains forward-looking statements within the meaning of federal securities laws that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "aim", "anticipate", "assume", "believe", "can have", "continue", "could", "due", "estimate", "expect", "forecast", "goal", "intend", "likely", "may", "objective", "outlook", "plan", "potential", "positioned", "predict", "pro forma", "project", "should", "target", "will", "would" or the negative of these terms or other comparable terminology. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and other factors could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors". All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation, except as may be required by law, to publicly update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

        Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

  •
  general economic factors and changes in consumer preference may adversely affect our performance

  •
  our significant reliance on foreign suppliers, particularly those located in China, increases our risk of obtaining adequate, timely, and cost-effective product supplies

  •
  our substantial debt could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk associated with our variable rate debt, prevent us from meeting our obligations under our notes and credit facilities and limit our flexibility in operating our business

  •
  if we are unable to continue expanding our store base, our ability to increase our sales, profitability, and cash flow could be impaired

  •
  damage to the reputations (whether or not justified) of our brand names could arise from product failures, litigation or various forms of adverse publicity, especially in social media outlets, and may generate negative customer sentiment, potentially resulting in a reduction in our sales and earnings

  •
  if a supplier fails us, transitioning to other qualified vendors could affect our revenue and gross profit

  •
  product recalls or product liability could adversely impact our financial condition

  •
  our cost of merchandise could be adversely affected by significant increases in inflation or commodity prices

        The above is not a complete list of factors or events that could cause actual results to differ from our expectations, and it is not possible for us to predict all of them. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus as well as other cautionary statements that are made from time to time in our other Securities and Exchange Commission ("SEC") filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

        Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly whether as a result of new information, future developments or otherwise.

 Use of Proceeds

        We estimate that the net proceeds we will receive from the sale of the shares of our Common Stock in this offering, after deducting underwriter discounts and commissions and estimated expenses payable by us, will be approximately $              million. This estimate assumes an initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus. We will not receive any of the net proceeds from the sale of shares of Common Stock by the selling stockholders if the underwriters exercise their option to purchase additional shares, which are estimated to be approximately $              million if such option is exercised in full. See "Principal and Selling Stockholders".

        We intend to use the net proceeds of this offering to repurchase or redeem all of our outstanding indebtedness under our Subordinated Discount Notes (an aggregate amount of $306 million of which was outstanding as of January 28, 2012), and to repurchase or redeem all, or a portion, of the Senior Subordinated Notes (an aggregate amount of $393 million of which was outstanding as of January 28, 2012). We will repay any remainder of the Senior Subordinated Notes with our cash on hand. To the extent there are any excess proceeds, we will apply them toward working capital and other general corporate purposes. The interest rate applicable to the Subordinated Discount Notes and the Senior Subordinated Notes is 13% and 11 3/8% per year, respectively, and they mature on November 1, 2016.

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by $              million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        Until the proceeds from this offering are used as described above, we intend to invest them in short-term, investment-grade securities.

 Dividend Policy

        The Company has not declared or paid any cash dividends on its Common Stock in fiscal 2011, 2010 or 2009. The Company does not anticipate paying any cash dividends in the near future. Instead, we anticipate that all of our earnings for the foreseeable future will be used to repay debt, for working capital, to support our operations, and to finance the growth and development of the business. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board may deem relevant.

Capitalization

        The following table sets forth our cash, cash equivalents and capitalization as of January 28, 2012;

  •
  on an actual basis (after giving effect to the                           -for-one stock split effected on                            , 2012); and

  •
  on an adjusted basis to give effect to (1) this offering, (2) the application of net proceeds from this offering as described in "Use of Proceeds" as if each had occurred on January 28, 2012 and (3) the payment of $              million in the aggregate out of general funds in fees under the management agreements with the Sponsors and Highfields Capital Management L.P. See "Certain Relationships and Related Party Transactions—Management Agreements with the Sponsors and Others".

        You should read the following table together with our Consolidated Financial Statements and the related notes appearing elsewhere in this prospectus and the sections of this prospectus titled "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial and Operating Data".

	As of January 28, 2012
(In millions)	Actual		As Adjusted(1)

Cash and cash equivalents		$371	$

Senior secured term loan		1,996	$
Asset-based revolving credit facility		—
Senior Notes due 2018		795
Senior Subordinated Notes due 2016		393
Subordinated Discount Notes due 2016		306

Total debt		3,490
Accrued interest and management fees
Total debt and accrued interest and management fees
Stockholders' deficit:

Common Stock—$0.10 par value; 220,000,000 million shares authorized and              shares issued and outstanding (after giving effect to the             -for-one stock split effected on                    , 2012) on an actual basis;              shares authorized and              shares issued and outstanding on an as adjusted basis

Additional paid-in capital		48
Accumulated deficit		(2,540)
Accumulated other comprehensive income		6

Total stockholders' deficit
Total capitalization	$		$

(1) A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would (decrease) increase our Senior Subordinated Notes and increase (decrease) equity by $             , $             and $             , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The table set forth above is based on the number of shares of our Common Stock outstanding as of January 28, 2012. This table does not reflect:

  •
  shares of our Common Stock issuable upon the exercise of outstanding stock options under the 2006 Plan at a weighted average exercise price of $             per share as of January 28, 2012,                     of which were then exercisable

  •
  shares of our Common Stock reserved for issuance in respect of future awards and not yet issued under our 2012 Omnibus Plan.

 Dilution

        If you invest in our Common Stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Common Stock and the net tangible book value per share of our Common Stock after this offering. Dilution results from the fact that the initial public offering price per share of Common Stock is substantially in excess of the net tangible book value per share of our Common Stock attributable to the existing stockholders for our presently outstanding shares of Common Stock. Net tangible book value deficiency per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets, which excludes goodwill, net intangible assets and debt issue costs, less total liabilities) by the number of shares of Common Stock outstanding at January 28, 2012.

        Our net tangible book value as of January 28, 2012 was a deficit of $2,628 million, or $(             ) per share of our Common Stock, based on                                        shares of our Common Stock outstanding immediately prior to the closing of this offering after giving effect to a             -for-one stock split effected on                    , 2012. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.

        After giving effect to the receipt of the estimated net proceeds from the sale by us of                    shares, assuming an initial public offering price of $             per share (the mid-point of the offering range shown on the cover of this prospectus) and after giving effect to a             -for-one stock split effected on                     , 2012 and to the application of the estimated net proceeds from this offering as described under "Use of Proceeds," our net tangible book value deficiency at January 28, 2012 would have been $              million, or $             per share of Common Stock. This represents an immediate increase in net tangible book value per share of $             to existing stockholders and an immediate decrease in net tangible book value per share of $             to you. The following table illustrates the dilution.

Assumed initial public offering price per share of Common Stock			$
Net tangible book value (deficit) per share at January 28, 2012	$(	)
Increase per share attributable to new investors in this offering

As adjusted net tangible book value (deficit) per share of Common Stock after this offering			$(	)
Dilution per share to new investors			$

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share of our Common Stock would increase (decrease) our net tangible book value after giving to the offering by $              million, or by $             per share of our Common Stock, assuming no change to the number of shares of our Common Stock offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

        The following table summarizes, on an as adjusted basis as of January 28, 2012, the total number of shares of our Common Stock purchased from us, the total cash consideration paid to us and the average price per share of our Common Stock paid by (i) our existing stockholders, (ii) shares issuable upon the exercise of options and (iii) the new investors purchasing shares of our Common Stock in this offering.

Shares of our Common Stock purchased
			Total Consideration Amount (in millions)	Average Price Percent
	Number (in millions)	Percent			Per Share of our Common Stock

Existing Stockholders		%	$	%	$
Shares issuable upon exercise of options		%	$	%	$
New investors		%	$	%	$
Total		%	$	%	$

        If the underwriters were to fully exercise the underwriters' option to purchase additional shares of our Common Stock from the selling stockholders, the percentage of shares of our Common Stock held by existing stockholders who are directors, officers or affiliated persons would be         %, and the percentage of shares of our Common Stock held by new investors would be         %.

        The table above does not reflect shares underlying awards granted after January 28, 2012 (if any) under our 2012 Omnibus Plan. To the extent that we grant options or other equity awards to our employees or directors in the future, and those options or other equity awards are exercised or become vested or other issuances of shares of our Common Stock are made, there will be further dilution to new investors.

Selected Historical Financial and Operating Data

        The following table sets forth our summary consolidated financial and operating data as of the dates and for the periods indicated. Our summary consolidated balance sheet data as of January 28, 2012 and January 29, 2011, and our consolidated results of operations data and cash flow data for each of the three years ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively, have been derived from our audited Consolidated Financial Statements, which are included elsewhere in this prospectus. The consolidated results of operations data and cash flow data for each of the years ended January 31, 2009 and February 2, 2008 and the consolidated balance sheet data as of January 30, 2010, January 31, 2009, and February 2, 2008 have been derived from our historical unaudited financial statements for such years, which are not included in this prospectus. These financial statements are unaudited because certain amounts have been restated, as further discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Restatement—Accounting for Income Taxes". Other Operating data included in the following table is unaudited for all periods presented.

        We operate on a fiscal calendar, which in a given fiscal year consists of a 52- or 53-week period ending on the Saturday closest to January 31st. Fiscal 2011 ended on January 28, 2012, fiscal 2010 ended on January 29, 2011, fiscal 2009 ended on January 30, 2010, fiscal 2008 ended on January 31, 2009, and fiscal 2007 ended on February 2, 2008. Each of these fiscal years contained 52 weeks.

        The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with "Risk Factors", "Capitalization", "Selected Consolidated Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related notes, which are included elsewhere in this prospectus.

	Fiscal Year
(In millions, except operating, share, and store count data)
	2011	2010	2009	2008	2007

		(Restated)	(Restated)	(Restated)	(Restated)
Results of Operations Data:
Net sales	$4,210	$4,031	$3,888	$3,817	$3,862
Operating income	569	488	397	304	354
Interest expense	254	276	257	302	378
Loss on early extinguishment of debt	18	53	—	—	—
Income (loss) before discontinued operations	176	103	103	(7)	(19)
Discontinued operations loss, net of income tax	—	—	—	—	(10)
Net income (loss)(1)	176	103	103	(7)	(29)
Earnings per common share, basic
Earnings per common share, diluted
Weighted average shares used in computing per share amounts, basic
Weighted average shares used in computing per share amounts, diluted
Balance Sheet Data:
Cash and equivalents	$371	$319	$217	$33	$29
Merchandise inventories	840	826	873	900	845
Total current assets	1,334	1,271	1,199	1,047	982
Total assets	1,822	1,780	1,722	1,639	1,634
Total current liabilities	837	685	719	683	683
Current debt	127	1	119	173	122
Long-term debt	3,363	3,667	3,684	3,756	3,741
Total liabilities	4,296	4,434	4,488	4,517	4,515
Stockholders' deficit	(2,474)	(2,654)	(2,766)	(2,878)	(2,881)
Cash Flow Data:
Cash flows provided by operating activities	$413	$438	$405	$59	$268
Cash flows used in investing activities	(109)	(83)	(43)	(85)	(100)
Cash flow (used in) provided by financing activities	(252)	(253)	(178)	30	(169)
Other Operating Data:
Average net sales per selling square foot(2)	$212	$205	$201	$202	$213
Comparable store sales increase (decrease)(3)	3.2%	2.5%	0.2%	(4.6)%	(0.7)%
Total selling square footage (in millions)	20.1	19.9	19.6	19.4	18.6
Stores Open at End of Year:
Michaels	1,064	1,045	1,023	1,009	963
Aaron Brothers	134	137	152	161	166

Total stores open at end of year	1,198	1,182	1,175	1,170	1,129

(1) Fiscal 2011 Net income includes an $18 million loss related to the early extinguishment of $163 million face value, or $155 million accreted value, of our outstanding 13% Subordinated Discount Notes due 2016 and $7 million face value of our 11 3/8% Senior Subordinated Notes due 2016. Fiscal 2010 Net income includes a $53 million loss related to the early extinguishment of our 10% Senior Notes due in 2014.

(2) The calculation of average net sales per selling square foot includes only Michaels comparable stores, as defined below. Aaron Brothers, which is a smaller store model, is excluded from the calculation.

(3) Comparable store sales increase (decrease) represents the increase (decrease) in net sales for stores open the same number of months in the indicated and comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than two weeks is not considered comparable during the month it is closed. If a store is closed longer than two weeks but less than two months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than two months becomes comparable in its 14th month of operation after its reopening.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus. The following discussion, as well as other portions of this prospectus, contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management "anticipates", "plans", "estimates", "expects", "believes", "intends", and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our Consolidated Financial Statements and related notes contained elsewhere in this prospectus. Specific examples of forward-looking statements include, but are not limited to, statements regarding our forecasts of financial performance, capital expenditures, working capital requirements, and forecasts of effective tax rate. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and particularly in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements".

        We report on the basis of a 52- or 53-week fiscal year, which ends on the Saturday closest to January 31. References to fiscal year mean the year in which that fiscal year began. Fiscal 2011 ended on January 28, 2012, fiscal 2010 ended on January 29, 2011 and fiscal 2009 ended on January 30, 2010. Each of these three fiscal years contained 52 weeks.

How We Assess the Performance of our Business

        In assessing our performance, we consider a variety of performance and financial measures. The key measures we assess to evaluate the performance of our business are set forth below:

        Net Sales—Our Net sales are comprised of gross sales, net of merchandise returns, coupons and discounts.

        Comparable Store Sales—A store is included in comparable store sales in its 14th month of operation, which is when we believe comparability is achieved. When a store that is included in comparable store sales is relocated or remodeled, we continue to consider sales from that store to be comparable store sales at the time of opening. A store temporarily closed more than two weeks is not considered comparable during the month it is closed. If a store is closed longer than two weeks but less than two months, it becomes comparable in the month in which it reopens, subject to mid-month convention. A store closed longer than two months becomes comparable in its 14th month of operation after its reopening. There may be variations in the way that our competitors calculate comparable or "same store" sales. As a result, data in this prospectus regarding our comparable store sales may not be comparable to similar data made available by other retailers.

        Various factors may affect comparable store sales, including:

  •
  the number of customer transactions

  •
  changes in our merchandise mix

  •
  changes in product pricing including promotional activities

  •
  the level of customer service that we provide in our stores

  •
  our store events

  •
  our ability to source and receive products accurately and efficiently

  •
  our opening of new stores in the vicinity of our existing stores

  •
  the number of stores we open, remodel or relocate in any period

  •
  consumer preferences and buying trends

  •
  our competitors' opening or closing stores near our stores

  •
  overall economic trends and conditions

        As we continue to pursue our growth strategy, we expect a portion of our Net sales will continue to come from new stores not included in comparable store sales. Accordingly, comparable store sales is only one measure we use to assess our performance.

        Gross Profit—Gross profit is equal to our Net sales less our Cost of sales and occupancy expense. Gross margin measures gross profit as a percentage of Net sales.

        The following Cost of sales is included in merchandise inventories and expensed as the merchandise is sold:

  •
  purchase price of merchandise, net of shrink, damages, vendor allowances and rebates

  •
  inbound freight, inspection costs, duties and import agent commissions

  •
  warehousing, handling and transportation costs (including internal transfer costs and related systems such as distribution center-to-store freight costs) and purchasing and receiving costs

  •
  internal costs of sourcing and design (including technology)

  •
  share-based compensation costs for those employees involved in preparing inventory for sale

        Included in our occupancy expense is the following:

  •
  store expenses such as rent, insurance, taxes, common area maintenance, utilities, repairs and maintenance

  •
  amortization of store buildings and leasehold improvements

  •
  store closure costs

  •
  store remodel costs

        We record rent expense ratably over the term of the lease beginning with the date we take possession of or control the physical access to the premises. We record leasehold improvement reimbursements as a liability and ratably adjust the liability as a reduction to rent expense over the lease term beginning with either the date we take possession, or control of, the physical access to the premises. At times, we receive landlord reimbursements for leasehold improvements made during the lease term, which we record as a liability and ratably adjust as a reduction to rent expense over the remaining lease term.

        The components of our Cost of sales and occupancy expense may not be comparable to our competitors. As a result, data in this prospectus regarding our gross profit and gross margin may not be comparable to similar data made available by our competitors.

        Selling, General and Administrative Expense—Included in our Selling, general, and administrative costs are store personnel costs (including share-based compensation), store operating expenses, advertising expenses, store depreciation expense and corporate overhead costs. As a result of this offering, any public company costs incurred will be reflected on this line item.

        Operating Income—Operating income consists of Gross profit less Selling, general and administrative expense, Related party expenses and Store pre-opening costs.

Executive Overview

        We believe Michaels is where creativity happens. With over $4.2 billion in sales, we are the largest arts and crafts specialty retailer in North America. Our primary business is the operation of 1,066 Michaels stores across the U.S. and Canada. We also operate 130 Aaron Brothers stores, a custom frame, framing, and art supply chain (all store counts are as of March 19, 2012).

        Highlights for fiscal 2011 include the following:

  •
  sales increased to $4.210 billion, a 4.4% improvement over last year, driven by a 3.2% increase in comparable store sales as well as the opening of 25 new stores. Our new store growth included one urban market format store as well as four small market format stores. In addition, we completed 15 store relocations during the year

  •
  our private brand merchandise represented 44% of total Net sales, up from 32% in fiscal 2010

  •
  direct imports, as a percent of total receipts, increased to 26% compared to 23% in fiscal 2010

  •
  gross margin improved by 120 basis points to 40.0% for fiscal 2011

  •
  we reported record Operating income of $569 million, an increase of 16.6% from prior year

  •
  net cash provided by operating activities decreased $25 million, or 5.7%, and Net income increased by $73 million to $176 million. Adjusted EBITDA, a non-GAAP measure that is a required calculation in our debt agreements, improved by 13.5%, from $622 million in fiscal 2010 to $706 million fiscal 2011 (see note 4 to "Prospectus Summary—Summary Consolidated Financial and Operating Data")

  •
  we reduced our outstanding indebtedness by $178 million, including open market repurchases of our 13% Subordinated Discount Notes due November 1, 2016 (the "Subordinated Discount Notes"), totaling $163 million face value, or $155 million accreted value, and $7 million of outstanding 11 3/8% Senior Subordinated Notes due November 1, 2016 (the "Senior Subordinated Notes")

  •
  we amended our Senior Secured Term Loan Facility to extend $619 million of term loans, due to mature on October 31, 2013, to now mature on July 31, 2016. We also prepaid $50 million on our Senior Secured Term Loan Facility

  •
  we launched two new multi-channel business offerings: BuyTheBunch, our customer special order program, which provides our U.S. stores a systematic way to fulfill large quantity and special orders; and MiDesign@Michaels, an e-commerce complement to our stores, which allows customers to design digital scrapbooks, custom invitations and other custom accessories online

  •
  we continued to build our relationship with our customers through our marketing vehicles, Internet site, mobile platform, store experience and social media outlets

In fiscal 2012, we will continue to lead industry growth and innovation through strategic initiatives such as:

  •
  deepening our customer relationship through store experiences and multi-channel marketing

  •
  offering inspirational new products through frequent merchandise resets

  •
  capitalizing on customization and new business channels

  •
  opening 45 to 50 new stores, including seven new stores in Québec

  •
  growing private brand penetration

  •
  continuing to improve pricing and promotional strategies

  •
  continuously improving processes to achieve cost savings and cash flow increases

Restatement—Accounting for Income Taxes

        During fiscal 2009, we recorded a $5 million adjustment to a state deferred tax liability pool. In fiscal 2010, we identified that the 2009 adjustment was made in error, and we reversed the adjustment and disclosed the correction in our Consolidated Financial Statements. As result of this adjustment, the Provision for income taxes in the Consolidated Statements of Operations was understated in fiscal 2009 and overstated in fiscal 2010 by $5 million, which we concluded was not material to the Consolidated Financial Statements.

        In response to this error, we performed a detailed re-examination of our deferred income tax pools. The re-examination of the deferred pool for property and equipment was completed during the fourth quarter of fiscal 2011. In connection with these procedures, we performed detailed reconciliations of the deferred tax pool for property and equipment for each of the last five years and identified errors in the manner in which we were tracking deferred taxes for property and equipment and the underlying differences between book and tax basis.

Consequently, we concluded that the ending deferred tax liability for property and equipment was overstated by $8 million in each period since at least February 3, 2007 through January 29, 2011. We also identified an error in the calculation of our deferred taxes related to foreign currency translation for fiscal 2007, fiscal 2008, and fiscal 2009 which we are correcting as part of this restatement. We have corrected these errors by restating our Consolidated Financial Statements for each respective period. Our restatement also includes the correction of the $5 million state deferred tax liability error identified in fiscal 2010, the effects of which were previously considered immaterial to each respective period. The effect of the restatement had no impact on reported net cash flows or income before taxes in any periods. We have also recorded reclassifications to properly adjust the noncurrent portion of our deferred taxes from current Deferred tax assets to noncurrent Deferred tax assets.

        The tables below provide a reconciliation of certain line items affected within our Consolidated Statements of Operations, Consolidated Balance Sheets, and Consolidated Statements of Cash Flows for fiscal 2007 through fiscal 2010, from amounts previously reported to the restated amounts:

	Statement of Operations Fiscal 2010
(In millions)	As Reported	State Deferred Tax Adjustment	As Restated

Provision for income taxes	$51	$(5)	$46
Net income	98	5	103

	Statement of Operations Fiscal 2009
(In millions)	As Reported	State Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	As Restated

Provision for income taxes	$50	$5	(1)	$54
Net income	107	(5)	1	103

	Statement of Operations Fiscal 2008
(In millions)	As Reported	Currency Translation Deferred Tax Adjustment	As Restated

Provision for income taxes	$3	$2	$5
Net loss	(5)	(2)	(7)

	Statement of Operations Fiscal 2007
(In millions)	As Reported	Currency Translation Deferred Tax Adjustment	As Restated

Provision for income taxes	$5	$(3)	$2
Loss before discontinued operations	(22)	3	(19)
Net loss	(32)	3	(29)

	Balance Sheet For the year ended January 29, 2011
(In millions)	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	Reclassification Adjustments	As Restated

Deferred income taxes asset (current)	$56	$—	$4	$(8)	$52
Total current assets	1,275	—	4	(8)	1,271
Deferred income taxes asset (noncurrent)	18	8	(2)	8	32
Total assets	1,770	8	2	—	1,780
Accumulated deficit	(2,726)	8	2	—	(2,716)
Total stockholders' deficit	(2,664)	8	2	—	(2,654)

	Balance Sheet For the year ended January 30, 2010 (In millions)
	As Reported	Fixed Asset Deferred Tax Adjustment	State Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	Reclassification Adjustments	As Restated

Deferred income taxes asset (current)	$45	$—	$(5)	3	$(6)	$37
Total current assets	1,207	—	(5)	3	(6)	1,199
Deferred income taxes asset (noncurrent)	1	8	—	—	12	21
Total assets	1,710	8	(5)	3	6	1,722
Deferred income taxes liability (current)	—	—	—	—	2	2
Total current liabilities	717	—	—	—	2	719
Deferred income taxes liability (noncurrent)	—	—	—	1	4	5
Total liabilities	4,481	—	—	1	6	4,488
Accumulated deficit	(2,824)	8	(5)	2	—	(2,819)
Total stockholders' deficit	(2,771)	8	(5)	2	—	(2,766)

	Balance Sheet For the year ended January 31, 2009 (In millions)
	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	Reclassification Adjustments	As Restated

Deferred income taxes asset (current)	$41	$—	$1	$(3)	$39
Total current assets	1,049	—	1	(3)	1,047
Deferred income taxes asset (noncurrent)	12	8	—	8	28
Total assets	1,625	8	1	5	1,639
Deferred income taxes liability (current)	—	—	0	2	2
Total current liabilities	681	—	—	2	683
Deferred income taxes liability (noncurrent)	—	—	—	3	3
Total liabilities	4,512	—	—	5	4,517
Accumulated deficit	(2,931)	8	1		(2,922)
Total stockholders' deficit	(2,887)	8	1		(2,878)

	Balance Sheet For the year ended February 2, 2008 (In millions)
	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	Reclassification Adjustments	As Restated

Deferred income taxes asset (current)	$31	$—	$2	$—	$33
Total current assets	980	—	2	—	982
Deferred income taxes asset (noncurrent)	—	8	—	10	18
Total assets	1,614	8	2	10	1,634
Deferred income taxes liability (current)	—	—	—	4	4
Total current liabilities	679	—	—	4	683
Deferred income taxes liability (noncurrent)	4	—	(1)	6	9
Total liabilities	4,506	—	(1)	10	4,515
Accumulated deficit	(2,926)	8	3	—	(2,915)
Total stockholders' deficit	(2,892)	8	3	—	(2,881)

	Cash Flow Data Fiscal 2010 (In millions)
	As Reported	Fixed Asset Deferred Tax Adjustment	As Restated

Operating Activities:
Net income	$98	$5	$103
Deferred income taxes	(23)	(5)	(28)

	Cash Flow Data Fiscal 2009 (In millions)
	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	As Restated

Operating Activities:
Net income	$107	$(5)	1	$103
Deferred income taxes	(4)	5	(1)	—

	Cash Flow Data Fiscal 2008 (In millions)
	As Reported	Currency Translation Deferred Tax Adjustment	As Reported

Operating Activities:
Net loss	$(5)	$(2)	$(7)
Deferred income taxes	(24)	2	(22)

	Cash Flow Data Fiscal 2007 (In millions)
	As Reported	Currency Translation Deferred Tax Adjustment	As Reported

Operating Activities:
Net loss	$(32)	$3	$(29)
Deferred income taxes	(19)	(3)	(22)

Critical Accounting Policies and Estimates

        We have prepared our financial statements in conformity with U.S. generally accepted accounting principles, and these financial statements necessarily include some amounts that are based on our informed judgments and estimates. Our senior management has discussed the development and selection of these critical accounting estimates, and the disclosure in this section of this prospectus regarding them, with the Audit Committee of our Board. Our significant accounting policies are discussed in Note 1 of Notes to Consolidated Financial

Statements. Our critical accounting policies represent those policies that are subject to judgments and uncertainties. As discussed below, our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of these policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. Our critical accounting policies include:

        Merchandise Inventories—Merchandise inventories are valued at the lower of cost or market, with cost determined using a weighted average method. Cost is calculated based upon the price paid for an item at the time it is received by us, and also includes the cost of warehousing, handling, purchasing, and importing the inventory, as well as inbound and outbound transportation, partially offset by vendor allowances. This net inventory cost is recognized through Cost of sales when the inventory is sold. It is impractical for us to assign specific allocated overhead costs and vendor allowances to individual units of inventory. As such, to match net inventory costs against the related revenues, we estimate the net inventory costs to be deferred and recognized each period as the inventory is sold.

        Vendor allowances, which primarily represent volume rebates and cooperative advertising funds, are recorded as a reduction of the cost of the merchandise inventories and a subsequent reduction in Cost of sales when the inventory is sold. We generally earn vendor allowances as a percentage of certain merchandise purchases with no minimum purchase requirements. Typically, our vendor allowance programs extend for a period of 12 months. We recognized vendor allowances of $115 million, or 2.7% of Net sales, in fiscal 2011, $112 million, or 2.8% of Net sales, in fiscal 2010, and $133 million, or 3.4% of Net sales, in fiscal 2009. During the three fiscal years ended January 28, 2012, the number of vendors from which vendor allowances were received ranged from approximately 650 to 740. As a result of our increased direct import penetration, vendor allowances, as a percentage of sales, have been declining and we expect this trend to continue in future years.

        We utilize perpetual inventory records to value inventory in our stores. Physical inventory counts are performed in a significant number of stores during each fiscal quarter by a third party inventory counting service. Substantially all stores open longer than one year are subject to at least one count each fiscal year. We adjust our perpetual records based on the results of the physical counts. We maintain a provision for estimated shrinkage based on the actual historical results of our physical inventories. We compare our estimates to the actual results of the physical inventory counts as they are taken and adjust the shrink estimates accordingly. A 10% change in our estimated shrinkage would have affected Net income by $1 million for fiscal 2011. We also evaluate our merchandise to ensure that the expected net realizable value of the merchandise held at the end of a fiscal period exceeds cost. In the event that the expected net realizable value is less than cost, we reduce the value of that inventory accordingly. A 10% change in our inventory valuation reserve would have affected Net income by $1 million for fiscal 2011.

        Goodwill—We review goodwill for impairment each year in the fourth quarter, or more frequently if required. Beginning in fiscal 2011, in conducting our impairment review, we elect to first perform a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) the fair value of our reporting unit is less than its carrying value. Factors used in our qualitative assessment include, but are not limited to, macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, company and reporting unit specific events, and the margin between the fair value and carrying value of each reporting unit in recent valuations.

        If, after assessing the totality of events or circumstances such as those described above, we determine that it is more likely than not that the fair value of our reporting unit is greater than its carrying amount, no further action is required. If we determine that it is more likely than not that the fair value of our reporting unit is less than its carrying amount, we will compare each reporting unit's carrying value to its estimated fair value, determined through estimated discounted future cash flows and market-based methodologies. If the carrying value exceeds the estimated fair value, we determine the fair value of all assets and liabilities of the reporting unit, including the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value, we recognize an impairment charge equal to the difference.

        Factors used in the valuation of goodwill include, but are not limited to, management's plans for future operations, recent operating results and discounted projected future cash flows. Material assumptions used in our impairment analysis include the weighted average cost of capital ("WACC") percentage, terminal growth rate and forecasted long-term sales growth. During fiscal 2011, fiscal 2010, and fiscal 2009, there was no impairment charge taken on our goodwill.

        Impairment of Long-Lived Assets—We evaluate long-lived assets, other than goodwill and assets with indefinite lives, for indicators of impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Additionally, for store assets, we evaluate the performance of individual stores for indicators of impairment and underperforming stores are selected for further evaluation of the recoverability of the carrying amounts. The evaluation of long-lived assets is performed at the lowest level of identifiable cash flows, which is at the individual store level.

        Our evaluation requires consideration of a number of factors including changes in consumer demographics and uncertain future events. Accordingly, our accounting estimates may change from period to period. These factors could cause management to conclude that impairment indicators exist and require that tests be performed, which could result in a determination that the value of long-lived assets is impaired, resulting in a writedown to fair value.

        Our initial indicator that store assets are considered to be recoverable is that the estimated undiscounted cash flows for the remaining lease term, assuming zero growth over current year store performance, exceed the carrying value of the assets. This evaluation is performed on stores open longer than 36 months (unless significant impairment indicators exist), as we consider a store to become mature after that time period. Any stores that do not meet the initial criteria are further evaluated taking into consideration the estimated undiscounted store-specific cash flows for the remaining lease term compared to the carrying value of the assets. To estimate store-specific future cash flows, management must make assumptions about key store variables, including sales, growth rate, gross margin, payroll and other controllable expenses. Furthermore, management considers other factors when evaluating stores for impairment, including the individual store's execution of its operating plan and other local market conditions.

        An impairment is recognized once all the factors noted above are taken into consideration and it is determined that the carrying amount of the store's assets are not recoverable. The impairment is based on estimated fair value of the assets, excluding assets that can be redeployed. We recorded an impairment charge, net of tax, of less than $1 million in each of fiscal 2011 and fiscal 2010, and $2 million in fiscal 2009. In addition to recording impairment charges on certain stores based on the previously discussed criteria, we maintain a list of stores we consider at risk and monitor those stores closely. As of January 28, 2012, we had one store we considered at risk for impairment with a minimal carrying value of assets.

        Reserve for Closed Facilities—We maintain a reserve for future rental obligations, carrying costs, and other closing costs related to closed facilities, primarily closed and relocated stores. In accordance with Accounting Standards Codification ("ASC" or "Codification") 420, Exit or Disposal Cost Obligations, we recognize exit costs for any store closures at the time the store is closed. Such costs are recorded within the Cost of sales and occupancy expense line item on our Consolidated Statements of Operations.

        The cost of closing a store or facility is calculated as the lesser of the present value of future rental obligations remaining under the lease (less estimated sublease rental income) or the lease termination fee. The determination of the reserves is dependent on our ability to make reasonable estimates of costs to be incurred post-closure and of rental income to be received from subleases. In planning our store closures, we try to time our exits as close to the lease termination date as possible to minimize any remaining lease obligation. As of January 28, 2012 our reserve for closed facilities was $9 million. The reserves could differ materially if market conditions were to vary significantly from our assumptions.

        Self-Insurance—We have insurance coverage for losses in excess of self-insurance limits for medical liability, general liability and workers' compensation claims. Health care reserves are based on actual claims experience and an estimate of claims incurred but not reported. Reserves for general liability and workers' compensation are determined through the use of actuarial studies. Due to the significant judgments and estimates utilized for determining these reserves, they are subject to a high degree of variability. In the event our insurance carriers are unable to pay claims submitted to them, we would record a liability for such estimated payments we expect to incur. A 10% change in our self-insurance liability would have affected Net income by approximately $4 million for fiscal 2011.

        Revenue Recognition—Revenue from sales of our merchandise is recognized when the customer takes possession of the merchandise. Revenue is presented net of sales taxes collected. Sales related to custom framing are deferred until the order is picked up by the customer, which we estimate based on historical customer behavior. We deferred 13 days of custom framing revenue at the end of fiscal 2011, 2010 and 2009. A one day change in our custom frame deferral would have had a minimal impact on our fiscal 2011 Net income. As of January 28, 2012 and January 29, 2011, our deferred framing revenue was approximately $10 million.

        We allow for merchandise to be returned under most circumstances and provide a reserve for estimated returns. We use historical customer return behavior to estimate our reserve requirements. As of January 28, 2012 and January 29, 2011, our sales returns reserve was approximately $3 million.

        We record a gift card liability on the date we issue the gift card to the customer. We record revenue and reduce the gift card liability as the customer redeems the gift card. The deferred revenue associated with outstanding gift cards increased $4 million from $26 million at January 29, 2011, to $30 million as of January 28, 2012. We escheat the value of unredeemed gift cards where required by law. Any remaining liabilities not subject to escheatment are evaluated to determine whether the likelihood of the gift card being redeemed is remote (gift card breakage). We recognize gift card breakage as revenue, by applying our estimate of the rate of gift card breakage over the period of estimated performance. Our estimates of the gift card breakage rate are applied to the estimated amount of gift cards that are expected to go unused and that are not subject to escheatment, and such estimates are based on customers' historical redemption rates and patterns. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to recognize income related to unredeemed gift cards. However, if actual results are not consistent with our assumptions, we may record additional income or expense.

        Share-Based Compensation Expenses—ASC 718, Stock Compensation, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements, based on their grant date fair value, ratably recognized as an expense over the requisite service period. We estimate the fair value of stock option awards using a Black-Scholes option value model.

        All grants of our stock options have an exercise price equal to or greater than the fair market value of our Common Stock on the date of grant. Because we were privately held in fiscal 2011 and there was no public market for our Common Stock, the fair value of our equity was estimated by a third party valuation firm and approved by our Board at the time option grants are awarded. In estimating the fair value of our Common Stock, the Board considers factors it believes are material to the valuation process including the Company's actual and projected financial results, the principal amount of the Company's indebtedness and formal valuations of the Company. In fiscal 2011 and fiscal 2010, valuations completed relied on projections of our future performance, estimates of our weighted average cost of capital, and metrics based on the performance of a peer group of similar companies, including valuation multiples and stock price volatility. However, due to the economic deterioration that occurred during fiscal 2008, the traditional approaches outlined above did not yield an answer that was considered to be representative of the fair value of the Company's equity. Accordingly, as of the end of fiscal 2009, the Company completed a valuation based on a Black-Scholes option model, which utilized the fair value of the Company's assets, the book value of the Company's debt, an estimated time to a liquidity event, the asset volatility of a peer group of companies and the risk free rate. In future valuations, we will consider traditional approaches and, to the extent necessary, the Black-Scholes option model for valuing our Common Stock.

        From January 29, 2011 to January 28, 2012, the estimated fair value of Common Stock increased from $15.22 to $24.09 per share. The price per share increased over the period primarily due to the following factors: reduction in the amount of our outstanding debt, improved adjusted EBITDA and revenue performance, improved market multiples of our peer companies, decline in our weighted average cost of capital, and greater clarity regarding the likelihood and timing of our initial public offering and the resulting liquidity of our Common Stock.

        Other assumptions used in the option value models for estimating the fair value of stock option awards include expected volatility of our Common Stock share price, expected terms of the options, expected dividends, and forfeitures. The expected volatility rate is based on both historical volatility as well as implied volatilities from the exchange-traded options on the common stock of a peer group of companies. We utilize historical exercise and post-vesting employment behavior to estimate the expected terms of the options and do not use a dividend rate assumption. Our forfeitures assumption was estimated based on historical experience and anticipated events. The risk-free interest rate is based on the yields of U.S. Treasury instruments with approximately the same term as the expected life of the stock option award. We update our assumptions regularly based on historical trends and current market observations.

        As of January 28, 2012, compensation cost not yet recognized related to nonvested awards totaled $13 million and is expected to be recognized over a weighted average period of 2.9 years. In the event of a Change in Control (as defined in the Stockholders Agreement), all nonvested awards will vest and the $13 million would be immediately recognized. A 10% change in the fair value of stock option awards granted in fiscal 2011 would have had an immaterial impact on our fiscal 2011 Net income and compensation cost not yet recognized.

        Income Taxes—We record income tax expense using the liability method for taxes and are subject to income tax in many jurisdictions, including the U.S., various states and localities, and Canada. A current tax liability or asset is recognized for the estimated taxes payable or refundable on the tax returns for the current year and a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. In evaluating our ability to realize our deferred tax asset, we considered the following sources of future taxable income:

  •
  future reversals of existing taxable temporary differences

  •
  future taxable income, exclusive of reversing temporary differences and carryforwards

  •
  taxable income in prior carryback years

  •
  tax-planning strategies

        Our evaluation regarding whether a valuation allowance is required or should be adjusted also considers, among other things, the nature, frequency, and severity of recent losses, forecasts of future profitability and the duration of statutory carryforward periods. Our forecasts of future profitability represents our best estimate of these future events. After conducting this assessment, the valuation allowance recorded against our deferred tax assets was $14 million and $15 million as of January 28, 2012 and January 29, 2011, respectively. If actual results differ from estimated results, or if we adjust these assumptions in the future, we may need to adjust our deferred tax assets or liabilities, which could impact our effective tax rate.

        The amount of income taxes we pay is subject to ongoing audits in the taxing jurisdictions in which we operate. During these audits, the taxing authorities may challenge items on our tax returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. We recognize tax benefits for uncertain positions only to the extent that we believe it is more likely than not that the tax position will be sustained. Our future results may include favorable or unfavorable adjustments to our unrecognized tax benefits due to closure of income tax audits, new regulatory or judicial pronouncements, or other relevant events. As a result, our effective tax rate may fluctuate significantly on a quarterly and annual basis.

Results of Operations

        The following table sets forth the percentage relationship to Net sales of each line item of our Consolidated Statements of Operations. This table should be read in conjunction with the following discussion and with our Consolidated Financial Statements, including the related notes.

	Fiscal Year
	2011	2010	2009

Net sales	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.0	61.2	62.3

Gross profit	40.0	38.8	37.7
Selling, general, and administrative expense	26.1	26.3	27.1
Related party expenses	0.3	0.3	0.4
Store pre-opening costs	0.1	0.1	0.1

Operating income	13.5	12.1	10.1
Interest expense	6.0	6.8	6.6
Loss on early extinguishment of debt	0.4	1.3	—
Other (income) and expense, net	0.2	0.2	(0.4)

Income before income taxes	6.9	3.8	3.9
Provision for income taxes	2.7	1.2	1.3

Net income	4.2%	2.6%	2.6%

Fiscal 2011 Compared to Fiscal 2010

        Net Sales—Net sales increased for fiscal 2011 by $179 million, or 4.4%, over fiscal 2010 due primarily to a $128 million increase in comparable store sales. Comparable store sales increased 3.2% driven by an increase in transactions of 2.0% and an increase in the average ticket of 1.2%. The fluctuation in the exchange rates between the U.S. and Canadian dollars positively impacted the average ticket by 20 basis points. Comparable store sales growth was strongest in our bakeware, ribbon, and yarn categories. In addition, sales from our non-comparable new stores provided incremental revenue of $51 million.

        Cost of Sales and Occupancy Expense—Cost of sales and occupancy expense increased $59 million to $2.526 billion in fiscal 2011 from $2.467 billion in fiscal 2010 due primarily to a $50 million increase in merchandise costs associated with higher sales and an $11 million increase in freight and distribution costs. In addition, occupancy costs increased $24 million, including $7 million from new stores opened in fiscal 2011. These amounts were partially offset by a $16 million reduction from improved inventory management and $8 million from improved efficiencies in our vertically integrated framing operation.

        Cost of sales and occupancy expense decreased 120 basis points, as a percentage of Net sales, to 60.0% in fiscal 2011 from 61.2% in fiscal 2010. Merchandise cost decreased 90 basis points driven by our direct import penetration, private brand initiative, and improved pricing and promotion management, while increased focus on inventory management contributed an additional 50 basis points to the reduction in cost of sales. These improvements were partially offset by a 30 basis point increase from the recognition of freight and distribution costs.

        Selling, General, and Administrative Expense—Selling, general and administrative expense was $1.098 billion in fiscal 2011 compared to $1.059 billion in fiscal 2010. Selling, general and administrative expense increased $39 million driven by an $11 million increase in payroll from existing stores, including $3 million of one-time training cost related to our new store labor model. In addition, we had $9 million in costs for new stores opened in fiscal 2011 and a $6 million increase from a full year of expense for stores opened in fiscal 2010. Finally, advertising increased $11 million from digital and targeted marketing campaigns that did not occur last year. As a percentage of Net sales, Selling, general and administrative expense decreased 20 basis points due to increased leverage of payroll and benefits from higher comparable store sales.

        Related Party Expenses—Related party expenses were $13 million and $14 million for fiscal 2011 and fiscal 2010, respectively, consisting of management fees and associated expenses paid to our Sponsors and Highfields Capital Management, L.P.

        Interest Expense—Interest expense decreased from $276 million in fiscal 2010 to $254 million in fiscal 2011, as a result of a lower average interest rate and a $178 million reduction in our total debt outstanding.

        Loss on Early Extinguishment of Debt—We recorded a loss of $18 million related to the early extinguishment of $163 million face value, or $155 million accreted value, of our 13% Subordinated Discount Notes during fiscal 2011 and $7 million face value of our 11 3/8% Senior Subordinated Notes. The $18 million loss is comprised of $11 million to recognize the unrealized interest accretion and the write off of related debt issuance costs, as well as $7 million of purchase premiums. See Note 4 to the Consolidated Financial Statements for further discussion. During fiscal 2010, we recorded a loss of $53 million related to the early extinguishment of our 10% Senior Notes due November 1, 2014 (the "2014 Senior Notes"). The $53 million loss was comprised of $41 million of tender and call premiums and $12 million to write off the remaining unamortized debt issuance costs.

        Other (Income) and Expense, Net—Other expense for fiscal 2011 is related to a $5 million unfavorable change in the fair value of the interest rate derivative (the "interest rate cap"), as more fully described in Note 8 to the Consolidated Financial Statements and $4 million in foreign exchange rate losses. Other expense for fiscal 2010 related to a $12 million loss in the fair value of the interest rate cap, partially offset by $2 million of foreign exchange rate gains.

        Provision for Income Taxes—The effective tax rate for fiscal 2011 was 38.8%. The effective tax rate for fiscal 2010 was 30.9%. The rate was lower than the federal tax rate due primarily to favorable impacts of 2.8% from audit settlements with taxing authorities, 1.1% from federal manufacturing deductions and 1.1% from our ability to utilize federal tax credits.

Fiscal 2010 Compared to Fiscal 2009

        Net Sales—Net sales increased for fiscal 2010 by $143 million, or 3.7%, from fiscal 2009 due primarily to a $96 million increase in comparable store sales. Comparable store sales increased 2.5% due to an increase in customer transactions of 1.3% and an increase in the average ticket of 1.2%. The fluctuation in the exchange rates between the U.S. and Canadian dollars positively impacted the average ticket by 70 basis points. Comparable store sales growth was strongest in our bakeware, kid's crafts, and custom framing categories. In addition, sales from our non-comparable new stores provided incremental revenue of $47 million.

        Cost of Sales and Occupancy Expense—Cost of sales and occupancy expense increased $44 million to $2.467 billion from $2.423 billion in fiscal 2009 as a result of the 2.5% increase in comparable store sales and an increase in sales from non-comparable new stores. Cost of sales and occupancy expense decreased 110 basis points as a percentage of Net sales. Merchandise costs, as a percentage of Net sales, improved 60 basis points driven by our direct import initiative and improved pricing and promotion management. In addition, occupancy costs decreased 50 basis points due in part to 30 basis points of increased leverage on higher comparable store sales. Further, continued focus on cost management and lower occupancy amortization, due to reduced capital expenditures in recent years, each contributed a 10 basis point reduction to occupancy expense.

        Selling, General and Administrative Expense—Selling, general and administrative expense was $1.059 billion, or 26.3% of Net sales, in fiscal 2010 compared to $1.052 billion, or 27.1% of Net sales, in fiscal 2009. Selling, general and administrative expense increased $7 million driven by a $16 million increase in store costs related to operating 22 additional Michaels Stores during the year, as well as a $5 million increase in advertising expense. These amounts were partially offset by a $7 million decrease in group insurance due to careful cost management and a $6 million decrease in depreciation expense as a result of lower capital expenditures over the last several years. As a percentage of Net sales, Selling, general and administrative expense decreased 80 basis points due to increased payroll leverage of 30 basis points on higher comparable store sales and a 20 basis point decrease in both group insurance and depreciation expense for the reasons indicated above.

        Related Party Expenses—Related party expenses were $14 million for each of fiscal 2010 and fiscal 2009, consisting of management fees and associated expenses paid to our Sponsors and Highfields Capital Management, L.P.

        Interest Expense—Interest expense increased from $257 million in fiscal 2009 to $276 million in fiscal 2010, as a result of increased interest rates associated with our amended credit facilities.

        Loss on Early Extinguishment of Debt—We recorded a loss of $53 million related to the early extinguishment of our 2014 Senior Notes during fiscal 2010. The $53 million loss is comprised of $41 million of tender and call premiums and $12 million to write off the remaining unamortized debt issuance costs. See Note 4 to the Consolidated Financial Statements for further discussion.

        Other (Income) and Expense, Net—Other expense for fiscal 2010 related to a $12 million loss in the fair value of the interest rate cap, partially offset by $2 million of foreign exchange rate gains. Other income for fiscal 2009 related primarily to a $10 million gain in the fair value of the interest rate cap and $5 million of foreign exchange rate gains.

        Provision for Income Taxes—The effective tax rate for fiscal 2010 was 30.9%. The rate was lower than the federal tax rate due primarily to favorable impacts of 2.8% from audit settlements with taxing authorities, 1.1% from federal manufacturing deductions and 1.1% from our ability to utilize federal tax credits. The effective tax rate for fiscal 2009 of 34.4% was lower than the federal tax rate due primarily to favorable impacts of 2.0% from the ability to utilize tax credits, which had been limited in prior years, and 0.9% of tax return to provision adjustments.

Liquidity and Capital Resources

        We require cash principally for day-to-day operations, to finance capital investments, to purchase inventory, to service our outstanding debt, and for seasonal working capital needs. We expect that our available cash, cash flow generated from operating activities, and funds available under our senior secured asset-based Revolving Credit Facility will be sufficient to fund planned capital expenditures, working capital requirements, debt repayments, debt service requirements and anticipated growth for the foreseeable future. Our ability to satisfy our liquidity needs and continue to refinance or reduce debt could be adversely affected by the occurrence of any of the events described under "Risk Factors" or our failure to meet our debt covenants as described in "—Cash Flow from Financing Activities."

        Our senior secured asset-based Revolving Credit Facility provides senior secured financing of up to $850 million, subject to a borrowing base. As of January 28, 2012, the borrowing base was $670 million, which supported $55 million of outstanding standby letters of credit and provided $615 million of excess availability. Our cash and equivalents increased $52 million from $319 million at January 29, 2011 to $371 million at January 28, 2012. We had $3.5 billion in debt outstanding at January 28, 2012. Our current debt due May 1, 2012 of $127 million is expected to be paid from cash and cash equivalents.

        We and our subsidiaries, affiliates, and significant stockholders may from time to time seek to retire or purchase our outstanding debt (including publicly issued debt) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Cash Flow from Operating Activities

        Cash flow provided by operating activities in fiscal 2011 was $413 million compared to $438 million in fiscal 2010. The $25 million change was primarily due to a $61 million decrease from the timing of inventory purchases and a $44 million decrease as a result of the timing of sales and income tax payments. Average inventory per Michaels store (including supporting distribution centers) was $757,000, down from last year's balance of $758,000. In addition, non-cash accretion decreased $15 million due to the repurchases of $163 million face value, or $155 million accreted value, of our Subordinated Discount Notes as well as the Subordinated Discount Notes being fully accreted as of November 1, 2011. These decreases were partially offset by a $60 million increase in Deferred income taxes and an increase in Net income of

$38 million before the consideration of the $18 million and $53 million loss on the early extinguishment of debt in fiscal 2011 and fiscal 2010, respectively.

Cash Flow from Investing Activities

        Cash flow used in investing activities represents the following capital expenditures:

	Fiscal Year
(In millions)	2011	2010	2009

New and relocated stores and stores not yet opened(1)	$28	$23	$14
Existing stores	25	24	13
Information systems(2)	45	27	12
Corporate and other	11	7	4

	$109	$81	$43

(1) In fiscal 2011, we incurred capital expenditures related to the opening of 25 Michaels stores in addition to the relocation of 15 Michaels stores. In fiscal 2010, we incurred capital expenditures related to the opening of 23 Michaels stores and the relocation of 10 Michaels stores. In fiscal 2009, we incurred capital expenditures related to the opening of 18 Michaels stores and the relocation of five Michaels stores.

(2) Our fiscal 2011 information systems capital expenditures increased mainly due to the launch of MiDesign@Michaels and the replacement of approximately 7,100 payment card terminals, as well as other infrastructure projects to support future growth.

        In fiscal 2009, we opened the majority of our stores in locations where the landlord paid to build the stores to our specifications. During fiscal 2011 and fiscal 2010, we have opened a greater number of stores in locations where we paid to build the stores to our specifications. As a result, our capital expenditures for new and relocated stores have increased in fiscal 2011 and fiscal 2010 compared to fiscal 2009. This trend may continue in future years.

        We currently estimate that our capital expenditures will be increased to between $140 million and $155 million in fiscal 2012. We plan to invest in the infrastructure necessary to support the further development of our business and continued growth. In fiscal 2012, we plan to open 45 to 50 stores, including 10 to 15 relocations. We expect our capital expenditures will be financed with cash from operations.

Cash Flow from Financing Activities

        Cash flow used in financing activities during fiscal 2011 was $252 million compared to $253 million during fiscal 2010. Cash flow used in financing activities for fiscal 2011 was impacted by the repurchases of $163 million face value, or $155 million accreted value, of our 13% Subordinated Discount Notes and $7 million face value of our 11 3/8% Senior Subordinated Notes, for which we paid $7 million in purchase premiums. We also made a voluntary prepayment of $50 million on our Senior Secured Term Loan Facility during the first quarter of fiscal 2011.

        During fiscal 2010, we made an excess cash flow payment and voluntary prepayments on our Senior Secured Term Loan Facility totaling $228 million and paid $19 million in debt issuance costs related to the amendment of the senior secured asset-based Revolving Credit Facility. In addition, we retired our 2014 Senior Notes during the third quarter of fiscal 2010 and issued our 7 3/4% Senior Notes due November 1, 2018 (the "2018 Senior Notes"), for which we paid $41 million in tender and call premiums and $15 million in debt issuance costs.

        We intend to use the net proceeds of this offering to repurchase or redeem all of our outstanding indebtedness under our Subordinated Discount Notes (an aggregate amount of $306 million of which was outstanding as of January 28, 2012) and to repurchase or redeem all, or a portion, of the Senior Subordinated Notes (an aggregate amount of $393 million of which was outstanding as of January 28, 2012). We will repay any remainder of the Senior Subordinated Notes with our cash on hand. To the extent there are excess proceeds, we will apply them toward working capital and other general corporate purposes. The interest rate applicable to the Subordinated Discount Notes and the Senior Subordinated Notes is 13% and 11 3/8% per year, respectively, and they mature on November 1, 2016.

Debt

        We currently have outstanding indebtedness consisting of 2018 Senior Notes, Senior Subordinated Notes, Subordinated Discount Notes (collectively, the "Notes") and a Senior Secured Term Loan Facility (as subsequently amended). We also have a senior secured asset-based Revolving Credit Facility the borrowing under which (if any) is influenced by a number of factors as more fully described below.

Notes

        On October 31, 2006, we issued (i) $750 million in principal amount of our 2014 Senior Notes; (ii) $400 million in principal amount of our Senior Subordinated Notes; and (iii) $469 million in principal amount at maturity of our Subordinated Discount Notes. During the third quarter of fiscal 2010, we retired the 2014 Senior Notes and issued $800 million of our 2018 Senior Notes at a discounted price of 99.262% of face value, resulting in an effective interest rate of 7 7/8%. Interest on the 2018 Senior Notes and the Senior Subordinated Notes is payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2011 and May 1, 2007, respectively. No cash interest was payable on the Subordinated Discount Notes prior to November 1, 2011. Beginning on November 1, 2011, cash interest began accruing on the Subordinated Discount Notes and is payable semi-annually in arrears on each May 1 and November 1 (the first cash interest payment is May 1, 2012). On May 1, 2012, and, if necessary, any interest payment date thereafter prior to the maturity date of the Subordinated Discount Notes, we are required to redeem a portion of each Subordinated Discount Note outstanding on such date equal to an amount sufficient, but not in excess of the amount necessary, to ensure that such Subordinated Discount Note will not be an applicable high yield discount obligation ("AHYDO") within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. These redemptions are to be at a price equal to 100% of the Accreted Value of such portion as of the date of redemption. As of January 28, 2012, the aggregate payment required to ensure the Subordinated Discount Notes will not be AHYDO instruments was $127 million and is classified as Current portion of long-term debt on the Consolidated Balance Sheets. The 2018 Senior Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior basis, the Senior Subordinated Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior subordinated basis, and the Subordinated Discount Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured subordinated basis, in each case, by our subsidiaries (each of which is directly or indirectly owned 100% by Michaels Stores, Inc.), other than certain immaterial subsidiaries.

        The indentures governing the Notes contain covenants limiting, among other things, the Company's ability and the ability of the Company's restricted subsidiaries to:

  •
  incur additional debt

  •
  pay dividends or distributions on the Company's capital stock or repurchase the Company's capital stock

  •
  issue stock of subsidiaries

  •
  make certain investments

  •
  create liens on the Company's assets to secure debt

  •
  enter into transactions with affiliates

  •
  merge or consolidate with another company

  •
  sell or otherwise transfer assets

        We intend to use a portion of the net proceeds from this offering to redeem or repurchase all or a portion of the outstanding Senior Subordinated Notes and Subordinated Discount Notes.

Senior Secured Asset-based Revolving Credit Facility

        On February 18, 2010, we entered into an agreement to amend and restate various terms of the then existing asset-based Revolving Credit Facility, dated as of October 31, 2006 (as amended and restated, the "senior secured asset-based Revolving Credit Facility"). As of January 28, 2012, the borrowing base was $670 million, of which we had no outstanding borrowings. Borrowing capacity is available for letters of credit and borrowings on same-day notice.

        The senior secured asset-based Revolving Credit Facility provides an aggregate amount of $850 million in commitments, which are scheduled to terminate on the earlier of April 15, 2014, or 45 days prior to the maturity date of any class of term loans in the Company's Senior Secured Term Loan Facility (the "ABL Maturity Date"). On April 8, 2011, the Company elected to permanently terminate $50 million in commitments under a last out tranche.

        The borrowing base under the senior secured asset-based Revolving Credit Facility equals the sum of (i) 90% of eligible credit card receivables and debit card receivables; (ii) between 85% and 87.5% of the appraised net orderly liquidation value of eligible inventory and of eligible letters of credit; and (iii) a percentage of eligible in-transit inventory, less certain reserves.

        If, at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured asset-based Revolving Credit Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If excess availability under the senior secured asset-based Revolving Credit Facility is less than $75 million at any time, or for five consecutive business days is less than the greater of $100 million or 15% of the lesser of the (i) then borrowing base and (ii) Revolving Credit

Ceiling (as defined below), or if certain events of default have occurred, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the senior secured asset-based Revolving Credit Facility. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans. There is no scheduled amortization under the senior secured asset-based Revolving Credit Facility; the principal amount of the loans outstanding is due and payable in full on the ABL Maturity Date.

        We must not permit excess availability at any time to be less than the greater of (a) $75 million and (b) 10% of the lesser of (1) the then borrowing base under the senior secured asset-based Revolving Credit Facility or (2) $850 million (as reduced or increased in accordance with the terms of the senior secured asset-based Revolving Credit Facility, the "Revolving Credit Ceiling"). Excess availability under the senior secured asset-based Revolving Credit Facility means the lesser of (a) the Revolving Credit Ceiling minus the outstanding credit extensions and (b) the then borrowing base minus the outstanding credit extensions.

        Although the senior secured asset-based Revolving Credit Facility does not require us to comply with any financial ratio maintenance covenants, it does contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company's ability and the ability of its subsidiaries to:

  •
  incur additional indebtedness

  •
  pay dividends on the Company's capital stock or redeem, repurchase or retire the Company's capital stock or its other indebtedness

  •
  make investments, loans, advances and acquisitions

  •
  create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries

  •
  engage in transactions with affiliates of the Company

  •
  sell assets, including capital stock of the Company's subsidiaries

  •
  consolidate or merge

  •
  create liens

        The covenants limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of indebtedness, each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must meet certain specified excess availability requirements and minimum consolidated fixed charge coverage ratios, to be tested on a pro forma and 12 months projected basis. Adjusted EBITDA is used in the calculation of the consolidated fixed charge coverage ratios. The senior secured asset-based Revolving Credit Facility also contains certain customary affirmative covenants and events of default. As of January 28, 2012, we were in compliance with all covenants.

Senior Secured Term Loan Facility

        On October 31, 2006, we executed a $2.4 billion senior secured term loan facility (the "Senior Secured Term Loan Facility") with Deutsche Bank Securities Inc., and other lenders. The full amount was borrowed on October 31, 2006, with the balance payable on October 31, 2013. On November 5, 2009, and December 15, 2011, we amended the Senior Secured Term Loan Facility to extend $1.0 billion and $619 million, respectively, of existing term loans (the "B-2 Term Loans" and "B-3 Term Loans", respectively) to July 31, 2016, with the remaining $501 million of existing term loans (the "B-1 Term Loans" and, together with the B-2 Term Loans and the B-3 Term Loans, the "Term Loans") keeping the original maturity date of October 31, 2013.

        Borrowings under the Senior Secured Term Loan Facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin. The applicable margin is (i) with respect to B-1 Term Loans, 1.25% for base rate borrowings and 2.25% for LIBOR borrowings; and (ii) with respect to B-2 Term Loans and B-3 Term Loans, 3.50% for base rate borrowings and 4.50% for LIBOR borrowings. In addition, the applicable margin is subject to a 0.25% decrease based on our corporate family rating assigned by Moody's Investors Service, Inc.

        The B-2 Term Loans and B-3 Term Loans are subject to a minimum increase in interest rates in connection with any future extensions of term loans to the extent that any such future extension has an increase in effective yield in excess of 0.25% above the effective yield of the B-2 Term Loans or B-3 Term Loans.

        The Senior Secured Term Loan Facility requires us to prepay outstanding term loans with (a) 100% of the net proceeds of any debt issued by us or our subsidiaries (with exceptions for certain debt permitted to be incurred under the Senior Secured Term Loan Facility) and (b) 50% (which percentage will be reduced to 25% if our total leverage ratio, as defined in the Senior Secured Term Loan Facility, is less than 6.00:1.00 and will be reduced to 0% if our total leverage ratio is less than 5.00:1.00) of our annual Excess Cash Flow (as defined in the Senior Secured Term Loan Facility). We must also offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales or casualty events under certain circumstances. We may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans.

        Our total leverage ratio at January 28, 2012 was less than 5.00:1.00, and as a result, there was no required Excess Cash Flow payment for fiscal 2011. However, during fiscal 2011, we made a voluntary prepayment of $50 million. Our voluntary prepayment of $110 million in fiscal 2010 more than offset the payment required from our annual Excess Cash Flow. Under the Senior Secured Term Loan Facility, excess cash flow payments and voluntary prepayments serve to reduce future scheduled quarterly principal payments. The voluntary prepayments made in fiscal 2011 and fiscal 2010 effectively satisfied all scheduled quarterly principal payments until maturity of the Term Loans.

        The Senior Secured Term Loan Facility contains a number of negative covenants that are substantially similar to, but more restrictive in certain respects than, those governing the Notes as well as certain other customary affirmative and negative covenants and events of default. As of January 28, 2012, we were in compliance with all covenants.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. We do not typically enter into off-balance sheet arrangements, except for arrangements related to operating lease commitments, service contract commitments, and trade letters of credit, as disclosed in the contractual obligations table below. Neither Michaels nor its subsidiaries typically guaranty the obligations of unrelated parties.

Contractual Obligations

        All of our significant contractual obligations are recorded on our Consolidated Balance Sheets or disclosed in our Notes to Consolidated Financial Statements.

        As of January 28, 2012, our contractual obligations were as follows:

	Payments Due By Fiscal Year
(In millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Operating lease commitments(1)	$1,788	$355	$616	$399	$418
Other commitments(2)	84	68	12	4	—
Total debt(3)	3,495	127	502	2,066	800
Interest payments(4)	1,258	243	483	408	124

	$6,625	$793	$1,613	$2,877	$1,342

(1) Our operating lease commitments generally include non-cancelable leases for property and equipment used in our operations. Excluded from our operating lease commitments are amounts related to insurance, taxes, and common area maintenance associated with property and equipment. Such amounts historically represented approximately 32% of the total lease obligation over the previous three fiscal years.

(2) Other commitments include trade letters of credit and service contract obligations. Our service contract obligations were calculated based on the time period remaining in the contract or to the earliest possible date of termination, if permitted to be terminated by Michaels upon notice, whichever is shorter.

(3) Included in total debt is $5 million of unamortized discount accretion on the 2018 Senior Notes, which has not been recognized as of January 28, 2012. See Note 4 to the Consolidated Financial Statements.

(4) Debt associated with our Senior Secured Term Loan Facility was approximately $2.0 billion at January 28, 2012, and is subject to variable interest rates. The amounts included in interest payments in the table for the Senior Secured Term Loan Facility were based on the indexed interest rate in effect at January 28, 2012. Approximately $1.5 billion of debt was subject to fixed interest rates. We did not have any outstanding borrowings under our senior secured asset-based Revolving Credit Facility at January 28, 2012. Under our senior secured asset-based Revolving Credit Facility, we are required to pay a commitment fee of 0.625% per year on the unutilized commitments. The amounts included in interest payments for the senior secured asset-based Revolving Credit Facility were based on these annual commitment fees.

        Additional information regarding our long-term debt and commitments and contingencies is provided in Note 4 and Note 11, respectively, of Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements

        In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-04, "Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS", an amendment to ASC topic 820, "Fair Value Measurements". ASU 2011-04 conforms certain sections of ASC 820 to International Financial Reporting

Standards in order to provide a single converged guidance on the measurement of fair value. The ASU also requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy. The amended guidance is effective for interim and annual periods beginning after December 15, 2011. We will adopt all requirements of ASU 2011-04 on January 29, 2012, with no material impact expected on our Consolidated Financial Statements.

        In June 2011, the FASB issued ASU No. 2011-05, "Presentation of Comprehensive Income", an amendment to ASC topic 220, "Comprehensive Income". ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity. Instead, comprehensive income must be reported in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In December 2011, the FASB issued ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05," which indefinitely defers the provisions in ASU 2011-05 requiring reclassification adjustments out of other comprehensive income to be presented on the face of the financial statements. The other portions of ASU 2011-05 remain unchanged. These standards, which must be applied retroactively, are effective for interim and annual periods beginning after December 15, 2011, with earlier adoption permitted. We will adopt all requirements of these standards on January 29, 2012, the beginning of our 2012 fiscal year.

        In September 2011, the FASB issued ASU No. 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". ASU 2011-08 allows entities testing for goodwill impairment to have the option of performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If an entity believes, as a result of its qualitative assessment, it is more-likely-than-not the fair value of a reporting unit is less than its carrying amount, the currently prescribed two-step goodwill impairment test must be performed. Otherwise, no further testing is required. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted ASU 2011-08 in the fourth quarter of fiscal 2011.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to fluctuations in exchange rates between the U.S. and Canadian dollar, which is the functional currency of our Canadian subsidiary. Our sales, costs and expenses of our Canadian subsidiary, when translated into U.S. dollars, can fluctuate due to exchange rate movement. As of January 28, 2012, a 10% increase or decrease in the exchange rate of the U.S. and Canadian dollar would increase or decrease Net income by approximately $3 million.

        Changing commodity prices have not had a material impact on our plans for expansion or other capital expenditures for any year during the three-year period ended January 28, 2012. However, we cannot be sure changing commodity prices will not have an adverse impact on our plans for expansion or other capital expenditures in future periods.

        We have market risk exposure arising from changes in interest rates on our Senior Secured Term Loan Facility and senior secured asset-based Revolving Credit Facility. See "—Liquidity and

Capital Resources" for further detail. The interest rates on our Senior Secured Credit Facilities will reprice periodically, which will impact our earnings and cash flow. The interest rates on our Notes are fixed. Based on our overall interest rate exposure to variable rate debt outstanding as of January 28, 2012, a 1% increase or decrease in interest rates would increase or decrease income before income taxes by approximately $20 million. A 1% increase or decrease in interest rates would decrease or increase the fair value of our long-term fixed rate debt by approximately $26 million. A change in interest rates would not materially affect the fair value of our variable rate debt as the debt reprices periodically.

        During the first quarter of fiscal 2009, we purchased an interest rate cap to limit the variability of cash flows associated with our interest payments on our Senior Secured Term Loan Facility that result from fluctuations in the three-month LIBOR rate. The cap limits our interest exposure on a notional value of $2.0 billion to the lesser of the three-month LIBOR rate or 7.0%. The term of the cap is from April 15, 2009 through April 15, 2015. The fair value of the cap as of January 28, 2012 was nominal and is included in Other assets on the Consolidated Balance Sheets. The change in fair value of the cap for year ended January 28, 2012 resulted in a loss of $5 million, and is recorded in Other (income) and expense, net in the Consolidated Statements of Operations. A 1% increase in the interest rates would increase the value of the cap and income before income taxes by approximately $3 million. A 1% decrease in the interest rates would have a minimal effect on the value of the cap and income before income taxes.

        We invest cash balances in excess of operating requirements primarily in money market mutual funds and short-term interest-bearing securities, generally with maturities of 90 days or less. Due to the short-term nature of our investments, the fair value of our cash and equivalents at January 28, 2012 approximated carrying value.

Business

        The following discussion, as well as other portions of this prospectus, contains forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management "anticipates", "plans", "estimates", "expects", "believes", and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and particularly in "Risk Factors", "Cautionary Note Regarding Forward-Looking Statements", and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

General

        With over $4.2 billion in sales in fiscal 2011, Michaels Stores, Inc., together with its subsidiaries, is the largest arts and crafts specialty retailer in North America providing materials, project ideas and education for creative activities. Our mission is to inspire and enable customer creativity, create a fun and rewarding place to work, foster meaningful connections with our communities and lead the industry in growth and innovation. With crafting classes, store events, project sheets, store displays, mobile applications and online videos, we offer a shopping experience that can inspire creativity and confidence in our customers' artistic abilities.

        Michaels Stores, Inc. was incorporated in Delaware in 1983, and as of March 19, 2012, we operate 1,066 Michaels retail stores in 49 states, as well as in Canada, with approximately 18,200 average square feet of selling space per store. We also operate 130 Aaron Brothers stores as of March 19, 2012, in nine states, with approximately 5,600 average square feet of selling space per store, offering photo frames, a full line of ready-made frames, custom framing services, and a wide selection of art supplies.

        On October 31, 2006, substantially all of the Common Stock of Michaels Stores, Inc. was acquired through a merger transaction by affiliates of two investment firms: Bain Capital Partners, LLC and The Blackstone Group L.P., with certain shares retained by investment funds managed by Highfields Capital Management LP (then-existing stockholders of Michaels Stores, Inc.) (the "Highfields Funds"). As a result of the Merger, Michaels Holdings LLC, an entity controlled by the Sponsors, currently owns approximately 93% of our outstanding Common Stock, which is not publicly traded.

        We provide links to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on our Internet website at www.michaels.com under the heading "Investor Relations". These links are automatically updated, so the filings are available immediately after they are made publicly available by the SEC. These filings are also available through the SEC's EDGAR system at www.sec.gov. Our website, and the information contained on our website, is not part of this prospectus.

Merchandising

        Each Michaels store offers approximately 35,000 basic SKUs in a number of product categories. The following table shows a breakdown of sales for Michaels stores by department as a percentage of total sales:

	Fiscal Year
	2011	2010	2009

General and children's crafts	47%	46%	44%
Home décor and seasonal	20	20	21
Framing	17	18	17
Scrapbooking	16	16	18

	100%	100%	100%

        We have a product design team focused on quality, innovation and cost mitigation. Through constant interaction with our customers, we are able to anticipate and respond to their needs by introducing fresh and inspirational products in a timely manner.

        We have developed a portfolio of 10 private brands to deliver quality products while providing value and on-trend products to our consumer. These brands have been formulated around category lines to build brand recognition and increase profitability. In fiscal 2011, our private brand sales exceeded $1.8 billion, representing approximately 44% of our total Net sales.

        We continue to search for ways to leverage our position as a market leader by establishing strategic partnerships and exclusive product relationships that will provide our customers with exciting merchandise. During fiscal 2011, we partnered with popular celebrities and brands such as Chef Duff Goldman, Tori Spelling, Crayola, American Girl Crafts, Girl Scouts and Martha Stewart Crafts. For fiscal 2012, we are exploring opportunities to form future partnerships and exclusive product associations.

        We routinely identify merchandise that requires some price reduction to accelerate sales of the product. The need for this reduction is generally attributable to clearance of seasonal merchandise or product that is being displaced from its assigned location in the store to make room for new merchandise. Additional SKUs that are candidates for repricing are identified using our perpetual inventory data. In each case, the appropriate repricing is determined by our category management team. Price changes are transmitted electronically to the store and instructions are provided to our stores regarding product placement, signage, and display to ensure the product is effectively cleared.

        Our Aaron Brothers stores offer on average approximately 7,400 SKUs, including photo frames, a full line of ready-made frames, art prints, framed art, art supplies and custom framing services. The merchandising strategy for our Aaron Brothers stores is to provide a unique, upscale framing assortment in an appealing environment with attentive customer service.

Seasonality

        Our business is highly seasonal, with higher sales in the third and fourth fiscal quarters. Our fourth quarter, which includes the Christmas selling season, has on average accounted for approximately 34% of our Net sales and approximately 47% of our Operating income.

Product Sourcing and Inventory Management

        We purchase merchandise from approximately 600 domestic and foreign vendors. We believe our buying power and ability to make centralized purchases enable us to acquire products on favorable terms. Centralized category management and global sourcing teams negotiate with vendors in an attempt to obtain the lowest net merchandise costs and improve product mix and inventory levels. Our global sourcing infrastructure allows us to control new product introductions and costs, as well as maintain high quality standards, monitor delivery times and manage inventory levels. In fiscal 2011, one vendor supplied approximately 10% of purchases, with no other vendor accounting for more than 3% of total purchases.

        In addition to purchasing from outside vendors, our Michaels and Aaron Brothers stores purchase custom frames, framing supplies, mats, and art prints from our framing operation, Artistree, which consists of a manufacturing facility and four regional processing centers to support our retail stores.

        Substantially all of the products sold in Michaels stores are manufactured in the U.S., Asia, Canada and Mexico. Goods manufactured in Asia generally require longer lead times and are ordered four to six months in advance of delivery. Those products are either imported directly by us or by domestic distributors and purchase prices are denominated in U.S. dollars.

        Our automated replenishment system uses perpetual inventory records to analyze SKU on-hand quantities at each store, as well as other pertinent information such as sales forecasts, seasonal selling patterns, promotional events, and vendor lead times, to reorder merchandise. These recommended orders are reviewed daily and purchase orders are delivered electronically to our vendors and our distribution centers. In addition to improving our store in-stock position, these systems enable us to better forecast merchandise ordering quantities for our vendors and give us the ability to identify, order, and replenish the stores' merchandise using less store associate labor. These systems also allow us to react more quickly to selling trends and allow our store associates to devote more time to customer service, thereby improving inventory productivity and sales opportunities. As mentioned above, we are developing processes and systems to improve inventory turnover. We are in the process of upgrading our replenishment and allocation systems and implementing a demand forecasting system.

Artistree

        We currently operate a vertically integrated framing operation that leverages Artistree, our wholly-owned manufacturing subsidiary, across our Michaels and Aaron Brothers store networks. Artistree supplies high quality custom and specialty framing merchandise, including art prints and precut mats. We believe Artistree provides a competitive advantage to our stores and allows us to capture both retail and manufacturing margins. Based on the benefits we have received from this vertically integrated solution, we continue to evaluate opportunities to further leverage our strong framing operations.

        Our moulding manufacturing plant, located in Kernersville, North Carolina, converts lumber into finished frame moulding that is supplied to our regional processing centers for custom framing orders for our stores. We manufacture approximately 19% of the moulding we process, import another 51% from quality manufacturers in Indonesia, Malaysia, China, and Italy, and purchase the balance from distributors. We directly source metal moulding for processing in our regional centers. The custom framing orders are processed (frames cut and joined, along with cutting mats and foamboard backing) and shipped to our stores where the custom frame order is completed for customer pick-up.

        During fiscal 2011, we operated four regional processing centers in City of Industry, California; Coppell, Texas; Kernersville, North Carolina; and Mississauga, Ontario. Our art prints and pre-cut mats, along with our custom frame supplies, are packaged and distributed out of our Coppell regional processing center. Combined, these facilities occupy approximately 538,000 square feet and, in fiscal 2011, processed over 29 million linear feet of frame moulding and over six million individually custom cut mats for our Michaels and Aaron Brothers stores.

Distribution

        We currently operate a distribution network for supplying our stores with merchandise. Approximately 85% of Michaels stores' merchandise receipts are shipped through the distribution network with the remainder shipped directly from vendors to stores. Approximately 55% of Aaron Brothers stores' merchandise is shipped through the distribution network with the remainder shipped directly from vendors. Our seven distribution centers are located in California, Florida, Illinois, Pennsylvania, Texas, and Washington. In addition, we utilize a third party warehouse to store and supply our seasonal merchandise in preparation for the holiday season.

        Michaels stores generally receive deliveries from the distribution centers weekly through a transportation network using a dedicated fleet of trucks and contract carriers. Aaron Brothers stores generally receive merchandise on a biweekly basis from a dedicated 174,000 square foot distribution center located in the Los Angeles, California area.

Store Expansion and Relocation

        The following table shows our total store growth for the last five years:

	Fiscal Year
	2011	2010	2009	2008	2007

Michaels stores:
Retail stores open at beginning of year	1,045	1,023	1,009	963	921
Retail stores opened during the year	25	23	18	51	45
Retail stores opened relocations during the year	15	10	5	11	11
Retail stores closed during the year	(6)	(1)	(4)	(5)	(3)
Retail stores closed relocations during the year	(15)	(10)	(5)	(11)	(11)

Retail stores open at end of year	1,064	1,045	1,023	1,009	963
Aaron Brothers stores:
Retail stores open at beginning of year	137	152	161	166	166
Retail stores opened during the year	—	—	—	—	2
Retail stores opened relocations during the year	—	—	—	1	—
Retail stores closed during the year	(3)	(15)	(9)	(5)	(2)
Retail stores closed relocations during the year	—	—	—	(1)	—

Retail stores open at end of year	134	137	152	161	166

Total store count at end of year	1,198	1,182	1,175	1,170	1,129

        We believe, based on an internal real estate and penetration study of Michaels stores, that the combined U.S. and Canadian markets can support at least 1,500 Michaels stores. We plan to open approximately 45 to 50 Michaels stores in fiscal 2012. Included in these openings are relocations of 10 to 15 Michaels stores. We continue to pursue a store relocation program to improve the real estate location quality and performance of our store base. During fiscal 2012, we anticipate closing five to 10 Michaels stores and five to 10 Aaron Brothers stores. We do not plan to open any new Aaron Brothers stores in 2012. Many of our store closings are stores that have reached the end of their lease term or are being relocated. We believe our ongoing store evaluation process results in strong performance across our store base.

        We have developed a standardized procedure that allows for the efficient opening of new stores and their integration into our information and distribution systems. We develop the floor plan and merchandise layout and organize the advertising and promotions in connection with the opening of each new store. In addition, we maintain qualified store opening teams to provide new store personnel with store training.

        Our new store operating model, which is based on historical store performance, assumes a target store size of approximately 18,000 selling square feet. Our average initial net investment, which varies by site and specific store characteristics, is approximately $1.3 million per store and consists of store build-out costs (net of tenant improvement allowances), pre-opening expenses and average first year inventory (net of payables). Based on our model, we expect our new stores to repay the initial net investment in approximately 3 years.

Competition

        We are the largest arts and crafts speciality retailer within the estimated $30.3 billion arts and crafts industry and $3.0 billion framing industry. The market we compete in is highly fragmented, including stores across the nation operated primarily by small, independent retailers along with a few regional and national chains. We face competition from Internet-based retailers, in addition to traditional store-based retailers. We believe customers choose where to shop based upon store location, breadth of selection, price, quality of merchandise, availability of product, and customer service. We compete with many different types of retailers and classify our competition within the following categories:

•
Mass merchandisers.  This category includes companies such as Wal-Mart Stores, Inc., Target Corporation, and other mass merchandisers. These retailers typically dedicate only a small portion of their selling space to a limited selection of home décor, arts and crafts supplies, and seasonal merchandise, but they do seek to capitalize on the latest trends by stocking products that are complimentary to those trends and their current merchandise offerings. These mass merchandisers generally have limited customer service staffs with minimal amounts of experience in crafting projects.

•
Multi-store chains.  This category includes several multi-store chains, each operating more than 30 stores, and comprises: Hobby Lobby, which operates approximately 500 stores in 41 states, primarily in the Midwestern and Southern U.S.; Jo-Ann Stores, Inc., which operates approximately 770 stores in 49 states; A.C. Moore Arts & Crafts, Inc., which operates approximately 135 stores primarily in the mid-Atlantic and Northeast regions; and Garden Ridge Corporation, which operates approximately 50 stores in 18 states, primarily in the Midwestern and Southern U.S. We believe all of these chains are significantly smaller than Michaels with respect to Net sales.

•
Small, local specialty retailers.  This category includes local independent arts and crafts retailers and custom framing shops. Typically, these are single-store operations managed by the owner. These stores generally have limited resources for advertising, purchasing, and distribution. Many of these stores have established a loyal customer base within a given community and compete based on relationships and customer service.

Foreign Sales

        All of our current international business is in Canada, which accounted for approximately 9% of total sales in fiscal 2011 and fiscal 2010, and 8% of total sales in fiscal 2009. During the last three years, less than 6% of our assets have been located outside of the U.S. See Note 13 to the Consolidated Financial Statements for Net sales and assets by country.

Trademarks and Service Marks

        We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including, without limitation, "Aaron Brothers", "Artistree", "Michaels", "Michaels the Arts and Crafts Store", "Recollections", "Where Creativity Happens", and the stylized Michaels logos. We are registering or have registered our primary private brands including Artist's Loft, ArtMinds, Celebrate It, Creatology, Craft Smart, Imagin8,

Recollections, Loops & Threads, MiDesign@Michaels, Studio Décor, Bead Landing and Ashland, and various sub-brands associated with these primary marks.

Employees

        As of March 19, 2012, we employed approximately 45,300 associates, approximately 34,600 of whom were employed on a part-time basis. The number of part-time associates substantially increases during the Christmas selling season. Of our full-time associates, approximately 3,000 are engaged in various executive, operating, training, distribution, and administrative functions in our corporate and division offices and distribution centers, and the remainder are engaged in store operations. None of our associates are subject to a collective bargaining agreement.

Legal Proceedings

Employee Claims

Adams Claim

        On March 20, 2009, 114 individuals commenced an action against the Company styled Adams, et al. v. Michaels Stores, Inc. in the U.S. District Court for the Central District of California. The complaint was later amended to add 15 additional plaintiffs. In 2010, two additional lawsuits making the same allegations were filed in the Central District Court by eight additional plaintiffs, styled Borgen, et al. v. Michaels Stores, Inc. and Langstaff v. Michaels Stores, Inc., and were later consolidated with the Adams suit. The Adams consolidated suit ("Adams") alleges that the plaintiffs, certain former and current store managers in California, were improperly classified as exempt employees and, as such, Michaels failed to pay overtime wages, provide meal and rest periods (or compensation in lieu thereof), accurately record hours worked and provide itemized employee wage statements. The Adams suit additionally alleges that the foregoing conduct was in breach of California's unfair competition law. The plaintiffs seek injunctive relief, damages for unpaid wages, penalties, restitution, interest, and attorneys' fees and costs. A number of the individual plaintiff claims have been settled for immaterial amounts. A bench trial on one of the plaintiff's cases occurred in December 2010. The Court has orally advised that Michaels was successful at trial, but has not yet provided its decision in writing. A trial on a different plaintiff's case has been scheduled for June 5, 2012. We believe we have meritorious defenses and intend to defend the remaining individual claims vigorously. We do not believe the resolution of these cases will have a material effect on our Consolidated Financial Statements.

Ragano Claim

        On July 11, 2011, the Company was served with a lawsuit filed in the California Superior Court in and for the County of San Mateo by Anita Ragano, as a purported class action proceeding on behalf of herself and all current and former hourly retail employees employed by Michaels stores in California. We removed the matter to the U.S. District Court for the Northern District of California on August 9, 2011. The complaint was subsequently amended to add an additional named plaintiff, Terri McDonald. The lawsuit alleges that Michaels stores failed to pay all wages and overtime, failed to provide its hourly employees with adequate meal and rest breaks (or compensation in lieu thereof), failed to timely pay final wages, unlawfully withheld wages and failed to provide accurate wage statements and further alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiffs seek injunctive relief, compensatory damages, meal and rest break penalties, waiting time penalties, interest, and attorneys' fees and costs. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. We do not believe the resolution of the lawsuit will have a material effect on our Consolidated Financial Statements.

Rea Claim

        On September 15, 2011, the Company was served with a lawsuit filed in the California Superior Court in and for the County of Orange by four former store managers as a purported class action proceeding on behalf of themselves and certain former and current store managers employed by Michaels stores in California. The lawsuit alleges that the Company improperly classified its store managers as exempt employees and as such failed to pay all wages, overtime, waiting time penalties and failed to provide accurate wage statements. The lawsuit also alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiffs have alleged damages, penalties, fees and costs not to exceed $5 million, exclusive of interest. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. We do not believe the resolution of the lawsuit will have a material effect on our Consolidated Financial Statements.

Tijero and Godfrey Consolidated Claim

        On February 12, 2010, the Company and its wholly owned subsidiary, Aaron Brothers, was served with a lawsuit filed in the California Superior Court in and for the County of Alameda by Jose Tijero, a former assistant manager for Aaron Brothers, as a purported class action proceeding on behalf of himself and all current and former hourly retail employees employed by Aaron Brothers in California. On July 12, 2010, Aaron Brothers was served with a lawsuit filed in the California Superior Court in and for the County of Orange by Amanda Godfrey, a former Aaron Brothers' hourly employee alleging similar allegations as in the Tijero suit. On October 15, 2010, the cases were consolidated against Aaron Brothers and re-filed in the U.S. District Court—Northern District of California. These suits allege that Aaron Brothers failed to pay all wages and overtime, failed to provide its hourly employees with adequate meal and rest breaks (or compensation in lieu thereof), failed to timely pay final wages, unlawfully withheld wages and failed to provide accurate wage statements and further alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiff seeks injunctive relief, compensatory damages, meal and rest break penalties, waiting time penalties, interest, and attorneys' fees and costs. On April 4, 2012, we reached a class-wide settlement with plaintiffs that is subject to the Court's approval. The settlement, if approved, will not have a material effect on our Consolidated Financial Statements, and has already been accrued.

Consumer Class Action Claims

Zip Code Claims

        On August 15, 2008, Linda Carson, a consumer, filed a purported class action proceeding against Michaels Stores, Inc. in the Superior Court of California, County of San Diego ("San Diego Superior Court"), on behalf of herself and all similarly-situated California consumers. The Carson lawsuit alleges that Michaels unlawfully requested and recorded personally identifiable information (i.e., her zip code) as part of a credit card transaction. The plaintiff sought statutory penalties, costs, interest, and attorneys' fees. We contested certification of this claim as a class action and filed a motion to dismiss the claim. On March 9, 2009, the Court dismissed the case with prejudice. The plaintiff appealed this decision to the California Court of Appeals for the Fourth District, San Diego. On July 22, 2010, the Court of Appeals upheld the dismissal of the case. The plaintiff appealed this decision to the Supreme Court of California ("California Supreme Court"). On September 29, 2010, the California Supreme Court granted the plaintiff's petition for review; however, it stayed any further proceedings in the case until another similar zip code case pending before the court, Pineda v. Williams-Sonoma, was decided. On February 10, 2011, the California Supreme Court ruled, in the Williams-Sonoma case, that zip codes are personally identifiable information and therefore the Song-Beverly Credit Card Act of 1971, as amended ("Song Act"), prohibits businesses from requesting or requiring zip codes in connection with a credit card transaction. On or about April 6, 2011, the Supreme Court transferred the Carson case back to the Court of Appeals with directions to the Court to reconsider its decision in light of the Pineda decision. Upon reconsideration, the Court of Appeals remanded the case back to the San Diego Superior Court on May 31, 2011.

        Additionally, since the California Supreme Court decision on February 10, 2011, three additional purported class action lawsuits alleging violations of the Song Act have been filed against the Company: Carolyn Austin v. Michaels Stores, Inc. and Tiffany Heon v. Michaels Stores, Inc., both in the San Diego Superior Court and Sandra A. Rubinstein v. Michaels Stores, Inc. in the Superior Court of California, County of Los Angeles, Central Division. The Rubinstein case was transferred to the San Diego Superior Court. An order coordinating the cases has been entered and plaintiffs filed a Consolidated Complaint on April 24, 2012. Plaintiffs seek damages, civil penalties, common settlement fund recovery, attorney fees, costs of suit and prejudgment interest.

        Also, relying in part on the California Supreme Court decision, an additional purported class action lawsuit was filed on May 20, 2011 against the Company: Melissa Tyler v. Michaels Stores, Inc. in the U.S. District Court-District of Massachusetts, alleging violation of a similar Massachusetts statute, Mass. Gen. Laws ch. 93, section 105(a) ("Statute"), regarding the collection of personally identifiable information in connection with a credit card transaction. A hearing was held on October 20, 2011 on our Motion to Dismiss the claims. On January 6, 2012, the Court granted our Motion to Dismiss. However, the Court certified questions of law to the Massachusetts Supreme Judicial Court regarding the interpretation of the Statute. Briefing to the Supreme Judicial Court is underway and a hearing on the matter is set for October 19, 2012.

        We intend to vigorously defend each of these zip code claim cases and we are unable, at this time, to estimate a range of loss, if any.

Pricing and Promotion

        On April 30, 2012, William J. Henry, a consumer, filed a purported class action proceeding against Michaels Stores, Inc. in the Court of Common Pleas, Lake County, Ohio, on behalf of himself and all similarly-situated Ohio consumers who purchased framing products and/or services from Michaels during weeks where Michaels was advertising a discount for framing products and/or services. The lawsuit alleges that Michaels advertised discounts on its framing products and/or services without actually providing a discount to its customers since Michaels has a perpetual sale on framing products and/or services in its stores. The plaintiff claims violation of Ohio law ORC 1345.01 et seq., breach of contract, unjust enrichment and fraud. The plaintiff has alleged damages, penalties and fees not to exceed $5 million, exclusive of interest and costs. We do not believe the resolution of this lawsuit will have a material effect on our Consolidated Financial Statements.

Data Breach Claims

Payment Card Terminal Tampering

        On May 3, 2011, we were advised by the U.S. Secret Service that they were investigating certain fraudulent debit card transactions that occurred on accounts that had been used for legitimate purchases in selected Michaels stores. A subsequent internal investigation revealed that approximately 90 payment card terminals in certain Michaels stores had been physically tampered with, potentially resulting in customer debit and credit card information to be compromised. We have since removed and replaced approximately 7,100 payment card terminals comparable to the identified tampered payment card terminals from our Michaels stores. The Company continues to cooperate with various governmental entities and law enforcement authorities in investigating the payment card terminal tampering, but we do not know the full extent of any fraudulent use of such information.

        On May 18, 2011, Brandi F. Ramundo, a consumer, filed a purported class action proceeding against Michaels Stores, Inc. in the U.S. District Court for the Northern District of Illinois, on behalf of herself and all similarly-situated U.S. consumers. The Ramundo lawsuit alleges that Michaels failed to take commercially reasonable steps to protect consumer financial data, and was in breach of contract and laws, including the Federal Stored Communications Act and the Illinois Consumer Fraud and Deceptive Practices Act. The plaintiff seeks compensatory, statutory and punitive damages, costs, credit card fraud monitoring services, interest and attorneys' fees. Subsequently two additional purported class action lawsuits significantly mirroring the claims in the Ramundo complaint were filed against the Company: Mary Allen v. Michaels Stores, Inc., and Kimberly Siprut v. Michaels Stores, Inc., both in the U.S. District Court for the Northern District of Illinois. On June 8, 2011, an order was entered consolidating these matters, which also provided for consolidation of all related actions subsequently filed in or transferred to the Northern District of Illinois. On July 8, 2011, a Consolidated Amended Class Action Complaint styled In Re Michaels Stores Pin Pad Litigation ("In Re Michaels Stores Consolidated Complaint") was filed in the U.S. District Court for the Northern District of Illinois. On August 8, 2011, we filed a Motion to Dismiss the In Re Michaels Stores Consolidated Complaint. On November 23, 2011, the Court dismissed the Stored Communications Act and negligence claims under Illinois law, but denied the motion as to the breach of implied contract and Illinois Consumer Fraud and Deceptive Practices Act claims.

        Four other substantially similar putative class action lawsuits have also been filed. Jeremy Williams v. Michaels Stores, Inc. and Fred Sherry v. Michaels Stores, Inc., were filed in the U.S. District Court for the Northern District of Illinois. Sara Rosenfeld and Ilana Soffer v. Michaels Stores, Inc. and Lori Wilson v. Michaels Stores, Inc. were both filed in New Jersey state court, removed to the United States District Court for the District of New Jersey, and transferred to the United States District Court for the Northern District of Illinois. The New Jersey cases assert negligence and New Jersey Consumer Fraud Act claims. All four cases are subject to the consolidation order. The Court has held that Michaels is not required to respond to those complaints.

        We do not believe the resolution of these cases will have a material effect on our Consolidated Financial Statements.

Governmental Inquiries and Related Matters

Non-U.S. Trust Inquiry

        In early 2005, the District Attorney's office of the County of New York and the SEC opened inquiries concerning non-U.S. trusts that directly or indirectly held shares of Michaels Common Stock and Common Stock options. A federal grand jury requested information with respect to the same facts. We are cooperating in these inquiries and have provided information in response to the requests.

        Certain of these trusts and corporate subsidiaries of the trusts acquired securities of Michaels in transactions directly or indirectly with Charles J. Wyly, Jr. and Sam Wyly, who were, respectively, Chairman and Vice Chairman of the Board of Directors prior to the consummation of the Merger, or with other Wyly family members. In addition, subsidiaries of certain of these trusts acquired securities directly from us in private placement transactions in 1996 and 1997 and upon the exercise of stock options transferred, directly or indirectly, to the trusts or their subsidiaries by Charles Wyly, Sam Wyly, or other Wyly family members.

        We understand that Charles Wyly and Sam Wyly and/or certain of their family members are beneficiaries of irrevocable non-U.S. trusts. The 1996 and 1997 private placement sales by us of Michaels securities to subsidiaries of certain of these trusts were disclosed by us in filings with the SEC. The transfer by Charles Wyly and/or Sam Wyly (or by other Wyly family members or family-related entities) of Michaels securities to certain of these trusts and subsidiaries was also disclosed in filings with the SEC by us and/or by Charles Wyly and Sam Wyly. Based on information provided to us, our SEC filings prior to 2005 did not report securities owned by the non-U.S. trusts or their corporate subsidiaries as beneficially owned by Charles Wyly and Sam Wyly.

        Charles Wyly and Sam Wyly filed an amended Schedule 13D with the SEC on April 8, 2005, stating that they may be deemed the beneficial owners of Michaels securities held directly or indirectly by the non-U.S. trusts. In our 2005 and 2006 proxy statements, we included the securities held in the non-U.S. trusts or their separate subsidiaries, as reported by the Wylys, in the beneficial ownership table of our principal stockholders and management, with appropriate footnotes.

        On July 29, 2010, the SEC filed a civil enforcement action in federal district court for the Southern District of New York against Charles Wyly, Sam Wyly and others alleging, among other things, violations of various federal securities laws, including those governing ownership reporting and trading of securities, in connection with the non-U.S. trusts and their subsidiaries. Additional information may be obtained at the SEC's website. Sam Wyly, the estate of Charles Wyly and the Wylys' attorney, Michael French, also a former director of the Company, have requested indemnification from the Company for certain legal costs with respect to these matters. The Company has resolved all claims with regards to Sam Wyly and the estate of Charles Wyly for an immaterial amount.

        On April 12, 2012, Mr. French filed a lawsuit against the Company and the non-U.S. trusts in the District Court of Dallas County, Texas. Mr. French seeks damages from the Company for breach of contract, attorneys' fees and costs related to the Company's alleged indemnification obligations to Mr. French and attorneys' fees and costs related to the lawsuit itself. On May 18, 2012, the co-defendants removed the lawsuit to the United States District Court for the

Northern District of Texas-Dallas division. We believe we have meritorious defenses and intend to defend the claims vigorously. We do not believe the resolution of this case will have a material effect on our Consolidated Financial Statements.

General

        In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incidental to the ordinary course of business.

Description of Property

        We lease substantially all of the sites for our Michaels and Aaron Brothers stores, with the majority of our stores having initial lease terms of approximately 10 years. The leases are generally renewable, with increases in lease rental rates. Lessors have made leasehold improvements to prepare our stores for opening under a majority of our existing leases. As of January 28, 2012, in connection with stores that we plan to open or relocate in future fiscal years, we had signed 49 leases for Michaels stores.

        As of March 19, 2012, we lease the following non-store facilities:

Square Footage

Distribution centers:
Hazleton, Pennsylvania	1,005,000
Jacksonville, Florida	776,000
Lancaster, California	763,000
Centralia, Washington	718,000
New Lenox, Illinois	693,000
Tarrant County, Texas	433,000
City of Commerce, California (Aaron Brothers)	174,000

4,562,000
Artistree:
Coppell, Texas (regional processing and fulfillment operations center)	230,000
Kernersville, North Carolina (manufacturing plant and regional processing center)	156,000
City of Industry, California (regional processing center)	90,000
Mississauga, Ontario (regional processing center)	62,000

538,000
Office space:
Irving, Texas (corporate headquarters)	296,000
Coppell, Texas (corporate satellite office)	67,000
Mississauga, Ontario (Canadian regional office)	3,000

366,000
Coppell, Texas (new store staging warehouse)	29,000

5,495,000

        The following table indicates the number of our retail stores located in each state or province as of March 19, 2012:

	Number of Stores
State/Province	Michaels	Aaron Brothers	Total

Alabama	10	—	10
Alaska	3	—	3
Alberta	16	—	16
Arizona	28	5	33
Arkansas	4	—	4
British Columbia	16	—	16
California	130	85	215
Colorado	21	4	25
Connecticut	14	—	14
Delaware	4	—	4
Florida	74	—	74
Georgia	31	2	33
Idaho	6	1	7
Illinois	38	—	38
Indiana	17	—	17
Iowa	7	—	7
Kansas	8	—	8
Kentucky	9	—	9
Louisiana	12	—	12
Maine	3	—	3
Manitoba	3	—	3
Maryland	22	—	22
Massachusetts	25	—	25
Michigan	35	—	35
Minnesota	22	—	22
Mississippi	5	—	5
Missouri	19	—	19
Montana	4	—	4
Nebraska	4	—	4
Nevada	10	5	15
New Brunswick	3	—	3
Newfoundland and Labrador	1	—	1
New Hampshire	7	—	7
New Jersey	28	—	28
New Mexico	3	—	3
New York	52	—	52
North Carolina	31	—	31
North Dakota	2	—	2
Nova Scotia	4	—	4
Ohio	30	—	30
Oklahoma	8	—	8

	Number of Stores
State/Province	Michaels	Aaron Brothers	Total

Ontario	42	—	42
Oregon	15	2	17
Pennsylvania	44	—	44
Prince Edward Island	1	—	1
Rhode Island	3	—	3
Saskatchewan	3	—	3
South Carolina	12	—	12
South Dakota	2	—	2
Tennessee	14	—	14
Texas	70	17	87
Utah	12	—	12
Vermont	2	—	2
Virginia	32	—	32
Washington	22	9	31
West Virginia	5	—	5
Wisconsin	17	—	17
Wyoming	1	—	1

Total	1,066	130	1,196

Management

Directors

        Set forth below is information concerning each of our directors, including their ages as of May 16, 2012, present principal occupations, other business experiences during at least the last five years, membership on committees of the Board, public company directorships held during the last five years and certain other directorships. Except for Messrs. Murphy and Wallace and Ms. Greenthal, each of the directors listed below has served on our Board since October 31, 2006. The stockholders of the Company elected Mr. Murphy to the Board on January 13, 2009, elected Mr. Wallace to the Board on March 11, 2009 and elected Ms. Greenthal to the Board on May 18, 2011, in each case to fill a vacancy created by the resignation of a former director.

Name	Age	Position	Committee Membership

Joshua Bekenstein	53	Director	—
Todd M. Cook	41	Director	Audit Committee
Jill A. Greenthal	55	Director	Audit Committee
Lewis S. Klessel	44	Director*	Audit Committee
Matthew S. Levin	46	Director	Compensation Committee
Gerry M. Murphy	56	Director	—
James A. Quella	62	Director	Audit Committee
Peter F. Wallace	37	Director	Compensation Committee

*
Effective May 16, 2012, Mr. Klessel was appointed, along with the Company's Chief Administrative Officer and Chief Financial Officer, Charles M. Sonsteby, to the interim Office of the Chief Executive Officer (the "CEO Office") pending hospitalization and recovery of John B. Menzer, the Company's Chief Executive Officer. Effective as of such date, Mr. Klessel was also appointed to the newly-created position of interim Chief Operating Officer of the Company.

        Our Board has determined that currently Ms. Greenthal and                           qualify as independent directors as defined under the New York Stock Exchange Rules. We anticipate at least one additional director who is not affiliated with us or any of our stockholders will be appointed to the Board within 90 days of the consummation of this offering, and one additional director who is not affiliated with us or any of our stockholders will be appointed to the Board within twelve months of the consummation of this offering, resulting in a Board that includes at least four independent directors.

        Mr. Bekenstein is a managing director at Bain. Prior to joining Bain in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein received an M.B.A. from Harvard Business School and a B.A. from Yale University. Mr. Bekenstein serves as a director of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Toys "R" Us, Inc., Burlington Coat Factory Warehouse Corporation, Bright Horizons Family Solutions Inc., The Gymboree Corporation and Waters Corporation. Mr. Bekenstein's many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors make him highly qualified to serve on our Board.

        Mr. Cook is a managing director at Bain. Prior to becoming a managing director in December 2008, Mr. Cook served in various capacities, most recently as a principal at Bain from 2003 to 2008. Prior to joining Bain in 1996, Mr. Cook was a consultant at Bain & Company. Mr. Cook received an M.B.A. from Stanford University Graduate School of Business where he was an Arjay Miller Scholar. He also holds a B.E. in electrical engineering and a B.A. in economics from Dartmouth College. Mr. Cook was formerly a director of Dollarama Capital Corporation and a director of Dunkin' Brands, Inc. Mr. Cook's strong financial background combined with his experiences at Bain and as director of other companies put him in a position to provide important contributions to our Board.

        Ms. Greenthal has been a senior advisor at The Blackstone Group in the private equity group since 2007. From 2003 until 2007, Ms. Greenthal was a senior managing director in Blackstone's advisory group. Prior to joining The Blackstone Group, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston. Ms. Greenthal graduated as a member of The Academy from Simmons College and received an M.B.A. from Harvard Business School. Ms. Greenthal currently serves on the board of directors of Akamai Technologies, Inc., Orbitz Worldwide, Inc. and The Weather Channel Companies. Ms. Greenthal was formerly a director of Martha Stewart Omnimedia, Houghton Mifflin, Universal Orlando and Freedom Communications. Ms. Greenthal's background and understanding of capital markets and financial matters as well as her experiences described above enable her to provide valuable counsel to our management and Board.

        Mr. Klessel is a managing director at Bain. Prior to becoming a managing director in January 2012, Mr. Klessel served in various capacities, most recently as an operating partner at Bain from December 2007 to December 2011. Prior to joining Bain in October 2005, Mr. Klessel held a variety of operating and strategy leadership positions from 1997 to 2005 at The Home Depot, Inc., most recently as President of Maintenance Warehouse, a wholly-owned subsidiary that distributed maintenance products to facility management customers in the multi-housing, lodging, health-care and commercial sectors. Mr. Klessel received an M.B.A. from Harvard Business School and a B.S. from the Wharton School at the University of Pennsylvania. Mr. Klessel serves as a director of HD Supply, Inc. and Guitar Center, Inc. As a result of these and other professional experiences, Mr. Klessel brings to our Board extensive experience in operating and managing complex organizations, particularly in the retail industry, which strengthen the collective qualifications, skills and experience of our Board.

        Mr. Levin is a managing director at Bain. Mr. Levin joined Bain Capital in 1992 and was promoted to managing director in 2000. Prior to joining Bain, Mr. Levin was a consultant at Bain & Company in the consumer products and manufacturing industries. Mr. Levin received an M.B.A. from Harvard Business School where he was a Baker Scholar. He received a B.S. from the University of California at Berkeley. Mr. Levin serves as a board member of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Edcon Holdings Pty. Ltd., Guitar Center, Inc., Toys "R" Us, Inc. and Unisource Worldwide, Inc. Mr. Levin's significant experience in and knowledge of corporate finance and managing companies put him in a position to provide important contributions to our Board.

        Mr. Murphy is a senior managing director at The Blackstone Group in the private equity group, which he joined in 2008. Before joining The Blackstone Group, Mr. Murphy spent five years as CEO of Kingfisher, a FTSE 100 company and leading home improvement retailer in Europe and Asia. He has also served as CEO of Carlton Communications plc, Exel plc and Greencore Group plc. Mr. Murphy received his BSc and PhD in food technology from University College Cork and a 1st Class MBS in marketing from University College Dublin. Mr. Murphy serves as a director of United Biscuits Topco Limited, Kleopatra Acquisition Corp., British

American Tobacco plc, The Blackstone Group International Limited and a member of the Advisory Board of KP Germany Zweite GmbH. Mr. Murphy was formerly a director of Abbey National plc, Reckitt Benckiser Group plc and Hornbach Holding AG. Mr. Murphy's experience as managing director of a large investment firm, director of several companies in various industries and chief executive officer of a company in the retail industry make him a qualified and valued member of our Board.

        Mr. Quella is a senior managing director and senior operating partner at The Blackstone Group in the private equity group. Prior to joining The Blackstone Group in 2004, Mr. Quella was a managing director and senior operating partner with DLJ Merchant Banking Partners-CSFB Private Equity from 2000 to 2004. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates. Mr. Quella received a B.A. in International Studies from the University of Chicago/University of Wisconsin-Madison and an M.B.A. from the University of Chicago. Mr. Quella serves as a director of Catalent Pharma Solutions, Inc. and Vanguard Health Systems, Inc. Mr. Quella was formerly a director of Freescale Semiconductor, Inc., Graham Packaging Company, L.P., The Nielsen Company and Intelenet Global Services. Due to contributions that Mr. Quella can provide to our Board resulting from his financial expertise, as well as his significant experience in working with companies controlled by private equity sponsors, he is qualified to be on and an asset to our Board.

        Mr. Wallace is a senior managing director at The Blackstone Group in the private equity group, which he joined in 1997. Mr. Wallace received a B.A. in Government from Harvard College. Mr. Wallace serves on the board of directors of AlliedBarton Security Services, SeaWorld Parks & Entertainment, Pelmorex Media and The Weather Channel Companies. Mr. Wallace was formerly a director of Crestwood Midstream Partners and New Skies Satellites. These experiences and knowledge, along with his service on NYSE-listed company boards, enhance Mr. Wallace's contributions and value to our Board.

        In connection with the Merger, the Sponsors entered into an agreement providing that Michaels Holdings LLC will vote its shares of the Company so that each board member of Michaels Holdings LLC will serve on the Board of the Company. In connection with this offering, we will enter into an investor agreement with the Sponsors. Under the investor agreement, each of the Sponsors will have the contractual right to name up to three individuals to our Board. See "Certain Relationships and Related Party Transactions—Other Arrangements and Relationships with the Sponsors—Investor Agreement".

Executive Officers

        Our current executive officers, their ages as of May 16, 2012, and their business experience during at least the past five years are set forth below.

Name	Age	Position

John B. Menzer	61	Chief Executive Officer*
Lewis S. Klessel	44	Member of the Interim Office of the Chief Executive Officer and Interim Chief Operating Officer; Director*
Charles M. Sonsteby	58	Member of the Interim Office of the Chief Excecutive Officer, Chief Administrative Officer and Chief Financial Officer*
Nicholas E. Crombie	61	Executive Vice President—Store Operations
Thomas C. DeCaro	57	Executive Vice President—Supply Chain
Philo T. Pappas	53	Executive Vice President—Category Management
Weizhong "Wilson" Zhu	60	Executive Vice President—Private Brands & Global Sourcing
Eric C. Gordon	49	Senior Vice President—Chief Information Officer
Shawn E. Hearn	46	Senior Vice President—Human Resources
Paula A. Puleo	46	Senior Vice President—Chief Marketing Officer
Michael J. Veitenheimer	55	Senior Vice President—General Counsel and Secretary
John J. Wyatt	60	Senior Vice President—Corporate Development

*
Effective May 16, 2012, following hospitalization of Mr. Menzer due to a medical condition, our Board established an interim CEO Office and temporarily transferred Mr. Menzer's responsibilities to the CEO Office. The CEO Office is comprised of the Company's current Chief Administrative Officer and Chief Financial Officer, Mr. Sonsteby, and current board member and interim Chief Operating Officer, Mr. Klessel. Each of these individuals has remained in his current position while carrying out his CEO Office responsibilities. The CEO Office reports to our Board. Mr. Menzer is on medical leave from the Company and is expected to be out for an extended period of time. Mr. Menzer's status will be reevaluated by the Board on a periodic basis.

        Mr. Menzer was named Chief Executive Officer in April 2009. Prior to joining Michaels, he served as Vice Chairman and Chief Administrative Officer of Wal-Mart Stores, Inc. (a multi-national retailer) from September 2005 to March 2008, President and Chief Executive Officer of Wal-Mart International from June 1999 to September 2005 and Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. from September 1995 to June 1999. Mr. Menzer serves as a director of Emerson Electric Co.

        Mr. Sonsteby was named Chief Administrative Officer and Chief Financial Officer in October 2010. Prior to joining Michaels, Mr. Sonsteby served in various capacities at Brinker International, Inc. (which owns and operates casual dining restaurants) beginning in March 1990, including as Executive Vice President and Chief Financial Officer from 2001 until 2010, as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997. Mr. Sonsteby was formerly a director of Zale Corporation.

        Mr. Crombie was promoted to Executive Vice President—Store Operations in May 2007. Prior to his promotion, he served as Zone Vice President of Stores for Michaels since January 2002. Prior to joining the Company, Mr. Crombie was Area Vice President, Mid-South for CVS (a retail pharmacy chain) from February 1999 to January 2002. From January 1996 until February 1999, he was employed by Caldor, Inc. (a discount department store retailer) with store operations responsibilities, including Regional Vice President.

        Mr. DeCaro was promoted to Executive Vice President—Supply Chain in June 2005. Prior to his promotion, Mr. DeCaro served as Senior Vice President—Inventory Management since August 2000 when he joined Michaels. From April 1998 until joining the Company, he was Vice President—Merchandise for The Walt Disney Company (a multi-national media conglomerate, which also operates retail stores and theme parks). Prior to this, he held the position of Senior Vice President—Merchandise Planning and Allocation for Kohl's Department Stores (a U.S. department store chain) from February 1996 to April 1998. In addition, Mr. DeCaro has held various positions in Merchandise Planning and Allocation and Finance for The Disney Store, The Limited Stores, May Department Stores, and Sanger Harris Department Stores.

        Mr. Pappas was named Executive Vice President—Category Management in February 2009. Prior to joining Michaels, he served as Chief Merchandising Officer at Tweeter Home Entertainment Group, Inc. (a specialty consumer electronics retailer) from April 2003 to October 2008. On June 11, 2007, Tweeter and each of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware. Prior to joining Tweeter, Mr. Pappas served in various management positions at Staples, Inc. (an office supply store chain) from November 1994 to April 2003, most recently as Senior Vice President of Merchandising.

        Mr. Zhu was promoted to Executive Vice President—Private Brands & Global Sourcing in July 2009. Prior to his promotion, Mr. Zhu served as our Executive Vice President—Global Sourcing since May 2008 and Senior Vice President—Strategic Sourcing since joining the Company in April 2007. From March 2003 until April 2007, he was Vice President, Private Brand Development and Global Sourcing at Office Depot, Inc. (a supplier of office products). Prior to joining Office Depot, Mr. Zhu served as Vice President, Global Sourcing for Hudson's Bay Company (a North American company operating several retail store chains) in Canada from March 2001 to March 2003. In addition, Mr. Zhu has held various management positions at Saks, Inc., Edison Brothers Stores, and Nulook Fashions.

        Mr. Gordon was named Senior Vice President—Chief Information Officer in September 2011. Prior to joining Michaels, he served as Chief Information Officer and Division Senior Vice President at Collective Brands, Inc. (a specialty family footwear retailer) from January 2008 to August 2011. Prior to joining Collective Brands, Mr. Gordon served as Vice President, Solutions Delivery at Family Dollar Stores, Inc. (a regional chain of variety stores) from June 2003 to December 2007.

        Mr. Hearn was named Senior Vice President—Human Resources in February 2007. Prior to his promotion, Mr. Hearn served as our Vice President, Field Human Resources since joining Michaels in November 2002. Prior to joining Michaels, he served in various operations, marketing, and human resource management positions at KMart Corporation (a multi-national retailer) from August 1981 to October 2002, most recently as Vice President, Advertising.

        Ms. Puleo was named Senior Vice President—Chief Marketing Officer in March 2010. Prior to joining Michaels, she served in various management positions at RAPP Worldwide (a multi-channel marketing agency), including Executive Vice President—Strategy & Enablement from February 2006 to February 2010 and Senior Vice President—Account Management from December 2005 to January 2006. Prior to joining RAPP, Ms. Puleo served as Director of CRM at

Limited Brands, Inc. (an apparel company with a series of retail brands) from February 2003 to December 2005.

        Mr. Veitenheimer was named Senior Vice President—General Counsel and Secretary in January 2008. Prior to joining Michaels, Mr. Veitenheimer served as Senior Vice President of Law and Human Resources of The Bombay Company, Inc. (a specialty retailer focused on home accessories, wall decor and furniture), from June 2007 to December 2007 after having served as a Senior Vice President since February 2006, its Secretary since July 1985 and its General Counsel since November 1983. On September 20, 2007, The Bombay Company, Inc. and its U.S. wholly-owed subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division. Prior to joining The Bombay Company, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

        Mr. Wyatt was named Senior Vice President—Corporate Development in June 2010. Prior to joining Michaels, he served as Vice President—Real Estate, Development and Facilities at Bob Evans Farms, Inc. (a casual dining chain) from April 2009 to June 2010. Prior to joining Bob Evans, Mr. Wyatt served as Vice President—Real Estate & Development at Brinker International, Inc. from May 2004 to February 2008. In addition, Mr. Wyatt has held various management positions at Starbucks Corporation, Nike, Inc. and The Spiegel Group Companies.

Corporate Governance

        Our Board is responsible for governing company business and affairs. Highlights of our corporate governance practices are described below.

Board Committees

        Following the completion of this offering, we will continue to have an Audit Committee and a Compensation Committee, which will have the composition and responsibilities described below. Each committee will operate under a charter that will be amended and restated by our Board effective upon the completion of this offering. The composition of each committee as set forth below will be effective upon the closing of this offering. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, each of the Sponsors will have a contractual right to nominate three directors to our Board for as long as such Sponsor owns at least 25% of our outstanding Common Stock, two directors for so long as such Sponsor holds 10% or more but less than 25% of our outstanding Common Stock, and one director for so long as such Sponsor owns at least 3% or more but less than 10% of our outstanding Common Stock. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

        Because we intend to avail ourselves of the "controlled company" exception under the New York Stock Exchange Rules, our Compensation Committee will not be required to be composed entirely of independent directors as defined under the New York Stock Exchange Rules. The controlled company exception does not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the New York Stock Exchange Rules, which require that our Audit Committee be composed of at least three members, a majority of whom will be independent within 90 days of the date of this prospectus, and all of whom will be independent within one year of the date of this prospectus.

Compensation Committee

        The purpose of the Compensation Committee is to assist the Board in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company's incentive and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. Upon completion of this offering, the Compensation Committee will consist of                           . Prior to the consummation of this offering, our Board will adopt a written amended and restated charter under which the Compensation Committee will operate. A copy of the amended and restated charter, which will satisfy the applicable standards of the SEC and the New York Stock Exchange rules, will be available on our website.

Audit Committee

        The purpose of the Audit Committee will be set forth in the amended and restated Audit Committee charter. The Audit Committee's primary duties and responsibilities will be to:

  •
  appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants

  •
  establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters

  •
  engage independent counsel and other advisers, as necessary

  •
  determine funding of various services provided by accountants or advisers retained by the committee

  •
  review our financial reporting processes and internal controls

  •
  review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board

  •
  provide an open avenue of communication among the independent accountants, financial and senior management and the Board

        Upon completion of this offering, the Audit Committee will consist of                           .                            is both an independent director and an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K. Prior to the consummation of this offering, our Board will adopt an amended and restated charter under which the Audit Committee will operate. A copy of the amended and restated charter, which will satisfy the applicable standards of the SEC and the New York Stock Exchange rules, will be available on our website.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to, among others, our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Following this offering, a current copy of the code will be posted on our website, which is located at www.michaels.com.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our Board or Compensation Committee.

Executive Compensation

Compensation Discussion and Analysis

Introduction

        The following Compensation Discussion and Analysis relates to compensation paid to our executive officers named in the Summary Compensation Table for fiscal 2011. From the completion of the Merger to March 2011, our Compensation Committee was comprised of two members: Michael S. Chae and Matthew S. Levin. In March 2011, Peter F. Wallace was appointed to the Compensation Committee to fill a vacancy created by the resignation of Mr. Chae from the Committee.

Named Executive Officers

        According to SEC rules, the Summary Compensation Table that immediately follows this Compensation Discussion and Analysis must include specific information for each of the following persons: (i) all individuals serving as principal executive officer or acting in a similar capacity during the last completed fiscal year; (ii) all individuals serving as principal financial officer or acting in a similar capacity during the last completed fiscal year; (iii) the three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year; and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. These individuals are: John B. Menzer, Chief Executive Officer (who served as principal executive officer); Charles M. Sonsteby, Chief Administrative Officer and Chief Financial Officer (who served as principal financial officer); Thomas C. DeCaro, Executive Vice President—Supply Chain; Philo T. Pappas, Executive Vice President—Category Management; and Eric C. Gordon, Senior Vice President—Chief Information Officer (the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2011). These officers are referred to as our "Named Executive Officers". This Compensation Discussion and Analysis and the executive compensation discussion and tables that immediately follow describe the process, strategy and elements of the Company's compensation plan as applied to our Named Executive Officers.

Compensation Program

        The principal objectives of our compensation program are:

  •
  attracting and retaining highly qualified individuals whose contributions result in Michaels meeting or exceeding its financial and strategic goals;

  •
  motivating officers to achieve exceptional levels of operating and financial performance; and

  •
  aligning officer interests with the long-term goals of our stockholders.

        Currently, the total compensation for our officers at the Vice President level and above, including our Named Executive Officers, consists of three main components: base salary, annual cash incentive bonuses and long-term equity-based incentive compensation awards. The strategy of the cash incentive compensation program for our officers is to provide higher annual cash incentive compensation for exceptional corporate and business financial performance. We also believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our stockholders will benefit along with the executives who helped create stockholder value. The table below includes the principal components of our pay-for-performance approach.

Component	Purpose	Form	Pay for Performance

Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives; reward performance and business results.	Cash	Adjustments to base salary are based on individual performance, contributions to the business, competitive practices and internal comparisons.
Annual Bonuses	Provide financial incentives to members of management who are in positions to make important contributions to Michaels' success.	Cash	The actual award amount varies with the degree to which we achieve our annual financial objectives, as well as the Named Executive Officer's individual job performance.
Long-Term Equity-Based Compensation
Encourage and reward building long-term stockholder value and employment retention; engage executives in innovation and align them with stockholder interests. We currently provide two equity award types to balance specific objectives.
	• Stock Options: Reward absolute stock price appreciation	Stock Options

The potential appreciation in our stock price above the option exercise price motivates our Named Executive Officers to build stockholder value. Named Executive Officers may realize value only if our stock price appreciates over the option term.

	• Restricted Stock Awards: Create retention value even during periods of short-term market volatility	Restricted Stock Awards

Retain certain Named Executive Officers and align them with stockholders' interests by awarding a fixed number of common shares upon vesting, which creates the opportunity for stock ownership even during market downswings.

Compensation Strategy: Policies and Procedures

Role of Compensation Committee and Chief Executive Officer in Compensation Decisions

        The Compensation Committee reviews and recommends to the Board for approval the compensation for all executive officers at the level of Executive Vice President and above. The Board is ultimately responsible for determining the compensation of our executive officers at the level of Executive Vice President and above. The members of the Compensation Committee and our Chief Executive Officer are ultimately responsible for determining the compensation of our executive officers at the Senior Vice President level. Under our certificate of incorporation, equity-based plans must also be approved by a majority of our stockholders. Both the Compensation Committee and the Board receive recommendations with respect to compensation-related decisions regarding our executive officers, other than the Chief Executive Officer, by senior management, principally the Chief Executive Officer and the Senior Vice President—Human Resources. In determining compensation levels for the executive officers, the Compensation Committee considers the scope of an individual's responsibilities, the competitive market salary at comparable companies, an individual's performance and prior experience, the performance of the Company and the attainment of planned financial and strategic initiatives. These factors are evaluated by the Compensation Committee and the Board, with the attainment of planned financial and strategic initiatives given greater weight with respect to executive bonuses. The Compensation Committee considers overall past compensation and incentives in determining the compensation of executive officers and seeks to assure that the executives have appropriate incentives to achieve high levels of Company performance. The Compensation Committee, through its members' involvement in other portfolio companies, has experience regarding compensation programs for executive officers. Approvals by the Compensation Committee and recommendations to the Board by the Compensation Committee are based on a number of factors, including a review of competitive market data (as described below) and executive performance (as described below), the experience of the members of the Compensation Committee and alignment of compensation with the overall strategic direction and goals of the Company.

Competitive Market Data and Use of Compensation Consultants

        As part of the compensation review process and our preparation to become a public company, management and our human resources department provide the Compensation Committee with market survey data on executive compensation levels and general information regarding executive compensation practices in our industry, including information provided by The Hay Group, Inc., a compensation consulting firm engaged by the Company. The Hay Group's work in 2011 included a review of total compensation of our Chief Executive Officer and other executive officers in light of amounts paid and compensation targets at comparable companies gathered from its internal sources as well as from published executive compensation surveys. Our Compensation Committee believes that the results of this review demonstrated that the Company's executive compensation was generally competitive for like senior positions. Our Compensation Committee was satisfied that the information presented sufficiently confirmed the appropriateness of the Company's executive compensation program and targets. The Committee therefore did not deem it necessary to engage any further consultants for this purpose, nor did it believe that a formal benchmarking of total executive compensation or individual compensation elements against a peer group was warranted. The Compensation Committee did not aim to set total compensation, or any compensation element, at a specified level as compared to the survey and other data it reviewed, but rather used the data as guidelines for the overall executive compensation program. As further described below under "Compensation Discussion and Analysis—Compensation Strategy: Policies and Procedures—Changes to Compensation Post-IPO", the Company has further retained The Hay Group to advise on executive compensation matters related to this offering.

        On September 26, 2011, the Company named Eric Gordon as Senior Vice President—Chief Information Officer. In connection with the hiring of Mr. Gordon, the Compensation Committee considered the prior compensation level of Mr. Gordon and compensation data provided by management and our human resources department to obtain a general understanding of compensation trends when negotiating and ultimately setting the initial compensation level for Mr. Gordon.

Performance

        Individual performance is considered by the Compensation Committee and Chief Executive Officer, as appropriate, when recommending or awarding merit increases to base salaries and payments under our Bonus Plan (described in more detail under "Compensation Discussion and Analysis—Compensation Elements: Annual Bonuses"). Performance is rated based on the achievement of individual management business objectives and an assessment of key competencies. Performance against these measures is reviewed by the Compensation Committee, based upon input and recommendations by the Chief Executive Officer (for Named Executive Officers other than himself), on a scaled rating of Exceeds Expectations, Meets Expectations High, Meets Expectations Low or Needs Development. No specified weight is given to each measure and, therefore, discretion resides with the Compensation Committee in its evaluation of individual officer performance.

        Individual management business objectives for Mr. Menzer are reviewed with and approved by the Compensation Committee in the early part of each fiscal year. Individual management business objectives for Messrs. Sonsteby and Pappas are reviewed with and approved by the Chief Executive Officer. For Mr. DeCaro these objectives are reviewed and approved by the Chief Administrative Officer and Chief Financial Officer. Mr. Gordon joined the Company in September 2011, and his individual management business objectives were reviewed with and approved by Chief Administrative Officer and Chief Financial Officer shortly thereafter. For fiscal 2011, Mr. Menzer's individual management business objectives related to a number of aspects of the Company's strategic and operating plan. Mr. Sonsteby's individual management business objectives were focused primarily on new store growth, expansion into new markets, direct import penetration, pricing and profit improvement, increasing cash flow and spend reduction, marketing efforts, new business lines and our customer special order program. For Mr. Pappas, his individual management business objectives focused primarily on expansion into new markets, direct import penetration, pricing and profit improvement, increasing cash flow, new business lines, increasing scan margin and increasing sales from custom framing. Mr. DeCaro's individual management business objectives focused primarily on expansion into new markets, direct import penetration, pricing and profit improvement, increasing cash flow and our customer special order program. As Senior Vice President—Chief Information Officer, Mr. Gordon's individual management business objectives were primarily to help support operations during peak season from an IT perspective with minimal disruptions at the store level, appropriately prioritize IT projects and outline an IT strategy that transitions his department to a business driver. Key competencies against which each Named Executive Officer is reviewed and assessed include job knowledge and skills, communication skills, interpersonal skills, effectiveness of management, judgment and decision-making, drive and commitment, leadership and customer satisfaction.

Changes to Compensation Post-IPO

        As noted above, the Company has retained, with approval of the Compensation Committee, The Hay Group, to advise on certain aspects of executive compensation related to this offering. The Hay Group has developed, and our Compensation Committee has approved, a peer group of companies against which to assess the following key components of our Named Executive Officers' compensation following this offering: base salary, annual cash bonuses and long-term equity incentives.

        The Compensation Committee may request that The Hay Group (or another compensation consultant) provide periodic market data on our peer group of companies. Our Compensation Committee may make adjustments in executive compensation levels in the future as a result of more formal market comparison processes.

Highlights of 2011 Performance

        We achieved strong financial performance in fiscal 2011, and we believe that our Named Executive Officers were instrumental in helping us to achieve these results. Highlights of our fiscal 2011 performance include the following:

  •
  sales increased to $4.210 billion, a 4.4% improvement over last year, driven by a 3.2% increase in comparable store sales as well as the opening of 25 new stores and 15 store relocations during the year

  •
  our private brand merchandise, as a percentage of total Net sales, increased to 44% from 32% in fiscal 2010

  •
  gross margin improved by 1.2% to 40.0% for fiscal 2011

  •
  we reported record Operating income of $569 million, an increase of 16.6% from prior year

  •
  Adjusted EBITDA improved by 13.5%, from $622 million in fiscal 2010 to $706 million fiscal 2011. Net cash provided by operating activities decreased $25 million, or 5.7%, and Net income increased by $73 million to $176 million

        This performance translated into financial results that exceeded our budgeted expectations and bonus threshold as described in "Compensation Discussion and Analysis—Annual Bonuses".

Compensation Elements

Base Salaries

        Base salaries for our executive officers are established based on the scope of their responsibilities, individual performance and prior experience, Michaels' operating and financial performance and the attainment of planned financial and strategic initiatives, taking into account the knowledge of the members of the Compensation Committee regarding competitive market compensation paid by companies for similar positions. The Compensation Committee recommends, and the Board sets, base salaries for officers at the level of Executive Vice President and above at a level designed to attract and retain highly qualified individuals who make contributions that result in Michaels meeting its operating and financial goals. The members of the Compensation Committee and our Chief Executive Officer use the same criteria when approving base salaries for executive officers at the Senior Vice President level. Base salaries are reviewed and adjusted annually as deemed appropriate by the Compensation Committee and the Board, as applicable, based on performance and business results, among other factors. The Compensation Committee and the Board have discretion to adjust base salaries during the fiscal year and exercised that discretion in fiscal 2011, as described below.

        On September 26, 2011, Mr. Gordon was named Senior Vice President—Chief Information Officer of the Company. Pursuant to his offer letter with the Company, Mr. Gordon's base salary was set at $300,000, with salary increases to be consistent with our policy of increases on an individual merit basis. Mr. Gordon also received a signing bonus of $3,000 to cover certain non-recurring benefit costs. In approving Mr. Gordon's base salary, the members of the Compensation Committee and our Chief Executive Officer considered Mr. Gordon's compensation at his prior employer, the scope and responsibilities of his position at Michaels, a competitive salary and the level of compensation needed to recruit Mr. Gordon to the Company.

        In March 2011, the Compensation Committee reviewed recommendations regarding 2011 annual base salary rates for the executive officer group based on the criteria set forth under "—Compensation Strategy: Policy and Procedure". Merit guidelines are determined by reviewing surveys of market data provided by our management and human resources department, as well as giving consideration to the Company's overall budget for associate compensation. Based upon this information, the Company applied an annual merit rate increase of 3.0% for fiscal 2011 for its corporate associates, including our Named Executive Officers.

        In June 2011, the Compensation Committee and the Board reviewed the base salaries for the Named Executive Officers as part of a strategic review and realignment of compensation and benefits. The Board subsequently approved an additional base salary increase of $7,300 for each of the Named Executive Officers, effective July 2011.

        Base salaries for the Named Executive Officers for fiscal 2010 and 2011, which reflect increases between the two fiscal years and the adjustments made during fiscal year 2011, are shown below.

Name	2010 Base Salary	2011 Base Salary

John B. Menzer	$1,027,000	$1,065,110
Charles M. Sonsteby	650,000	667,050
Thomas C. DeCaro	356,493	374,488
Philo T. Pappas	386,251	405,138
Eric C. Gordon(1)	N/A	300,000

(1) Mr. Gordon joined the Company in fiscal 2011.

Annual Bonuses

        In March 2011, the Compensation Committee recommended that the Board approve the Company's Bonus Plan for executive officers, including the Named Executive Officers, for fiscal 2011 (the "Bonus Plan") to provide financial incentives to these individuals and those other members of management who were in positions to make important contributions to Michaels'

success. The Board subsequently approved the Bonus Plan. The structure of the Bonus Plan and the specific objectives relating to bonus payments were proposed by the Company's Chief Executive Officer and Senior Vice President—Human Resources and were reviewed and adjusted by the Compensation Committee. For each of Messrs. Menzer, Sonsteby and Gordon, the Bonus Plan tied 80% of his respective bonus opportunity to Michaels' attainment of a financial objective (EBITDA, less an inventory charge), and up to 20% to individual job performance. For each of Mr. DeCaro and Mr. Pappas, the Bonus Plan tied 50% of his respective bonus opportunity to Michaels' attainment of a financial objective (EBITDA, less an inventory charge), 15% to a business unit sales objective (U.S. and Canada sales for all Company stores), 15% to a business unit buyer contribution objective (scan margin, less shrink at cost, plus entitlements, less average monthly inventory at cost with a multiplier, less an inventory charge), and up to 20% of his respective bonus opportunity to individual job performance. Under the Bonus Plan, before any business unit or individual performance payout would be earned, the actual results of the financial objective (EBITDA, less an inventory charge) was required to meet the threshold established by the Compensation Committee, which represented approximately 93% of target. Each participating Named Executive Officer was entitled to a bonus equal to a certain percentage of that executive officer's base salary, depending on the achievement of the threshold, target and maximum performance level. The Compensation Committee set threshold, target and maximum performance levels for all officers of the Company. The final award depended on the actual level of performance achieved; however, the Compensation Committee retained the right to make adjustments in its sole discretion. The target levels of performance for the bonus goals were set at levels that the Compensation Committee and the Board believed to be reasonably achievable in view of Michaels' historical annual performance. In the Compensation Committee's view, taking into account comparative data provided to the Committee by management and our human resources department, the compensation payable to the Named Executive Officers upon reaching target levels of performance, when added to their base salaries, creates a level of total cash compensation competitive with that paid by comparable companies for similar positions. Additional information regarding the targets and objectives is set forth below.

        The target percentages set for fiscal 2011 and the threshold, target and maximum payments for each of the Named Executive Officers for fiscal 2011 were as follows:

	John B. Menzer	Charles M. Sonsteby	Thomas C. DeCaro	Philo T. Pappas	Eric C. Gordon(1)

Percentage of Base Salary
Target	100%	70%	50%	50%	40%
Threshold	18%	12.6%	9%	9%	7.2%
Maximum	200%	140%	100%	100%	80%
Financial Weightings
Overall Company
Results	80%	80%	50%	50%	80%
Company Sales			15%	15%
Buyer Contribution
Less Inventory Charge			15%	15%
Individual
Performance	20%	20%	20%	20%	20%

(1) Pursuant to Mr. Gordon's offer letter from the Company, Mr. Gordon's annual bonus was prorated to the commencement of his employment.

        Provided that the financial objective threshold that is applicable to all Named Executive Officers is met, individual performance accounts for up to 20% of the maximum bonus for each of the Named Executive Officers. Each officer is evaluated annually based upon the key competencies and individual management business objectives described under "Compensation Discussion and Analysis—Compensation Strategy: Policy and Procedure".

        In March 2012, the Compensation Committee reviewed the Company's financial results as applicable to the pre-established fiscal 2011 Bonus Plan objectives for the Named Executive Officers. As described previously, the financial objective of Company performance that was applicable to all the Named Executive Officers was EBITDA, less an inventory charge. At the beginning of fiscal 2011, the Compensation Committee established, and the Board approved, the EBITDA, less an inventory charge, goal for target-level bonuses at $571.6 million, with a maximum at $637.2 million and a threshold at $531 million. For the fiscal year, the Company achieved financial performance of $584.2 million, which was between target and maximum. As a result, bonuses above target were earned for the Company performance element of the plan.

        The Compensation Committee, based upon input and recommendations by the Chief Executive Officer, also evaluated the individual performance of each of the Named Executive Officers for purposes of determining bonuses based on individual performance. Additionally, the Compensation Committee evaluated the individual performance of the Chief Executive Officer for purposes of determining his bonus.

        Actual amounts paid to the Named Executive Officers for fiscal 2011, as well as achievements and considerations for each Named Executive Officer, were as follows:

        John B. Menzer. Mr. Menzer received $1,441,520 for fiscal 2011 bonus, which reflected the attainment of the 2011 financial objective, and his individual performance primarily measured against his objectives related to leading the Company's strategic and operating initiatives, as well as an assessment of his key competencies.

        Charles M. Sonsteby. Mr. Sonsteby received $538,576 for fiscal 2011 bonus, which reflected the attainment of the 2011 financial objective, and his individual performance primarily measured against his objectives related to leading the financial improvement initiatives described above in "Compensation Discussion and Analysis—Compensation Strategy: Policies and Procedures—Performance", as well as an assessment of his key competencies.

        Thomas C. DeCaro. Mr. DeCaro received $181,851 for fiscal 2011 bonus, which reflected the attainment of the 2011 financial objective, business unit sales objective, business unit buyer contribution objective, and his individual performance primarily measured against his objectives related to leading the supply chain and inventory initiatives described above in "Compensation Discussion and Analysis—Compensation Strategy: Policies and Procedures—Performance", as well as an assessment of his key competencies.

        Philo T. Pappas. Mr. Pappas received $257,506 for fiscal 2011 bonus, which reflected the attainment of the 2011 financial objective, business unit sales objective, business unit buyer contribution objective, and his individual performance primarily measured against his objectives related to leading the category merchandising initiatives described above in "Compensation Discussion and Analysis—Compensation Strategy: Policies and Procedures—Performance", as well as an assessment of his key competencies.

        Eric C. Gordon. Mr. Gordon received $42,140 for fiscal 2011 bonus, which reflected the attainment of the 2011 financial objective, and his individual performance primarily measured against his objectives related to leading the information technology initiatives described above in "Compensation Discussion and Analysis—Compensation Strategy: Policies and Procedures—Performance", as well as an assessment of his key competencies.

        Actual payouts for the Named Executive Officers, as a percentage of target level bonus, were as follows:

	John B. Menzer	Charles M. Sonsteby	Thomas C. DeCaro	Philo T. Pappas	Eric C. Gordon(1)

Percent of Target	135%	115%	97%	127%	105%

(1) Pursuant to Mr. Gordon's offer letter from the Company, Mr. Gordon's annual bonus was prorated to the commencement of his employment.

        Bonus opportunities for our Named Executive Officers for fiscal 2012 will be administered pursuant to the Company's bonus plan for fiscal 2012, and bonus opportunities for fiscal years commencing in 2013 will be administered pursuant to the Michaels Stores, Inc. 2012 Omnibus Long-Term Incentive Plan. See "Executive Compensation—2012 Omnibus Plan" for additional details.

Long-Term Equity-Based Compensation

        On February 15, 2007, our Board and stockholders approved the Michaels Stores, Inc. 2006 Equity Incentive Plan (the "Plan"), as well as certain specific grants under the Plan to officers. In addition, the stockholders granted the Board authority to make Plan grants to other eligible participants in the future. The Plan was established to advance the interests of Michaels and its affiliates by providing for the grant of equity-based awards to eligible officers, associates, directors of, and consultants and advisors to, Michaels or its affiliates. Awards under the Plan are intended to align the long-term incentives of our executives and stockholders. Grants are awarded when an executive is hired and may be awarded for subsequent promotions. All stock option grants are made with exercise prices set at or above the grant date fair market value of the underlying stock as determined by our Board. In connection with this offering, we are amending and restating the Plan, which is described in more detail below under "Executive Compensation—2012 Omnibus Plan".

        Each outstanding option under the Plan is divided into tranches with escalating exercise prices. The tranche structure of the option awards, with increasing exercise prices in each tranche, is designed to incentivize long-term performance by tying the value of the options to long-term increases in the value of our Common Stock. Historically, grants have not been made on an annual basis; rather, each initial grant has been intended to incentivize the executive for a 5-year period based on the vesting and exercise structure of the grant. Each tranche vests 20% on each of the first through fifth anniversaries of the grant date, and all unvested options vest immediately upon a Change of Control (as defined in the Stockholders Agreement). Detail regarding accelerated vesting with regards to options held by our Named Executive Officers is contained in the Grants of Plan-Based Awards for Fiscal 2011 table and the Outstanding Equity Awards at Fiscal Year-End 2011 table that follow this Compensation Discussion and Analysis.

        Other than grants of options to Mr. Gordon in connection with his hiring, no options were granted to Named Executive Officers in fiscal 2011. The following options were granted to Mr. Gordon on October 26, 2011:

	Number of Shares of Common Stock Underlying Stock Options
Name	Total Shares	Tranche 1 (Exercise Price $17.95 Per Share)	Tranche 2 (Exercise Price $22.50 Per Share)

Eric Gordon	142,791	95,194	47,597

        The amount of the award was based on Mr. Gordon's position as Senior Vice President—Chief Information Officer at Michaels and the total target compensation package deemed appropriate for such position. The Compensation Committee and the Board determined this award to be reasonable and consistent with the nature of the Mr. Gordon's responsibilities and the goals of competitive compensation and retention of key executive officers.

Other Benefits and Perquisites

        Our Named Executive Officers also receive certain other benefits and perquisites. During fiscal 2011, these benefits included contributions to 401(k) accounts, the payment of life insurance premiums, Company-paid medical benefits, car allowances and, in some cases, tax gross-ups and reimbursement for income taxes on taxable benefits. During fiscal 2011, the Company terminated its Executive Medical Plan and all officers of the Company were placed on the same medical plan as other corporate associates. Additionally, our Chief Executive Officer is also entitled to the use of a Company-owned or leased automobile. The Compensation Committee and the Board believe that these benefits and perquisites are reasonable and consistent with the nature of the executives' responsibilities, provide a competitive level of total compensation to our executives and serve as an important element in retaining those individuals. The cost to Michaels of these benefits to the Named Executive Officers is set forth in the Summary Compensation Table under the column "All Other Compensation" and detail about each element is set forth in the table presented in footnote 4 to the Summary Compensation Table.

Employment and Severance Agreements

        Mr. Menzer has an employment agreement with Michaels that was entered into at the time of his appointment, which includes certain severance benefits in the event of termination other than for cause or by Mr. Menzer for good reason, as such terms are defined in the agreement. The specific terms of Mr. Menzer's employment agreement are discussed in the section entitled "Menzer Employment Agreement" following the Grants of Plan-Based Awards Table and under "Executive Compensation—Potential Payments Upon Termination or Change of Control".

        In April 2008, the Board approved the Company's Officer Severance Pay Plan (the "OSPP"), which was amended in July 2008. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is terminated as a result of a "Qualifying Termination" (as defined in the OSPP and described below). A more detailed description of the OSPP may be found under "Executive Compensation—Potential Payments Upon a Change of Control".

Tax and Accounting Considerations

        Deductibility of Executive Compensation.    While the Compensation Committee takes into account tax and accounting considerations in structuring the components of the Company's compensation program, these considerations are secondary to the primary objectives of the program. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") disallows a tax deduction to any publicly held corporation for compensation exceeding $1 million in any taxable year to any of the corporation's chief executive officer or other three most highly paid named executive officers other than its chief financial officer, except as to compensation that qualifies as performance-based or is otherwise exempt under Section 162(m). Because the equity securities of Michaels are not currently publicly traded, the deduction limits of Section 162(m) of the Code do not apply to Michaels. Following this offering and for awards made under a plan established before this offering is concluded, the Company expects to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of stock options or restricted stock granted) during a transition period that may extend until the Company's annual meeting of stockholders scheduled to be held in 2016, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions. However, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

The Company's Compensation Policies and Practices as They Relate to Risk Management

        In accordance with the applicable disclosure requirements, to the extent that risks may arise from the Company's compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company (including employees that are not Named Executive Officers) as they relate to the Company's risk management practices and the possibility of incentivizing risk-taking.

        The Compensation Committee has evaluated the policies and practices of compensating the Company's employees in light of the relevant factors, including the following:

  •
  the financial performance targets of the Company's annual cash incentive program are the budgeted objectives that are reviewed and approved by the Board and/or the Compensation Committee

  •
  bonus payouts are not based solely on corporate performance, but also require achievement of individual performance objectives

  •
  bonus awards generally are not contractual entitlements, but are reviewed by the Compensation Committee and/or the Board and can be modified at their discretion

  •
  the financial opportunity in the Company's long-term equity-based compensation is best realized through long-term appreciation of the Company's stock price, which mitigates excessive short-term risk-taking

  •
  the allocation of compensation between cash and equity awards and the focus on stock-based compensation, including options and restricted stock awards generally vesting over a period of years, thereby mitigating against short-term risk taking

        Based on such evaluation, the Compensation Committee has determined that the Company's policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

        According to SEC rules, the Summary Compensation Table must include specific information for each of the Named Executive Officers previously identified in the Compensation Discussion and Analysis above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John B. Menzer	2011	1,057,001	—		—	—	1,441,520	42,686	2,541,207
Chief Executive Officer(5)	2010	1,022,846	—		—	—	1,507,431	76,931	2,607,208
	2009	807,692	—		2,135,000	2,407,750	1,644,500	115,952	7,110,894
Charles M. Sonsteby	2011	662,181	—		—	—	538,576	36,057	1,236,814
Chief Administrative Officer and Chief Financial Officer(6)	2010	200,000	—		552,754	2,696,082	336,510	16,579	3,801,925
Thomas C. DeCaro	2011	369,473	—		—	—	181,851	39,579	590,903
Executive Vice President	2010	355,260	—		—	—	199,244	56,680	611,184
—Supply Chain	2009	348,478	—		—	219,648	242,959	56,929	868,014
Philo T. Pappas	2011	399,986	—		—	—	257,506	41,945	699,437
Executive Vice President	2010	384,520	—		—	—	235,188	86,785	706,493
—Category Management(7)	2009	359,135	20,000		50,002	341,924	239,663	126,777	1,137,501
Eric Gordon	2011	98,077	3,000	(9)	—	961,936	42,140	51,767	1,156,920
Senior Vice President
—Chief Information Officer(8)

(1) The amounts in this column represent the aggregate grant date fair value of restricted stock awards calculated in accordance with ASC 718, based on the assumptions set forth in Note 7 to the Consolidated Financial Statements. Because the Company was a privately-held company in fiscal 2009, 2010, and 2011, and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock and on the factors identified in footnote (3) to the Grants of Plan-Based Awards table.

(2) Represents the aggregate grant date fair value of option awards on the date of the grant as calculated in accordance with ASC 718, based on the assumptions set forth in Note 7 to the Consolidated Financial Statements. Because the Company was a privately-held company in fiscal 2009, 2010, and 2011, and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock and on the factors identified in footnote (3) to the Grants of Plan-Based Awards table.

(3) The amounts in this column for fiscal 2011 reflect the cash awards to Named Executive Officers under the Bonus Plan, which are discussed in further detail in the preceding section "Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses". The amounts in this column for fiscal 2010 reflect the cash awards to Named Executive Officers under the Company's Bonus Plan for Executive Officers for fiscal 2010. The amounts in this column for fiscal 2009 reflect the cash awards to Named Executive Officers under the Company's Bonus Plan for executive officers for fiscal 2009.

(4) The table below reflects the fiscal 2011 components of this column.

	John B. Menzer	Charles M. Sonsteby	Thomas C. DeCaro	Philo T. Pappas	Eric C. Gordon

Medical Benefits	$18,888	$25,246	$27,528	$29,564	$1,725
Insurance Premiums	6,382	6,272	4,926	3,688	178
Company Contributions to 401(k)	—	—	2,450	2,450	—
Tax Reimbursement(a)	583	562	598	2,266	15,262
Relocation	—	—	—	—	34,602
Car Allowance/Company-owned or Leased Automobile	16,733	3,877	3,877	3,877	—
Other(b)	100	100	200	100	—

Total Other	$42,686	$36,057	$39,579	$41,945	$51,767

  (a)         Reimbursement of income taxes is related to relocation, executive gifts, long-term disability insurance premiums and medical expenses.

  (b)         The amounts in this row reflect for Mr. Menzer, Mr. Sonsteby, Mr. DeCaro and Mr. Pappas the cost attributable to executive gifts.

(5) Mr. Menzer became our Chief Executive Officer on April 6, 2009, and his compensation for fiscal 2009 reflects a partial fiscal year.

(6) Mr. Sonsteby joined the Company as Chief Administrative Officer and Chief Financial Officer on October 4, 2010, and his compensation for fiscal 2010 reflects a partial fiscal year.

(7) Mr. Pappas joined the Company as Executive Vice President—Category Management on February 23, 2009, and his compensation for fiscal 2009 reflects a partial fiscal year.

(8) Mr. Gordon joined the Company as Senior Vice President—Chief Information Officer on September 26, 2011, and his compensation for fiscal 2011 reflects a partial fiscal year.

(9) Represents signing bonus provided to Mr. Gordon to cover certain non-recurring benefit costs.

Grants of Plan-Based Awards for Fiscal 2011

        The following table sets forth the plan-based awards granted to Named Executive Officers pursuant to Company plans during fiscal 2011.

Grants of Plan-Based Awards

					All Other Stock Awards: Number Shares of Stock(2) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)(3)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)

John B. Menzer	N/A	191,720	1,065,110	2,130,221
Chief Executive Officer
Charles M. Sonsteby	N/A	84,048	466,935	933,870
Chief Administrative Officer and Chief Financial Officer
Thomas C. DeCaro	N/A	33,704	187,244	374,488
Executive Vice President— Supply Chain
Philo T. Pappas	N/A	36,462	202,569	405,138
Executive Vice President— Category Management
Eric C. Gordon	N/A	7,200	40,000	80,000
Senior Vice President—	10/26/2011					95,194	17.95	680,647
Chief Information	10/26/2011					47,597	22.50	281,289
Officer(5)

(1) The threshold, target and maximum amounts in these columns show the range of payouts targeted for fiscal 2011 for performance under the Bonus Plan as discussed in further detail in "Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses". For Mr. Gordon, these amounts reflect pro-rated values for the partial year he was employed. Bonuses were recommended by the Compensation Committee, and approved by the Board, as applicable, in March 2012 and are expected to be paid in April 2012, and are reflected in the Summary Compensation Table in the column entitled "Non-Equity Incentive Plan Compensation".

(2) All equity awards noted below were granted under the 2006 Equity Incentive Plan.

(3) All grants of stock options under the 2006 Equity Incentive Plan have had an exercise price determined by our Board to be equal to or greater than the fair market value of our Common Stock on the date of grant. Because the Company was a privately-held company in fiscal 2011, and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock at the time such determination was made, including any third party valuation reports, the principal amount of the Company's indebtedness, the Company's actual and projected financial results, and fluctuations in the market value of publicly-traded companies in the retail industry.

(4) The amounts in this column represent the aggregate grant date fair value of the stock options as calculated in accordance with ASC 718, based on the assumptions set forth in Note 7 to the Consolidated Financial Statements.

(5) Stock options were granted to Mr. Gordon on October 26, 2011, vesting at the rate of 20% per year on each of the first through fifth anniversaries of October 26, 2011, or immediately upon a Change of Control (as defined in the Stockholders Agreement).

Employment Agreements with Certain Named Executive Officers

Menzer Employment Agreement

        The compensation for John B. Menzer described in the Summary Compensation Table and the Grants of Plan-Based Awards Table above were in accordance with the terms of his employment agreement, as amended, with Michaels, pursuant to which he serves as Chief Executive Officer. The agreement became effective April 6, 2009 and was amended on June 2, 2009. The agreement provides for an annual base salary of $1,000,000, subject to increase in the sole discretion of the Board. Mr. Menzer is eligible for an annual bonus for each fiscal year during his employment, with a target amount of 100% of his base salary and a maximum bonus potential of 200% of his base salary, based on performance targets established by the Board, with the actual amount of any bonus being in the sole discretion of the Board. In addition, in connection with the commencement of his employment, Mr. Menzer was granted 500,000 shares of restricted stock and an option to purchase 2,500,000 shares of Common Stock. For a more detailed description of the restricted stock and options grants, see the Outstanding Equity Awards at Fiscal Year-End table below. Mr. Menzer is also entitled to a Company-leased automobile and to participate in benefit plans standard for Michaels' executive officers, including life insurance plans. Mr. Menzer is subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment and is subject to confidentiality covenants.

Outstanding Equity Awards at Fiscal Year-End 2011

        The following table sets forth information regarding equity awards held by our Named Executive Officers as of January 28, 2012.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

John B. Menzer					375,000	9,033,750
Chief Executive Officer(2)	333,334	500,000	7.50	6/1/2017
	333,333	500,000	15.00	6/1/2017
	333,333	500,000	22.50	6/1/2017
Charles M. Sonsteby					30,560	736,190
Chief Administrative Officer	37,843	151,373	14.47	1/4/2019
and Chief Financial Officer(3)	37,843	151,373	15.00	1/4/2019
	37,843	151,373	22.50	1/4/2019
Thomas C. DeCaro	60,558	90,838	7.50	7/1/2017
Executive Vice President—	71,999	—	15.00	2/15/2017
Supply Chain(4)	31,759	47,640	15.00	7/1/2017
	71,999	—	22.50	2/15/2017
	31,759	47,640	22.50	7/1/2017
Philo T. Pappas					7,026	169,256
Executive Vice President—	60,558	90,838	7.50	7/1/2017
Category Management(5)	6,309	—	15.00	4/16/2017
	58,035	87,054	15.00	7/1/2017
	6,309	—	22.50	4/16/2017
	58,035	87,054	22.50	7/1/2017
Eric C. Gordon					—	—
Senior Vice President—	—	95,194	17.95	10/25/2019
Chief Information Officer(6)	—	47,597	22.50	10/25/2019

(1) Because the Company was a privately-held company in fiscal 2011, and there was no public market for our Common Stock, the fair market value of our Common Stock was determined by our Board based on available information that was material to the value of our Common Stock and on the factors identified in footnote (3) to the Grants of Plan-Based Awards table. The shares were valued based on a price per share of $24.09, which was the fair market value of our Common Stock on January 28, 2012, the last day of fiscal 2011.

(2) Stock options were granted to Mr. Menzer on June 2, 2009, vesting at the rate of 20% on each of April 6, 2010, April 6, 2011, April 6, 2012, April 6, 2013 and April 6, 2014, or immediately upon a Change of Control (as defined in the Stockholders Agreement). Mr. Menzer's restricted stock awards vest 25% on each of April 6, 2011, April 6, 2012, April 6, 2013 and April 6, 2014 (vesting of all shares would accelerate upon a Change of Control (as defined in the Stockholders Agreement)). Mr. Menzer will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(3) Stock options were granted to Mr. Sonsteby on January 5, 2011, vesting at the rate of 20% on each of October 4, 2011, October 4, 2012, October 4, 2013, October 4, 2014 and October 4, 2015, or immediately upon a Change of Control (as defined in the Stockholders Agreement). Mr. Sonsteby's restricted stock awards vest 20% on each of October 4, 2011, October 4, 2012, October 4, 2013, October 4, 2014 and October 4, 2015 (vesting of the shares would accelerate upon a Change of Control (as defined in the Stockholders Agreement) or in the event of Mr. Sonsteby's death, disability or termination by the Company without cause). Mr. Sonsteby will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(4) Stock options were granted to Mr. DeCaro on July 2, 2009 in connection with the Company's Exchange Offer, with 143,998 of these options immediately exercisable on the grant date based on the period of time that his exchanged options had been held in relation to the total term of the option. The remaining options vest at the rate of 20% on each of July 2, 2010, July 2, 2011, July 2, 2012, July 2, 2013 and July 2, 2014, or immediately upon a Change of Control (as defined in the Stockholders Agreement). For more information regarding the Exchange Offer, see Note 7 to the Consolidated Financial Statements.

(5) Stock options were granted to Mr. Pappas on July 2, 2009 in connection with the Company's Exchange Offer, with 12,618 of these options immediately exercisable on the grant date based on the period of time that his exchanged options had been held in relation to the total term of the option. The remaining options vest at the rate of 20% on each of July 2, 2010, July 2, 2011, July 2, 2012, July 2, 2013 and July 2, 2014, or immediately upon a Change of Control (as defined in the Stockholders Agreement). For more information regarding the Exchange Offer, see Note 7 to the Consolidated Financial Statements. Mr. Pappas's restricted stock awards vest 20% on each of April 17, 2010, April 17, 2011, April 17, 2012, April 17, 2013 and April 17, 2014 (vesting of the shares would accelerate upon Change of Control (as defined in the Stockholders Agreement) or in the event of Mr. Pappas's death, disability or termination by the Company without cause). Mr. Pappas will receive all dividends and distributions, if any, paid with respect to the shares of restricted stock he holds, but if any such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(6) Stock options were granted to Mr. Gordon on October 26, 2011, vesting at the rate of 20% on each of October 26, 2012, October 26, 2013, October 26, 2014, October 26, 2015 and October 26, 2016, or immediately upon a Change of Control (as defined in the Stockholders Agreement).

Option Exercises and Stock Vested for Fiscal 2011

        The following table shows the number of stock options exercised by our Named Executive Officers, and stock awards held by our Named Executive Officers that vested, during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John B. Menzer
Chief Executive Officer	—	—	125,000	1,902,500	(1)
Charles M. Sonsteby
Chief Administrative Officer and Chief Financial Officer	—	—	7,640	137,138	(2)
Thomas C. DeCaro
Executive Vice President
— Supply Chain	—	—	—	—
Philo T. Pappas
Executive Vice President
— Category Management	—	—	2,342	35,645	(3)
Eric C. Gordon
Senior Vice President
— Chief Information Officer	—	—	—	—

(1) The shares were valued at $15.22 per share on the April 6, 2011 vesting date for Mr. Menzer's restricted shares.

(2) The shares were valued at $17.95 per share on the October 4, 2011 vesting date for Mr. Sonsteby's restricted shares.

(3) The shares were valued at $15.22 per share on the April 17, 2011 vesting date for Mr. Pappas's restricted shares.

Pension Benefits for Fiscal 2011

        The Company has no defined benefit pension plans, other than the Leewards Hourly Pension Plan, which has been frozen to new participants and benefit accruals since May 5, 1992. None of our Named Executive Officers participates in the Leewards Hourly Pension Plan.

Nonqualified Deferred Compensation for Fiscal 2011

        The Company has no nonqualified deferred compensation plans.

Potential Payments upon Termination or Change of Control

        Mr. Menzer's employment agreement, which commenced April 6, 2009 and was amended on June 2, 2009 (the "Menzer Agreement"), specifies certain benefits that are payable to him in the event of termination. Messrs. Sonsteby, DeCaro, Pappas and Gordon participate in the OSPP (as described below), which provides for severance payments and benefits upon certain terminations of employment. In addition, in the event of a Corporate Transaction (as defined in the Plan), our Plan provides for a range of possible adjustments to outstanding equity awards, including acceleration of vesting. In the event of a transaction that constitutes a Change of Control (as defined in the Stockholders Agreement and set forth below), each Named Executive Officer would be entitled to acceleration of his equity awards. In addition, our Named Executive Officers may be entitled to accelerated vesting of their respective equity awards upon a termination of employment, depending on the specific circumstance as set forth below. The payments for which the Named Executive Officers are eligible under various circumstances related to a Corporate Transaction, Change of Control, or termination of employment are detailed below.

        The Plan defines a "Corporate Transaction" as any of the following: any sale of all or substantially all of the assets of the Company, change in the ownership of the capital stock of the Company, reorganization, recapitalization, merger (whether or not the Company is the surviving entity), consolidation, exchange of capital stock of the Company or other restructuring involving the Company.

        The Stockholders Agreement defines a "Change of Control" as the occurrence of any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (ii) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company's voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates, other than the Sponsors and their affiliates and the affiliates of Highfields Capital Partners, excluding, in any case, the Company's initial public offering or any bona fide primary or secondary public offering following the occurrence of the initial public offering; or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

Rights and Potential Payments on Termination for Cause, Death, Disability and Voluntary Resignation

        Cause.    Both the Menzer Agreement and the OSPP provide that no payments or benefits are due to a Named Executive Officer in the event of a termination for cause except amounts accrued and payable to such executive through the termination date. Under our Plan, all stock options (whether vested or unvested) will immediately terminate.

        Death.    Each Named Executive Officer is provided a life insurance policy by the Company with a $1,000,000 benefit, which would be payable to the executive's beneficiaries upon such executive's death. Under the Menzer Agreement, Mr. Menzer's beneficiaries are further entitled to an amount equal to his pro-rated bonus for the year in which death occurs. Under the Plan, the executive's Legal Representative (as defined in each option agreement) has the option within the one-year period following the executive's termination of employment (or through the option's expiration date, if earlier) to exercise any vested stock options held by the Named Executive Officer prior to his death. Under the Stockholders Agreement, upon any termination of a Named Executive Officer's employment by reason of the executive's death, the executive's representative or estate has the option to sell to the Company all or any portion of the vested shares of the Common Stock owned by the Named Executive Officer within 60 days after the date of termination, at the fair market value of the shares as of the date they are repurchased. In addition, pursuant to their restricted stock agreements, all of Messrs. Sonsteby's and Pappas's unvested restricted stock would vest. Assuming the executive's death on January 28, 2012, the last day of our fiscal year, and that the executive's Legal Representative exercised its option to exercise any vested stock options held by the Named Executive Officer at such time and to sell to the Company all of the shares owned by the Named Executive Officer, the estate of each Named Executive Officer would have realized, based on the fair market value of the Common Stock as of fiscal year end ($24.09), the following amounts for his shares: John B. Menzer, $27,101,250; Charles M. Sonsteby, $3,655,152; Thomas C. DeCaro $7,100,303; Philo T. Pappas, $4,841,030; and Eric C. Gordon, $0.

        Disability.    The Company provides each Named Executive Officer with an executive long-term disability policy for the benefit of such executive, which would afford such executive a right to disability benefits after 90 days of the executive becoming disabled in the amount of 67% of monthly compensation up to $20,000 per month. This benefit generally continues until the disability is resolved or age 65. Mr. Menzer is further entitled to his full salary for the 90 days prior to the commencement of disability benefits, which equates to $262,630 (based on his fiscal 2011 base salary), paid in accordance with the Company's normal payroll practices. During the one-year period following the executive's termination of employment due to disability (or through the option's expiration date, if earlier), the executive may exercise any vested stock options held by him prior to his termination. Under the Stockholders Agreement, upon any termination of a Named Executive Officer's employment by reason of the executive's disability, the executive or the executive's representative has the option to sell to the Company all or any portion of the vested shares of the Common Stock owned by the Named Executive Officer within 60 days after the date of termination, at the fair market value of the shares as of the date they are repurchased. In addition, pursuant to their restricted stock agreements, upon disability all of Messrs. Sonsteby's and Pappas's unvested restricted stock would vest. Assuming the executive exercised his option to sell to the Company all of the shares owned by the Named Executive Officer upon disability on the last day of fiscal 2011, the Named Executive Officer would have received, based on the fair market value of the Common Stock as of fiscal year end ($24.09), the following amounts for his or her shares: John B. Menzer, $3,011,250; Charles M. Sonsteby, $920,238; Thomas C. DeCaro $642,400; Philo T. Pappas, $282,094; and Eric C. Gordon, $0.

        Voluntary Resignation.    In the event of a voluntary resignation of any of the Named Executive Officers, there are no payments or benefits that continue beyond what is accrued and payable through the termination date. The executive may exercise any vested options held by him prior to his resignation for up to 60 days following termination (or through the option's expiration date, if earlier). The Menzer Agreement provides that Mr. Menzer is required to give the Company 60 days prior written notice of resignation and the Board may, at its election, choose to waive Mr. Menzer's notice obligation but is still required to pay him for the applicable notice period.

Rights and Potential Payment Upon a Change of Control or Termination Without Cause or With Good Reason

Menzer Employment Agreement

        The Menzer Agreement provides benefits to Mr. Menzer in the event of a termination of his employment without "cause" or by him for "good reason", as each is defined below. In either circumstance, for the two-year period following the date of termination he would be entitled to receive a severance benefit equal to (i) his base salary at the rate in effect on the date of termination, (ii) the amount of his annual target bonus for the year of termination and (iii) continued medical and dental benefits. These benefits are contingent on Mr. Menzer signing and returning to the Company a release of claims in the form provided by the Company. The severance pay is payable on a pro-rated basis at the Company's regular payroll periods and in accordance with its normal payroll practices.

        Pursuant to the Menzer Agreement, "cause" means the following events or conditions, as determined by the Board in its reasonable judgment: (i) the refusal or failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates (as defined in the Menzer Agreement), or refusal or failure to follow or carry out any reasonable direction of the Board, and the continuance of such refusal, failure or negligence for a period of 10 days after notice; (ii) the material breach of any provision of any material agreement between Mr. Menzer and the Company or any of its Affiliates; (iii) fraud, embezzlement, theft or other dishonesty with respect to the Company or any of its Affiliates; (iv) the conviction of, or plea of nolo contendere to any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a breach of fiduciary obligation.

        The term "good reason" is defined as (i) removal without Mr. Menzer's consent from the position of Chief Executive Officer; (ii) a material diminution in the nature or scope of his responsibilities, duties or authority, provided however that the Company's failure to continue Mr. Menzer's appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or successor corporation) by another corporation or other entity and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates does not constitute "good reason"; or (iii) the material failure of the Company to provide him the base salary and benefits in accordance with the terms of the Menzer Agreement. To qualify as a termination for good reason under the Menzer Agreement, notice to the Company must be given by Mr. Menzer and the Company must have failed to cure the good reason within thirty days of receiving notice.

        In addition to the Menzer Agreement, Mr. Menzer entered into agreements providing for his restricted stock grant and his stock option grant. These agreements provide that in the event of a Change of Control (as defined in the Stockholders Agreement), all of Mr. Menzer's restricted stock and stock options immediately vest. Had a Change of Control occurred on the last day of fiscal 2011, Mr. Menzer's stock options would have a cash-out value of $22,725,007 which is the difference in (i) the fair market value of the Common Stock as of fiscal year end ($24.09) and $7.50 per share, with respect to 833,334 shares exercisable, and (ii) the fair market value of the Common Stock as of fiscal year end ($24.09) and $15.00 per share, with respect to 833,333 shares exercisable and (iii) the fair market value of the Common Stock as of fiscal year end ($24.09) and $22.50 per share, with respect to 833,333 shares exercisable. Had a Change of Control occurred on the last day of fiscal 2011, Mr. Menzer's unvested restricted stock would have a value of $9,033,750.

        Mr. Menzer is subject to non-competition and non-solicitation restrictions for a period of two years following termination of employment and he is also subject to confidentiality covenants. The Menzer Agreement provides no Change of Control severance benefits.

Officer Severance Pay Plan

        In April 2008, the Board approved the OSPP, which was amended in July 2008. The OSPP was established by the Company to provide certain severance benefits, subject to the terms and conditions of the OSPP, to designated officers (those with a position of Vice President or above, or an equivalent title as approved by the Compensation Committee, and excluding the Chief Executive Officer) in the event that their employment is permanently terminated as a result of a "Qualifying Termination". For purposes of the OSPP, an executive is subject to a "Qualifying Termination" if:

  •
  the executive is on active payroll or is on an approved leave of absence with a right to reinstatement at the time his or her employment terminates;

  •
  the executive's employment is terminated by the Company other than for "Cause" (which includes a failure to perform, or material negligence in the performance of, the executive's duties, a material breach of a material agreement between the executive and the Company, fraud, embezzlement, theft, other dishonesty, the conviction of or plea of guilty or nolo contendere to a crime involving dishonesty or moral turpitude, breach of a fiduciary duty to the Company or violation of Company policy that inflicts damage to the Company) and other than a result of death or disability;

  •
  the executive is not offered and has not accepted other employment with (1) an affiliate of the Company, (2) a successor of the Company, or (3) a purchaser of some or all of the assets of the Company, in each case: (a) in a position which the executive is qualified to perform regardless of whether the executive is subject to, among other things, a new job title, different reporting relationships or a modification of the executive's duties and responsibilities; (b) in a position that, when compared with the executive's last position with the Company, provides a comparable base salary and bonus opportunity; and (c) where there is no change in the executive's principal place of employment to a location more than 35 miles from the executive's principal place of employment immediately prior to the Qualifying Termination; and

  •
  the executive continues employment until the termination date designated by the Company or such earlier date to which the Company agrees, and, during the period from the date the executive receives notice of termination until the termination date, the executive continues to perform to the reasonable satisfaction of the Company.

        Executives subject to a Qualifying Termination are entitled to the following benefits:

  •
  severance pay, payable in accordance with the Company's normal payroll practices, at the following levels: (i) for the position of Vice President with less than two years of service, six months of base salary continuation; (ii) for the position of Vice President with two or more years of service, twelve months of base salary continuation; (iii) for the position of Senior Vice President, Executive Vice President or President with less than two years of service, twelve months of base salary continuation; and (iv) for the position of Senior Vice President, Executive Vice President or President with two or more years of service, eighteen months of base salary continuation;

  •
  a prorated target annual bonus for the year of termination; and

  •
  the continuation of group medical and dental benefits for the salary continuation period.

        In order to obtain severance benefits under the OSPP, an executive must first execute a severance agreement and release with Michaels that includes a waiver and release of any and all claims against Michaels and a commitment that, for one year following termination, the executive will not solicit or hire any associate or distributor or vendor of Michaels or its subsidiaries and will not directly or indirectly compete with, or join an organization that directly or indirectly competes with, Michaels. Additionally, an executive officer will not be eligible for benefits under the OSPP if he or she is eligible for severance pay or other termination benefits (other than incidental perquisites such as continued use of a Company vehicle or an air travel allowance) under any other severance pay plan or under any employment agreement or other agreement with the Company or any of its affiliates.

Equity Plans

        As with our Chief Executive Officer, each of the other Named Executive Officers currently employed with the Company has entered into a stock option agreement that provides for vesting upon a Change of Control (as defined in the Stockholders Agreement). Additionally, Messrs. Sonsteby and Pappas have restricted stock agreements that provide that all their restricted stock shall vest upon a Change of Control. Had a Change of Control occurred on the last day of fiscal 2011, each Named Executive Officer would have realized the following values for their options, including those vesting in the Change of Control, (based on the spread, if any, of the fair market value of the Common Stock as of fiscal year end ($24.09) over the value of the applicable exercise prices for the options): Charles M. Sonsteby $3,841,085; Thomas C. DeCaro, $4,128,590; Philo T. Pappas, $4,128,590; and Eric C. Gordon $660,170. Had a Change of Control occurred on the last day of fiscal 2011, Mr. Sonsteby's and Mr. Pappas's unvested restricted shares, including those vesting in the Change of Control, would have values of $736,190 and $169,256, respectively.

Estimated Separation Payments

        The table below reflects the amount of compensation payable in the event of an involuntary termination without cause or resignation for good reason (1) to Mr. Menzer under the Menzer Agreement; and (2) to each of the other Named Executive Officers under the OSPP described above and, in the case of Messrs. Sonsteby and Pappas, their restricted stock agreements (solely in respect of an involuntary termination without cause). The amounts shown in the table for the Named Executive Officers assume that the executive's termination was effective as of the last day of the fiscal year, January 28, 2012 and have been determined, where applicable, using a price of $24.09 per share of Common Stock, the fair market value of our Common Stock on such date. The actual amounts, or value, to be paid to these Named Executive Officers can only be determined at the time of such executive's separation from the Company.

	Executive Payments and Benefits upon Termination Without Cause or by Executive with Good Reason ($)

John B. Menzer
Salary	2,130,221
Bonus	2,130,221
Restricted Stock	9,033,750
Welfare Benefits	13,405	(1)
Automobile	25,712	(2)

Total	13,333,309
Charles M. Sonsteby
Salary	667,050
Bonus	466,935
Restricted Stock	736,190
Welfare Benefits	12,073	(3)

Total	1,882,248
Thomas C. DeCaro
Salary	561,732
Bonus	187,244
Welfare Benefits	18,109	(3)

Total	767,085
Philo T. Pappas
Salary	607,707
Bonus	202,569
Restricted Stock	169,256
Welfare Benefits	18,109	(3)

Total	997,641
Eric C. Gordon
Salary	300,000
Bonus	41,425	(4)
Welfare Benefits	12,073	(3)

Total	353,498

(1) Represents estimated value of two years of continued benefits, including medical and dental insurance for the salary continuation period.

(2) Represents personal use of an automobile for 24 months.

(3) Represents the estimated value of the Company paid portion of the premium for executive's medical and dental insurance for the salary continuation period.

(4) Represents the value of a prorated target bonus for fiscal 2011, based on the number of months the Named Executive Officer was employed with the Company during fiscal 2011.

Share Repurchase Rights

        As described above, under the Stockholders Agreement, upon any termination of a Named Executive Officer's employment by reason of the executive's death or disability, the executive or his/her estate has the option to sell to the Company all or any portion of the vested shares of the Common Stock owned by the Named Executive Officer within 60 days after the date of termination, at the fair market value of the shares as of the date they are repurchased.

        In addition, upon termination of a Named Executive Officer's employment for any reason, the Company has the option to purchase all or any portion of the executive's shares that were originally purchased from the Company, at the fair market value of the shares. If the Company elects to purchase the executive's shares, it must deliver notice to the executive no later than 240 days after (but not before the date that is one day after the six-month anniversary of) the later of (i) the date of termination or (ii) the exercise of any option originally granted to the executive or the date upon which any unvested shares granted to the executive become vested shares. With respect to those shares issued to a Named Executive Officer directly or indirectly pursuant to an incentive plan, the Company may purchase all or any portion of the executive's shares at the fair market value of the shares (upon delivery of the notice as described in the immediately preceding sentence), if the executive's employment is terminated due to death, disability, by the Company without cause or by the executive for good reason (or in circumstances in which the Company would have no grounds to terminate the executive for cause). If the Named Executive Officer's employment is terminated by the Company for cause, the Company may purchase all or any portion of the executive's shares at the lesser of the cost or the fair market value of the shares. The Company's repurchase rights described herein will expire on the earlier of a Change of Control and an initial public offering, and as a result will expire upon the offering.

        Assuming the Company exercised its option to repurchase at fair market value, the vested or purchased shares held by the Named Executive Officers on the last day of fiscal 2011, the Named Executive Officers would have received, based on the fair market value of the Common Stock as of fiscal year end ($24.09), the following amounts for their shares: John B. Menzer, $3,011,250; Charles M. Sonsteby, $184,048; Thomas C. DeCaro $642,400; Philo T. Pappas, $112,838; and Eric C. Gordon, $0.

Director Compensation for Fiscal 2011

        The current directors are not paid any fees by the Company for services as directors, and they do not receive reimbursement for their expenses from the Company.

        Our Board intends to adopt a director compensation program to be effective upon the completion of this offering. Pursuant to this program, each member of our Board who is not an employee of the Company will be eligible to receive compensation for his or her service as a director as follows. Each director will receive an annual retainer of $             for Board and         , if applicable, for committee services. The chair of the Audit Committee will receive an additional annual retainer of $             and the chair of the Compensation Committee will receive an additional annual retainer of $             . While we are a "controlled company" for purposes of the New York Stock Exchange, none of the directors affiliated with the Sponsors will be compensated for Board service.

2012 Omnibus Plan

        Prior to the completion of this offering, our Board intends to amend and restate our 2006 Equity Incentive Plan under the name the Michaels Stores, Inc. 2012 Omnibus Long-Term Incentive Plan (the "2012 Omnibus Plan") and following this offering, all equity-based awards will be granted under the 2012 Omnibus Plan. The 2012 Omnibus Plan will also incorporate our annual cash bonus plan beginning in fiscal year 2013. As of the date of this prospectus, no awards have been made under the 2012 Omnibus Plan, in its amended and restated form. However, in connection with the closing of this offering, we expect             . The following summary describes the material terms of the 2012 Omnibus Plan.

        Purpose.    The purpose of the 2012 Omnibus Plan is to advance the Company's interests by providing for the grant to participants of equity and other incentive awards.

        Plan Administration.    The 2012 Omnibus Plan will be administered by the Compensation Committee whereas the 2006 Equity Incentive Plan had been administered by the Board. The Compensation Committee will have the authority to, among other things, interpret the 2012 Omnibus Plan, determine eligibility for, grant and determine the terms of awards under the 2012 Omnibus Plan, and to do all things necessary to carry out the purposes of the 2012 Omnibus Plan. The Compensation Committee's determinations under the 2012 Omnibus Plan will be conclusive and binding.

        Authorized Shares.    Subject to adjustment, the maximum number of shares of our Common Stock that may be delivered in satisfaction of awards under the 2012 Omnibus Plan, excluding shares already issued under the 2006 Equity Incentive Plan, but including shares issuable under outstanding awards granted under the 2006 Equity Incentive Plan, as well as shares available for future awards, will be                           . Shares of Common Stock to be issued under the 2012 Omnibus Plan may be authorized but unissued shares of Common Stock or previously-issued shares acquired by the Company. Any shares of Common Stock underlying awards that are settled in cash or otherwise expire, terminate, or are forfeited prior to the issuance of stock thereunder will again be available for issuance under the 2012 Omnibus Plan.

        Individual Limits.    The maximum number of shares for which stock options may be granted and the maximum number of shares of stock subject to stock appreciation rights to any person in any calendar year will each be                           shares. The maximum number of shares subject to other awards granted to any person in any calendar year will be                            shares. The maximum amount payable to any person in any calendar year under cash awards will be $             .

        Eligibility.    The Compensation Committee will select participants from among the key associates, directors, consultants and advisors of the Company and its affiliates who are in a position to make a significant contribution to our success. Eligibility for stock options intended to be incentive stock options (ISOs) is limited to employees of the Company or certain affiliates.

        Types of Awards.    The 2012 Omnibus Plan provides for grants of stock options, stock appreciation rights, restricted and unrestricted stock and stock units, performance awards, cash awards, and other awards convertible into or otherwise based on shares of our stock. Dividend equivalents may also be provided in connection with an award under the 2012 Omnibus Plan.

  •
  Stock options and stock appreciation rights: The exercise price of an option, and the base price against which a stock appreciation right is to be measured, is not permitted to be less than the fair market value (or, in the case of an ISO granted to a ten-percent shareholder, 110% of the fair market value) of a share of Common Stock on the date of grant. The Compensation Committee will determine the time or times at which stock options or stock appreciation rights become exercisable and the terms on which such awards remain exercisable

  •
  Restricted and unrestricted stock: A restricted stock award is an award of Common Stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions under the 2012 Omnibus Plan

  •
  Stock units: A stock unit award is denominated in shares of Common Stock and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions

  •
  Performance awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria. Performance awards may be stock-based or cash-based

  •
  Cash awards: An award that is settled in cash

        Vesting.    The Compensation Committee will have the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

        Termination of Employment.    The Compensation Committee will determine the effect of termination of employment or service on an award. Unless otherwise provided by the Compensation Committee or in an award agreement, upon a termination of employment all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited.

        Performance Criteria.    The 2012 Omnibus Plan will provide that grants of performance awards, including cash-denominated awards and stock-based awards, will be made based upon, and subject to achieving, "performance objectives" over a performance period, which may be one or more periods of not less than 12 months' duration. Performance objectives with respect to those awards that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code are limited to an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; net sales; comparable store sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; operating efficiencies; operating income; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; buyer contribution; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

        To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Compensation Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance objectives applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance objectives.

        Transferability.    Awards under the 2012 Omnibus Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Compensation Committee.

        Corporate Transactions.    In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company's assets or a dissolution or liquidation of the Company, the Compensation Committee may, among other things, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards, or in the plan, as amended and restated, for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as the Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such corporate transaction.

        Adjustment.    In the event of certain corporate transactions (including a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure that constitutes an equity restructuring within the meaning of ASC 718), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2012 Omnibus Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The Compensation Committee will also make the types of adjustments described above to take into account distributions and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion and preserve the value of awards.

        Amendment and Termination.    The Compensation Committee will be able to amend the 2012 Omnibus Plan or outstanding awards, or terminate the 2012 Omnibus Plan as to future grants of awards, except that the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant's rights under the award without the participant's consent (unless expressly provided in the 2012 Omnibus Plan or reserved by the Compensation Committee). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

Equity Compensation Plan Information

        On February 15, 2007, the Board and stockholders approved the 2006 Equity Incentive Plan, as well as certain specific grants under the plan to key employees. In addition, the stockholders granted the Board authority to make plan grants to other eligible participants in the future, which has occurred. The following table gives information about equity awards under the above-mentioned plan as of                                , 2012 (after giving effect to the                           -for-one stock split effected on                                , 2012).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders		$
Equity compensation not approved by security holders	N/A		N/A	N/A
Total		$

 Certain Relationships and Related Party Transactions

Management Agreements with the Sponsors and Others

        In connection with the completion of the Merger, we entered into management agreements with the Sponsors pursuant to which the Sponsors provide management services to us until December 31, 2016, with evergreen extensions thereafter. Pursuant to these agreements, the Sponsors receive an aggregate annual management fee in the amount of $12.0 million and reimbursement for out-of-pocket expenses in connection with the provisions of services pursuant to the agreements. In fiscal 2011, 2010 and 2009, we paid the Sponsors $12.2 million, $12.6 million and $13.1 million in management fees and reimbursements, respectively. The management agreements also provide that the Sponsors are entitled to receive fees in connection with certain subsequent financing, acquisition, disposition and change of control transactions, including this offering, of 1% of the gross value of any such transaction. The management agreements contain customary exculpation and indemnification provisions in favor of the Sponsors. The management agreements may be terminated by the Sponsors at any time and terminate automatically upon an initial public offering or a change of control unless we and the Sponsors determine otherwise.

        Also, in connection with the completion of the Merger, we entered into a management agreement with Highfields Capital Management L.P. ("Highfields"), that provides for an annual management fee of $1.0 million. The management agreement with Highfields may be terminated by the Company at any time and terminates automatically upon an initial public offering or a change of control unless we and Highfields determine otherwise.

        Upon termination, each provider of management services will be entitled to a termination fee calculated based on the present value of the annual fees due during the remaining period from the date of termination to October 31, 2016. We expect that the management agreements referenced above will be terminated in connection with this offering upon our payment of $              million, $              million and $              million to affiliates of Bain Capital, The Blackstone Group and Highfields, respectively.

Transactions with Certain Affiliates of Bain Capital

        Bain Capital owns an approximate 58% equity position in Unisource, an external vendor we utilized to print our circular advertisements. Payments associated with this vendor during fiscal 2011, 2010 and 2009 were $5.6 million, $39.1 million and $38.6 million, respectively. We stopped using this vendor during the first quarter of fiscal 2011.

        Bain Capital owns an approximate 51% equity position in LogicSource, an external vendor we began utilizing for print procurement services beginning in the fourth quarter of fiscal 2010. Payments associated with this vendor during fiscal 2011 and 2010 were $4.6 million and less than $1.0 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

        Bain Capital owns an approximate 28% equity position in HD Supply, an external vendor we utilized for non-merchandise supplies. Payments associated with this vendor during fiscal 2009 were approximately $1.1 million. We did not have payments to this vendor in fiscal 2010 or 2011.

        Bain Capital owns an approximate 14% equity position in Sungard, an external vendor we utilize for certain integrated software and processing services. The Blackstone Group owns an approximate 12% equity position in Sungard. Payments associated with this vendor during fiscal 2011, 2010 and 2009 were $0.2 million, $0.2 million and $0.2 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

Transactions with Certain Affiliates of The Blackstone Group

        We are a party to a participation agreement with CoreTrust Purchasing Group ("CPG"), a division of HealthTrust Purchasing, designating CPG as our exclusive "group purchasing organization" for the purchase of certain non-merchandise products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Although CPG is not affiliated with The Blackstone Group, in consideration for facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of our purchases under the agreement to an affiliate of The Blackstone Group.

        The Blackstone Group owns an approximate 77% equity position in RGIS, an external vendor we utilize to count our store inventory. Payments associated with this vendor during fiscal 2011, 2010 and 2009 were $6.3 million, $5.9 million and $6.9 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

        The Blackstone Group owns an approximate 67% equity position in Vistar, an external vendor we utilize for all of the candy-type items in our stores. Payments associated with this vendor during fiscal 2011, 2010 and 2009 were $20.3 million, $19.1 million and $18.2 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

        During the second quarter of fiscal 2011, The Blackstone Group acquired an approximate 99% equity position in Centro Properties Group, a vendor we utilize to lease certain properties. Payments associated with this vendor during fiscal 2011 were $3.2 million. We currently anticipate that our payments to this vendor in fiscal 2012 will be approximately $6.0 million.

        The Company is a party to an employer health program agreement with Equity Healthcare LLC ("Equity Healthcare"), an affiliate of The Blackstone Group. Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis. In consideration for Equity Healthcare's provision of access to these favorable arrangements and its monitoring of the contracted third parties' delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month ("PEPM Fee"). As we had approximately 5,400, 5,700, and 5,800 employees enrolled in health and welfare benefit plans as of January 28, 2012, January 29, 2011, and January 30, 2010, respectively, the annual amount payable under the agreement would be approximately $0.1 million. In each of fiscal 2011, 2010 and 2009, we paid this vendor $0.1 million.

        Equity Healthcare may also receive a fee ("Health Plan Fees") from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to us at no cost or reduced cost. As our PEPM fees for fiscal 2011, 2010, and 2009 were $0.1 million, the benefit received from any Health Plan Fees is minimal.

        The Blackstone Group owns an approximate 99% equity position in Hilton Hotels, an external vendor we began utilizing for hospitality services in fiscal 2010. Payments associated with this vendor during fiscal 2011 and 2010 were $1.3 million and $1.1 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

        In fiscal 2010 and 2009, The Blackstone Group owned an approximate 6% equity position in Allied Waste, an external vendor we utilized for waste management services. Payments associated with this vendor during fiscal 2010 and 2009 were $4.6 million and $7.1 million, respectively.

        In fiscal 2009, The Blackstone Group owned an approximate 28% equity position in Freedom Communications, an external vendor we utilized for newspaper advertisements. Payments associated with this vendor were $1.7 million during fiscal 2009.

        The Blackstone Group owns an approximate 99% equity position in La Quinta, an external vendor we utilize as our preferred hotel provider. Payments associated with this vendor during fiscal 2011, 2010 and 2009 were $0.1 million, $0.2 million and $0.2 million, respectively. We currently anticipate that our payments to this vendor in fiscal 2012 will be commensurate with those in fiscal 2011.

        As noted above under "—Transactions with Certain Affiliates of Bain Capital," The Blackstone Group owns an approximate 12% equity position in Sungard. See above for further information.

Other Arrangements and Relationships with the Sponsors

Investor Agreement

        In connection with the consummation of this offering, we will enter into an investor agreement with the Sponsors. The investor agreement will grant each of the Sponsors the right, subject to certain conditions, to name representatives to our Board and committees of our Board. Each Sponsor will have the right to designate three nominees for election to our Board until such time as that Sponsor owns less than 25% of our outstanding Common Stock, two nominees if that Sponsor's ownership level is 10% or more but less than 25% of our outstanding Common Stock and one nominee if that Sponsor's ownership level is 3% or more but less than 10% of our outstanding Common Stock. Subject to the terms of the investor agreement, each Sponsor agrees to vote its shares in favor of the election of the director nominees designated by the other Sponsors pursuant to the investor agreement. In addition, the investor agreement will provide each of the Sponsors with certain indemnification rights.

Amended and Restated Registration Rights Agreement

        In connection with the Merger, we entered into a registration rights with the Sponsors and certain other stockholders. In connection with the consummation of this offering, the registration rights agreement will be amended and restated, effective upon the closing of this offering. The amended and restated registration rights agreement will provide the Sponsors with demand registration rights following the expiration of the 180-day lock-up period in respect of the shares of our Common Stock held by them. In addition, in the event that we register additional shares of Common Stock for sale to the public following the consummation of this offering, we will be required to give notice of such registration to the Sponsors and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors and such holders will have piggyback registration rights providing them with the right to require us to include shares of Common Stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors or other holders described above. The amended and restated registration rights agreement will also contain certain restrictions on the sale of shares by the Sponsors. The amended and restated registration rights agreement includes customary indemnification provisions.

Other Relationships

        Our current directors (other than the directors identified as independent in this prospectus) are affiliates of Bain Capital or The Blackstone Group. As such, some or all of such directors may have an indirect material interest in payments with respect to debt securities of the Company that have been purchased by affiliates of Bain Capital and The Blackstone Group. As of January 28, 2012, affiliates of The Blackstone Group held $55.7 million of indebtedness under our Senior Secured Term Loan Facilities and $2.0 million of indebtedness under our 2018 Senior Notes. The amount of interest payable related to the Senior Secured Term Loan Facilities and 2018 Senior Notes, as of January 28, 2012, was $0.2 million and less than $0.1 million, respectively.

        Upon completion of this offering, we estimate that our Sponsors will own         % of our outstanding Common Stock. For as long as our Sponsors continue to directly or indirectly own shares of our Common Stock representing more than 50% of the voting power of our Common Stock, our Sponsors will be able to direct the election of a majority of the members of our Board and could exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional Common Stock or other equity securities, the repurchase or redemption of Common Stock and the payment of dividends. Similarly, our Sponsors will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

        In addition to the amended and restated registration rights agreement and the coordination agreement discussed above, our Sponsors have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of our Common Stock or other securities exercisable for or convertible into our Common Stock for a period of at least 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. Except for this period, there can be no assurance as to the period of time during which our Sponsors will maintain their ownership of our Common Stock following the offering.

Related Person Transactions Policy

        In accordance with the amended and restated charter of our Audit Committee, which will become effective upon the closing of this offering, and our policy with respect to related person transactions, which our Board (acting through our Audit Committee) will adopt prior to the closing of this offering, our Audit Committee will be responsible for reviewing and approving related person transactions.

        The policy with respect to related person transactions will apply to transactions, arrangements and relationships (or any series of similar transactions, arrangements or relationships) where the aggregate amount involved will, or may be expected to, exceed $120,000 in any calendar year, and where we (or our subsidiaries) are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any person who is, or at any time since the beginning of our fiscal year was, a director or executive officer of the company, or a nominee for director or executive officer of the company; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of the foregoing persons and (4) any firm, corporation or other entity in which any of the foregoing persons has a position or relationship, or in which such person, together with his or her immediate family members, has a 10% or greater beneficial ownership.

        In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy with respect to related person transactions will require our Audit Committee to consider, among other factors it deems appropriate:

  •
  the benefits to the Company

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  the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship

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  the availability of other sources for comparable products or services

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  the terms of the transaction

  •
  the terms available to unrelated third parties or to employees generally

        The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

Description of Certain Indebtedness

Senior Secured Term Loan Facility

General

        On October 31, 2006, we executed a $2.4 billion senior secured term loan facility (the "Senior Secured Term Loan Facility") with Deutsche Bank A.G. New York Branch and other lenders. The full amount was borrowed on October 31, 2006, with the balance payable on October 31, 2013. On January 28, 2011, the outstanding principal amount of term loans under the Senior Secured Term Loan Facility was approximately $2.0 billion.

        On August 20, 2009, we amended the Senior Secured Term Loan Facility to permit the issuance or incurrence of indebtedness for the purpose of the repayment of existing term loans under the Senior Secured Term Loan Facility, which new indebtedness could take the form of additional term loans under the Senior Secured Term Loan Facility or secured or unsecured bonds or other loans.

Amortization and Maturity

        On November 5, 2009, and December 15, 2011, we amended the Senior Secured Term Loan Facility to extend $1.0 billion and $619 million, respectively, of existing term loans (the "B-2 Term Loans" and "B-3 Term Loans", respectively) to July 31, 2016, with the remaining $501 million of existing term loans (the "B-1 Term Loans" and, together with the B-2 Term Loans and the B-3 Term Loans, the "Term Loans") keeping the original maturity date of October 31, 2013.

        Under the Senior Secured Term Loan Facility, excess cash flow payments and voluntary prepayments serve to reduce future scheduled quarterly principal payments. Voluntary prepayments we made in fiscal 2011 and fiscal 2010 effectively satisfied all scheduled quarterly principal payments until maturity of the Term Loans.

Interest Rate and Fees

        Borrowings under the Senior Secured Term Loan Facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank and (2) the federal funds effective rate plus 1/2 of 1% or (b) a London Interbank Offered Rate ("LIBOR"), subject to certain adjustments, in each case plus an applicable margin. The applicable margin is (i) with respect to B-1 Term Loans, 1.25% for base rate borrowings and 2.25% for LIBOR borrowings; and (ii) with respect to B-2 Term Loans and B-3 Term Loans, 3.50% for base rate borrowings and 4.50% for LIBOR borrowings. In addition, the applicable margin is subject to a 0.25% decrease based on our corporate family rating assigned by Moody's Investors Service, Inc.

        The B-2 Term Loans and B-3 Term Loans are subject to a minimum increase in interest rates in connection with any future extensions of term loans to the extent that any such future extension has an increase in effective yield in excess of 0.25% above the effective yield of the B-2 Term Loans or B-3 Term Loans.

Prepayments

        The Senior Secured Term Loan Facility requires us to prepay outstanding term loans with (a) 100% of the net proceeds of any debt issued by us or our subsidiaries (with exceptions for certain debt permitted to be incurred under the Senior Secured Term Loan Facility) and (b) 50% (which percentage will be reduced to 25% if our total leverage ratio (as defined in the Senior Secured Term Loan Facility) is less than 6.00:1.00 and will be reduced to 0% if our total leverage ratio is less than 5.00:1.00) of our annual Excess Cash Flow (as defined in the Senior Secured Term Loan Facility). We must also offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales or casualty events under certain circumstances. We may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans.

Guarantees and Security

        All obligations under the Senior Secured Term Loan Facility are unconditionally guaranteed by each direct and indirect wholly-owned subsidiary that guarantees the obligations of the Company under the senior secured asset-based Revolving Credit Facility (as defined below). All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our material subsidiaries (the "Subsidiary Guarantors"), including:

  •
  a first-priority pledge of all of the capital stock held by us (excluding the stock of Michaels of Canada, ULC) and the Subsidiary Guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary and 100% of the non-voting stock of such subsidiary)

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  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us and each Subsidiary Guarantor, including substantially all of our owned real property and equipment

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  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by us or the Subsidiary Guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges and debit card charges for sales of inventory by us and the Subsidiary Guarantors, and certain related assets and proceeds of the foregoing

Covenants and Other Matters

        The Senior Secured Term Loan Facility contains a number of negative covenants that are substantially similar to, but more restrictive in certain respects than, those governing the Notes (as defined below) as well as certain other customary affirmative and negative covenants and events of default. As of January 28, 2012, we were in compliance with all covenants.

7 3/4% Senior Notes due 2018

General

        On October 21, 2010, we issued $800 million aggregate principal amount of 7 3/4% Senior Notes that mature on November 1, 2018 (the "2018 Senior Notes") at a discounted price of 99.262% of face value, resulting in an effective interest rate of 7 7/8%. Interest is payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2011.

        In connection with the issuance of the 2018 Senior Notes, we entered into a registration rights agreement. Under the terms of the registration rights agreement, we were required to file, and did initially file on April 28, 2011, an exchange offer registration statement, as amended (the "Exchange Offer Registration Statement"), enabling holders to exchange the 2018 Senior Notes for registered notes with terms identical in all material respects to the terms of the 2018 Senior Notes, except the registered notes would be freely tradable. We also agreed to use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC no later than 360 days after the date of the issuance of the 2018 Senior Notes. On June 20, 2011, the Exchange Offer Registration Statement was declared effective by the SEC. We completed the exchange offer on August 1, 2011.

Guarantees and Security

        The 2018 Senior Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior basis, by each of our subsidiaries that guarantee indebtedness under our senior secured asset-based Revolving Credit Facility and Senior Secured Term Loan Facility (the "Senior Secured Credit Facilities").

Ranking

        The 2018 Senior Notes and the guarantees thereof are our and the guarantors' unsecured senior obligations and (i) rank senior in right of payment to all of our and the guarantors' existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the 2018 Senior Notes (including the Senior Subordinated Notes and the Subordinated Discount Notes, as defined and described below); (ii) rank equally in right of payment to all of our and the guarantors' existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the 2018 Senior Notes; (iii) are effectively subordinated in right of payment to all of our and the guarantors' existing and future secured debt (including obligations under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and (iv) are structurally subordinated to all obligations of our subsidiaries that are not guarantors of the 2018 Senior Notes.

Prepayments

        At any time prior to November 1, 2014, we may redeem all or a part of the 2018 Senior Notes at a redemption price equal to 100% of the principal amount of the 2018 Senior Notes redeemed plus a make-whole premium, as provided in the indenture governing the 2018 Senior Notes (the "2018 Senior Indenture"), and accrued and unpaid interest to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        On and after November 1, 2014, the Company may redeem the 2018 Senior Notes, in whole or in part, upon notice, at the redemption prices (expressed as percentages of principal amount of the 2018 Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2014	103.875%
2015	101.938%
2016 and thereafter	100.000%

        In addition, until November 1, 2013, we may, at our option, on one or more occasions redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes (including the aggregate principal amount of the 2018 Senior Notes issued after the issue date) at a redemption price equal to 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the 2018 Senior Indenture); provided that at least 50% of the sum of the aggregate principal amount of the 2018 Senior Notes originally issued under the 2018 Senior Indenture and any 2018 Senior Notes that are issued under the 2018 Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; and provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        Upon a change in control we are required to offer to purchase all of the 2018 Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest.

Certain Covenants and Events of Default

        The 2018 Senior Indenture contains covenants limiting, among other things, the Company's ability and the ability of the Company's restricted subsidiaries to:

  •
  incur additional debt

  •
  pay dividends or distributions on the Company's capital stock or repurchase the Company's capital stock

  •
  issue stock of subsidiaries

  •
  make certain investments

  •
  create liens on the Company's assets to secure debt

  •
  enter into transactions with affiliates

  •
  merge or consolidate with another company

  •
  sell or otherwise transfer assets

        The 2018 Senior Indenture also provides for events of default, which, if certain of them occur, would permit the trustee under the 2018 Senior Indenture or holders of at least 25% in principal amount of the then outstanding 2018 Senior Notes to declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2018 Senior Notes to be due and payable immediately.

11 3/8% Senior Subordinated Notes due 2016

General

        On October 31, 2006, we issued $400 million in principal amount of 11 3/8% Senior Subordinated Notes due November 1, 2016 (the "Senior Subordinated Notes"). Interest is payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2007.

During fiscal 2011, we completed open market repurchases of our outstanding Senior Subordinated Notes totaling $7 million.

Guarantees and Security

        The Senior Subordinated Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior subordinated basis, by each of our subsidiaries that guarantee indebtedness under our Senior Secured Credit Facilities.

Ranking

        The Senior Subordinated Notes and the guarantees thereof are our and the guarantors' unsecured senior subordinated obligations and (i) are subordinated in right of payment to all of our and the guarantors' existing and future senior debt, including the Senior Secured Credit Facilities and the 2018 Senior Notes; (ii) rank equally in right of payment to all of our and the guarantors' future senior subordinated debt; (iii) are effectively subordinated to all of our and the guarantors' existing and future secured debt (including the Senior Secured Credit Facilities) to the extent of the value of the assets securing such debt; (iv) rank senior in right of payment to all of our and the guarantors' existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes, including the Subordinated Discount Notes; and (v) are structurally subordinated to all obligations of our subsidiaries that are not guarantors of the Senior Subordinated Notes.

Prepayments

        On and after November 1, 2011, we may redeem all or part of the Senior Subordinated Notes, upon notice, at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2011	105.688%
2012	103.792%
2013	101.896%
2014 and thereafter	100.000%

        Upon a change in control, we are required to offer to purchase all of the Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The indenture governing the Senior Subordinated Notes contains restrictive covenants and events of default substantially similar to those of the 2018 Senior Notes described above.

        We intend to use a portion of net proceeds from this offering to redeem or repurchase all or a portion of the outstanding Senior Subordinated Notes.

13% Subordinated Discount Notes due 2016

General

        On October 31, 2006, we issued $469 million in principal amount at maturity of 13% Subordinated Discount Notes due November 1, 2016 (the "Subordinated Discount Notes" and

together with the 2018 Senior Notes and the Senior Subordinated Notes, the "Notes"). No cash interest was payable on the Subordinated Discount Notes prior to November 1, 2011. Beginning on November 1, 2011, cash interest accrues and is payable semi-annually in arrears on each May 1 and November 1 (the first cash interest payment date is May 1, 2012). During fiscal 2011, we completed open market repurchases of our outstanding Subordinated Discount Notes totaling $163 million face value, or $155 million Accreted Value (as defined in the indenture governing the Subordinated Discount Notes).

Guarantees and Security

        The Subordinated Discount Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured subordinated basis, by each of our subsidiaries that guarantee indebtedness under our Senior Secured Credit Facilities.

Ranking

        The Subordinated Discount Notes and the guarantees thereof are our and the guarantors' unsecured subordinated obligations and (i) are subordinated in right of payment to all of our and the guarantors' existing and future senior debt (including the Senior Secured Credit Facilities, the 2018 Senior Notes and the Senior Subordinated Notes); (ii) are effectively subordinated to all of our and the guarantors' secured debt (including the Senior Secured Credit Facilities) to the extent of the value of the assets securing such debt; and (iii) are structurally subordinated to all obligations of our subsidiaries that are not guarantors of the Subordinated Discount Notes.

Prepayments

        On and after November 1, 2011, we may redeem all or part of the Subordinated Discount Notes, upon notice, at the redemption prices (expressed as percentages of Accreted Value of the Subordinated Discount Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon (to the extent not already included in Accreted Value) as of the applicable date of redemption (if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2011	106.500%
2012	104.333%
2013	102.167%
2014 and thereafter	100.000%

        On May 1, 2012, and, if necessary, any interest payment date thereafter prior to the maturity date of the Subordinated Discount Notes, we are required to redeem a portion of each Subordinated Discount Note outstanding on such date equal to an amount sufficient, but not in excess of the amount necessary, to ensure that such Subordinated Discount Note will not be an applicable high yield discount obligation ("AHYDO") within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. These redemptions are to be at a price equal to 100% of the Accreted Value of such portion as of the date of redemption. As of January 28, 2012, the aggregate payment required to ensure the Subordinated Discount Notes will not be AHYDO instruments was $127 million and is classified as Current portion of long-term debt on the Consolidated Balance Sheets.

Certain Covenants and Events of Default

        Upon a change in control, we are required to offer to purchase all of the Subordinated Discount Notes at a price in cash equal to 101% of the Accreted Value, plus accrued and unpaid interest. The indenture governing the Subordinated Discount Notes contains restrictive covenants and events of default substantially similar to those of the 2018 Senior Notes described above.

        We intend to use a portion of net proceeds from this offering to redeem or repurchase all of the outstanding Subordinated Discount Notes.

Asset-based Revolving Credit Facility

General

        On February 18, 2010, we entered into an agreement to amend and restate various terms of the then existing asset-based Revolving Credit Facility, dated as of October 31, 2006 (as amended and restated, the "senior secured asset-based Revolving Credit Facility"). The senior secured asset-based Revolving Credit Facility provides an aggregate amount of $850 million in commitments, which are scheduled to terminate on the earlier of April 15, 2014, or 45 days prior to the maturity date of any class of term loans in our Senior Secured Term Loan Facility (the "ABL Maturity Date").

        The borrowing base under the senior secured asset-based Revolving Credit Facility equals the sum of (i) 90% of eligible credit card receivables and debit card receivables; (ii) between 85% and 87.5% of the appraised net orderly liquidation value of eligible inventory and of eligible letters of credit; and (iii) a percentage of eligible in-transit inventory, less certain reserves. As of January 28, 2012 and January 29, 2011, the borrowing base was $670 million and $653 million, respectively, of which we had availability of $615 million and $604 million, respectively. Borrowing capacity is available for letters of credit and borrowings on same-day notice. Outstanding letters of credit as of January 28, 2012 totaled $67 million, of which $55 million relate to standby letters of credit.

        If, at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured asset-based Revolving Credit Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the senior secured asset-based Revolving Credit Facility is less than $75 million at any time, or for five consecutive business days is less than the greater of $100 million or 15% of the lesser of the (i) then borrowing base and (ii) Revolving Credit Ceiling (as defined below), or if certain events of default have occurred, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the senior secured asset-based Revolving Credit Facility. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans. There is no scheduled amortization under the senior secured asset-based Revolving Credit Facility; the principal amount of the loans outstanding is due and payable in full on the ABL Maturity Date.

        We must not permit excess availability at any time to be less than the greater of (a) $75 million and (b) 10% of the lesser of (1) the then borrowing base under the senior secured asset-based Revolving Credit Facility or (2) $850 million (as reduced or increased in accordance with the terms of the senior secured asset-based Revolving Credit Facility, the "Revolving Credit Ceiling"). Excess availability under the senior secured asset-based Revolving Credit Facility means the lesser of (a) the Revolving Credit Ceiling minus the outstanding credit extensions and (b) the then borrowing base minus the outstanding credit extensions.

Interest Rate and Fees

        Borrowings under the senior secured asset-based Revolving Credit Facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate subject to certain adjustments plus 1.00% or (b) a LIBOR rate subject to certain adjustments, in each case plus an applicable margin. The initial applicable margin is 2.50% for base rate borrowings and 3.50% for LIBOR borrowings. The applicable margin is subject to adjustment each fiscal quarter based on the excess availability under the senior secured asset-based Revolving Credit Facility. Same-day borrowings bear interest at a rate per annum equal to a base rate determined by reference to the highest of (a) the prime rate of Bank of America, N.A., (b) the federal funds effective rate plus 0.50% and (c) a LIBOR rate subject to certain adjustments plus 1.00%, in each case, plus an applicable margin. The initial applicable margin with respect to same-day borrowings is 2.50%.

        We are required to pay a commitment fee of 0.625% per annum on the unutilized commitments under the senior secured asset-based Revolving Credit Facility. We must also pay customary letter of credit fees and agency fees.

Guarantees and Security

        All obligations under the senior secured asset-based Revolving Credit Facility are unconditionally guaranteed, jointly and severally, fully and unconditionally, by all of our existing material subsidiaries and are required to be guaranteed by certain of our future domestic wholly-owned material subsidiaries. All obligations under the senior secured asset-based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the Subsidiary Guarantors, including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by us or the Subsidiary Guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges and debit card charges for sales of inventory by us and the Subsidiary Guarantors, and certain related assets and proceeds of the foregoing

  •
  a second-priority pledge of all of the capital stock held by us (excluding the stock of Michaels of Canada, ULC) and our Subsidiary Guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary and 100% of the non-voting stock of such subsidiary)

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us and each Subsidiary Guarantor, including substantially all of our owned real property and equipment

Covenants and Other Matters

        Although the senior secured asset-based Revolving Credit Facility does not require us to comply with any financial ratio maintenance covenants, it does contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company's ability and the ability of its subsidiaries to:

  •
  incur additional indebtedness

  •
  pay dividends on the Company's capital stock or redeem, repurchase or retire the Company's capital stock or its other indebtedness

  •
  make investments, loans, advances and acquisitions

  •
  create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries

  •
  engage in transactions with affiliates of the Company

  •
  sell assets, including capital stock of the Company's subsidiaries

  •
  consolidate or merge

  •
  create liens

        The covenants limiting dividends and other restricted payments; investments, loans, advances and acquisitions; and prepayments or redemptions of indebtedness, each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must meet certain specified excess availability requirements and minimum consolidated fixed charge coverage ratios, to be tested on a pro forma and 12 month projected basis. Adjusted EBITDA is used in the calculation of the consolidated fixed charge coverage ratios. The senior secured asset-based Revolving Credit Facility also contains certain customary affirmative covenants and events of default.

Principal and Selling Stockholders

        The following table presents information regarding the number of shares of Common Stock beneficially owned as of                            , 2012 (unless otherwise indicated) by each of Michaels' directors and the Named Executive Officers (as defined in "Executive Compensation—Compensation Discussion and Analysis—Executive Compensation—Summary Compensation Table"), and the current directors and executive officers of Michaels as a group. In addition, the table presents information about each person or entity known to Michaels to beneficially own 5% or more of Common Stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on                             shares of Common Stock outstanding as of                           , 2012 (after giving effect to the                           -for-one stock split effected on                           , 2012), and the number of unissued shares as to which such person or persons has the right to acquire voting and/or investment power within 60 days. Other than beneficial ownership information relating to the Company's executive officers, the beneficial ownership information set forth below was provided by or on behalf of our Directors, our Sponsors, and Highfields, and the Company has not independently verified the accuracy or completeness of the information so provided.

			Shares Owned After Offering (No Option Exercise)		Shares Owned After Offering (Full Option Exercise)
Shares Owned Before Offering†
Name and Address of Beneficial Owner(1)
	Number	Percent	Number	Percent	Number	Percent

Beneficial Owners of 5% or More of Our Common Stock:
Michaels Holdings LLC(2)(3)
Bain Capital Investors, LLC and related funds(2)
Affiliates of The Blackstone Group L.P.(3)
Highfields Capital Management, L.P. and related funds(4)
Directors and Named Executive Officers:
Joshua Bekenstein(2)
Todd M. Cook(2)
Jill A. Greenthal(5)
Lewis S. Klessel(2)
Matthew S. Levin(2)
Gerry M. Murphy(4)
James A. Quella(4)
Peter F. Wallace(4)
John B. Menzer(6)
Charles M. Sonsteby(7)
Thomas C. DeCaro(8)
Philo T. Pappas(9)
Eric C. Gordon
All current directors and executive officers as a group (19 persons)(10)

*        Less than one percent.

†        The information presented in this column gives effect to the                           -for-one stock split effected on                           , 2012 and assumes the dissolution of Michaels Holdings LLC and the distribution of shares of our Common Stock held by Michaels Holdings LLC to its equity holders in accordance with the provisions of its organizational documents.

(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of Common Stock owned as of March 19, 2012 by the person indicated.

(2) Bain Capital Investors, LLC ("BCI") is the administrative member of and makes investment and voting decisions on behalf of Bain Capital Integral Investors 2006, LLC. Investment and voting decisions by BCI are made jointly by three or more individuals who are managing directors of the entity, and therefore no individual managing director of BCI is the beneficial owner of the shares ultimately of Michaels Common Stock directly owned by Michaels Holdings LLC. Messrs. Bekenstein, Cook and Levin are Managing Directors and Members of BCI, and they may therefore be deemed to share voting and dispositive power with respect to all the shares of Common Stock beneficially owned by Bain Capital Integral Investors 2006, LLC. Messrs. Bekenstein, Cook and Levin disclaim beneficial ownership of any shares beneficially owned by BCI. Mr. Klessel does not have voting or dispositive power over any shares of Common Stock that may be deemed to be beneficially owned by BCI. The address of Messrs. Bekenstein, Cook and Levin, and each of the Bain entities is c/o Bain Capital Partners, LLC, 200 Clarendon Street, Boston, Massachusetts 02166.

(3) Affiliates of The Blackstone Group L.P. include Blackstone Capital Partners V L.P., BCP V-S L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-A L.P., Blackstone Participation Partnership V L.P. and BCP V Co-Investors L.P. (collectively, the "Blackstone Funds"). Blackstone Management Associates V L.L.C. ("BMA V") is the general partner of each of the Blackstone Funds. BMA V L.L.C. ("BMA") is the sole member of BMA V, and may, therefore, be deemed to have shared voting and investment power over the shares. Investment and voting decisions by BMA are made jointly by three or more individuals who are managing directors, and therefore no individual managing director of BMA is the beneficial owner of the shares of Michaels Common Stock. Messrs. Murphy, Quella and Wallace are members of BMA, and they may therefore be deemed to share voting and dispositive power with respect to the shares. Messrs. Murphy, Quella and Wallace disclaim any beneficial ownership of any shares beneficially owned by BMA. The address of Messrs. Murphy, Quella and Wallace, and each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(4) Investment and voting decisions for Highfields Capital Management, L.P. ("HCM") and its related funds are made by Jonathon S. Jacobson, Chief Executive Officer and Chief Investment Officer of HCM. Mr. Jacobson disclaims beneficial ownership of any shares beneficially owned by HCM and its related funds except to the extent of his pecuniary interest therein. The address of Mr. Jacobson, HCM and its related funds is 200 Carendon Street, Boston, Massachusetts 02116.

(5) The address of Ms. Greenthal is 345 Park Avenue, New York, New York 10154.

(6) Includes                           stock options that vested on April 6, 2010,                           stock options that vested on April 6, 2011 and                           stock options that will vest on April 6, 2012.

(7) Includes                           stock options that vested on October 4, 2011.

(8) Includes                           stock options that vested on July 2, 2009,                           stock options that vested on July 2, 2010, and                           stock options that vested on July 2, 2011 .

(9) Includes                           stock options that vested on July 2, 2009,                           stock options that vested on July 2, 2010, and                           stock options that vested on July 2, 2011.

(10) Consistent with the disclaimers of beneficial ownership of Messrs. Bekenstein, Cook, Levin, Murphy, Quella and Wallace contained in notes (2) and (3) above, this number does not include the                            shares of Common Stock that may be deemed to be beneficially owned by each of (a) Bain Capital Investors, LLC and related funds and (b) affiliates of The Blackstone Group. The total includes                           vested options or options that will vest within 60 days of                           , 2012, held by executive officers of the Company.

Description of Capital Stock

        As of March 19, 2012, the total amount of our authorized Common Stock consisted of 220,000,000 shares of Common Stock, par value $0.10 per share, and, after giving effect to a                           -for-one stock split effected on                           , 2012, we had outstanding                             shares of Common Stock, of which                            shares were held by Michaels Holdings LLC. Michaels Holdings LLC is, in turn, controlled by our Sponsors. We expect that Michaels Holdings LLC will be dissolved prior to or in connection with the closing of this offering and the shares of our Common Stock held by Michaels Holdings LLC will be distributed to its equity holders in accordance with the provisions of its organizational documents.

        Upon the completion of this offering, and after giving effect to the stock split described above, our total amount of authorized capital stock will be                            shares of Common Stock, par value $0.10 per share. After the completion of this offering,                             shares of Common Stock will be issued and outstanding (including                            shares held by our Sponsors after Michaels Holdings LLC is dissolved) and no shares of preferred stock will be issued or outstanding. As of March 19, 2012, we had 31 stockholders of record of Common Stock and had outstanding options to purchase                            shares of Common Stock (after giving effect to the stock split described above).

        The discussion set forth below describes our capital stock, certificate of incorporation and bylaws as will be in effect upon consummation of this offering. We urge you to read the full text of our certificate of incorporation and bylaws, as will be in effect upon completion of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of Common Stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our Common Stock shall have no cumulative voting rights.

        We intend to list our Common Stock on the New York Stock Exchange under the symbol "MIK".

Preferred Stock

        Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Common Stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights, which could adversely affect the holders of shares of our Common Stock and the market value of our Common Stock. Subject to the rights of the holders of shares of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock although we may in the future decide to do so.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders; however, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

        The General Corporation Law of the State of Delaware (the "DGCL") does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our Common Stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of authorized but unissued Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

        Our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation and our bylaws also provide that a director may be removed without cause as long as investment funds affiliated with our Sponsors hold a majority of our outstanding Common Stock, and when this ceases to be the case, only for cause by the affirmative vote of the holders of at least 75% of our voting stock. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Our classified Board could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Action by Written Consent

        The DGCL provides that, unless otherwise stated in a corporation's certificate of incorporation, the stockholders may act by written consent without a meeting. Our certificate of incorporation provides that after the investment funds associated with the Sponsors collectively own less than majority of our outstanding Common Stock, any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. As a result, investments funds associated with the Sponsors will be able to act by written consent so long as they collectively own at least a majority of our outstanding Common Stock.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

        Our certificate of incorporation and bylaws provide that, except as otherwise required by law and subject to any rights of the holders of preferred stock, special meetings of the stockholders can only be called by (a) our chairman or any vice chairman of the Board, (b) the Board pursuant to a written resolution adopted by a majority of the total number of directors that our Board would have if there were no vacancies or (c) our secretary at the request of 25% of our common stockholders as long as investment funds affiliated with the Sponsors hold a majority of our Common Stock.

        In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting, who has delivered a timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting, who attends (or has a qualified representative attend) the stockholder meeting and who has otherwise complied with the provisions of our bylaws and applicable law.

        These provisions could have the effect of delaying any stockholder actions until the next stockholder meeting, even if they are favored by the holders of a majority of our outstanding voting stock.

Amendment to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation's certificate of incorporation or bylaws is required to approve such amendment, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be altered, amended or repealed by a majority vote of our Board or, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of our outstanding shares of Common Stock so long as investment funds affiliated with the Sponsors collectively beneficially own a majority of our outstanding shares of Common

Stock, and when this ceases to be the case, a vote of at least 75% of our outstanding Common Stock will be required. Additionally, so long as the investment funds affiliated with the Sponsors collectively beneficially own a majority of our outstanding shares of Common Stock, the affirmative vote of the holders of a majority of the voting power of our outstanding shares of Common Stock and, from and after the date on which the investment funds affiliated with the Sponsors cease collectively to beneficially own a majority of our outstanding shares of Common Stock, the affirmative vote of at least 75% of the voting power of our outstanding shares of Common Stock, in each case entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the "Board of Directors", "Director Liability", "Action by Written Consent", "Special Meetings of Stockholders", "Amendments to the Certificate of Incorporation and Bylaws", "Business Combinations", "Renouncement of Corporate Opportunity" and "Exclusive Jurisdiction of Certain Actions" provisions described in our certificate of incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our certificate of incorporation and our bylaws.

Business Combinations

        We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that our Sponsors and their respective affiliates will not be deemed to be "interested stockholders", regardless of the percentage of our voting stock owned by them and accordingly will not be subject to such restrictions.

Renouncement of Corporate Opportunity

        Our certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to the Sponsors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for the Sponsors, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of the Sponsors, any of the investment funds associated with the Sponsors or any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Exclusive Jurisdiction of Certain Actions

        Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or our stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws will limit the liability of our directors to the fullest extent permitted by applicable law and will provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of this offering and expect to enter into a similar agreement with any new directors or executive officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock will be                           . Its address is                           . Its telephone number is                           .

Shares Eligible for Future Sale

        Since November 2006 and immediately prior to this offering, there has not been a public market for our Common Stock, and we cannot predict what effect, if any, market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately                            shares of Common Stock (                            shares of Common Stock if the underwriters exercise their option to purchase additional shares in full). In addition, options to purchase an aggregate of approximately                            shares of our Common Stock will be outstanding as of the closing of this offering. Of these options,                           will have vested at or prior to the closing of this offering and approximately                           will vest over the next                            years. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares acquired by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of Common Stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, generally under Rules 144 or 701 under the Securities Act, which we summarize below. All of these shares will be subject to lock-up agreements described below.

        Taking into account the lock-up agreements described below and assuming J.P. Morgan Securities LLC and Goldman, Sachs & Co. do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times, subject to the provisions of Rule 144 and Rule 701:

Date available for resale	Shares eligible for sale	Comment

On the date of this offering ( , 2012)		Shares eligible for sale under Rule 144 and Rule 701.
180 days ( , 2012), as such period may be extended as described below		Lock-up released, shares eligible for sale under Rule 144 (subject, in some instances, to volume limitations) and Rule 701.

Rule 144

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our Common Stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our Common Stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

        Approximately                            shares of our Common Stock that are not subject to the lock-up agreements described above will be eligible for sale under Rule 144 immediately upon the closing of this offering.

        Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our Common Stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our Common Stock then outstanding, which will equal approximately                             shares immediately after this offering, after giving effect to the                           -for-one stock split effected on                           , 2012, assuming an initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus; and

  •
  the average weekly trading volume in our Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

        Our officers, directors and other stockholders owning an aggregate of                            shares of our Common Stock will be subject to lock-up agreements with the underwriters that will restrict the sale of the shares of our Common Stock held by them for 180 days, subject to certain exceptions. See "Underwriting" for a description of these lock-up agreements.

Registrations on Form S-8

        We will file registration statements on Form S-8 under the Securities Act to register shares of Common Stock issuable under 2012 Omnibus Plan, which will amend and restate our 2006

Equity Incentive Plan in connection with this offering. As a result, shares issued pursuant to such plan, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates, the 180-day lock-up period, as applicable, described above.

        As of January 28, 2012 (after giving effect to the stock split effected on                           , 2012),                             options (                           of which were exercisable at January 28, 2012) were outstanding under our 2006 Plan and an additional                            shares were reserved for future issuance under our 2006 Plan, none of which underlies awards under such plan granted after January 28, 2012 under such plan, and                           additional shares of our Common Stock that will become issuable under our 2012 Omnibus Plan, which will amend and restate our 2006 Equity Incentive Plan in connection with this offering.

Registration Rights

        Beginning 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances, holders of                            shares of our Common Stock will be entitled to the rights described under "Certain Relationships and Related Party Transactions—Other Arrangements and Relationships with the Sponsors—Amended and Restated Registration Rights Agreement". Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

 Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of Shares of Our Common Stock

        The following is a summary of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our Common Stock issued pursuant to this offering by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of shares of our Common Stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

        This summary assumes that shares of our Common Stock are held by a Non-U.S. Holder as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons who are subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, certain U.S. expatriates or former long-term residents of the United States, tax-exempt organizations, pension plans, "controlled foreign corporations", "passive foreign investment companies", corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or holders subject to the alternative minimum tax). In addition, except as explicitly addressed herein with respect to estate tax, this summary does not address certain estate and any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction.

        For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of shares of our Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Internal Revenue Code) have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        A modified definition of Non-U.S. Holder applies for U.S. federal estate tax purposes (as discussed below).

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares of our Common Stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes that hold shares of our Common Stock and their investors are urged to consult their own tax advisors.

        There can be no assurance that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our Common Stock.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on Shares of Our Common Stock

        As discussed under "Dividend Policy" above, we do not currently anticipate paying cash dividends on shares of our Common Stock in the foreseeable future. In the event that we do make a distribution of cash or property with respect to shares of our Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be subject to withholding as described in the next paragraph below. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment, up to such holder's adjusted tax basis in its shares of our Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock". Any distribution described in this paragraph would also be subject to the discussion below in "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Non-U.S. Entities".

        Any dividends paid to a Non-U.S. Holder with respect to shares of our Common Stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with an appropriate IRS Form W-8 prior to the payment of dividends, such as:

  •
  IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our Common Stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the

    Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below)

        The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

        Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional "branch profits tax" equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

        If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, such holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Shares of Our Common Stock

        Subject to the discussion below under "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Non-U.S. Entities", in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder's sale, exchange or other taxable disposition of shares of our Common Stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a "United States real property holding corporation", as defined in the Internal Revenue Code (a "USRPHC"), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder's holding period with respect to the applicable shares of our Common Stock (the "relevant period"), or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States).

        If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

        With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Common Stock by reason of our status as a USRPHC so long as (i) our Common Stock is regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our Common Stock occurs and (ii) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Common Stock at any time during the relevant period. If we are a USRPHC and the requirements of (i) or (ii) are not met, gain on the disposition of shares of our Common Stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the "branch profits tax" will not apply.

        If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a "branch profits tax" on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Non-U.S. Entities

        Legislation enacted in March 2010 (commonly referred to as "FATCA") generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our Common Stock, unless such persons comply with a complicated U.S. information reporting, disclosure and certification regime. This new regime requires, among other things, a broad class of persons to enter into agreements with the IRS to obtain, disclose and report information about their investors and account holders. This new regime and its requirements are different from and in addition to the certification requirements described elsewhere in this discussion. As currently proposed, the FATCA withholding rules would apply to certain payments, including dividend payments on our Common Stock, if any, paid after December 31, 2013, and to payments of gross proceeds from the sale or other dispositions of our Common Stock paid after December 31, 2014. Although administrative guidance and proposed regulations have been issued, regulations implementing the new FATCA regime have not been finalized and the exact scope of these rules remains unclear and potentially subject to material changes. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock, and the entities through which they hold our Common Stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our Common Stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. Subject to the discussion above under "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Non-U.S. Entities", a Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) or otherwise establish an exemption in order to avoid backup withholding at the applicable rate, currently 28% and scheduled to increase to 31% for taxable years 2013 and thereafter, with respect to dividends on our Common Stock. Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above in "Distributions on Shares of Our Common Stock", generally will be exempt from U.S. backup withholding.

        Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our Common Stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a United States person (as defined in the Internal Revenue Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

        Shares of our Common Stock held (or treated as held) by an individual who is not a United States citizen or resident (as specifically determined for U.S. federal estate tax purposes) at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Generally, amounts included in the taxable estate of decedents on or before December 31, 2012, are subject to U.S. federal estate tax at a maximum rate of 35%. However, the maximum U.S. federal estate tax rate is scheduled to increase to 55% with respect to the taxable estate of decedents dying after December 31, 2012.

 Certain ERISA Considerations

        The following discussion is a summary of certain considerations associated with the purchase of our Common Stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and (iii) entities whose underlying assets are considered to include 'plan assets' of any such plan, account or arrangement (each, an "ERISA Plan").

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving 'plan assets' with persons or entities who are 'parties in interest,' within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. A prohibited transaction within the meaning of ERISA and the Code may result if our Common Stock is acquired by an ERISA Plan to which we or an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our Common Stock on behalf of, or with the assets of, any ERISA Plan, consult with their counsel regarding the matters described herein.

Underwriting

        We are offering the shares of Common Stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC; Goldman, Sachs & Co.; Barclays Capital Inc.; Deutsche Bank Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; Morgan Stanley & Co. LLC; and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Total

        The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

        The underwriters have an option to purchase up to                           additional shares of Common Stock from the selling stockholders. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of Common Stock less the amount paid by the underwriters to us per share of Common Stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders assuming both no exercise and full exercise of the underwriters' option to purchase additional shares from the selling stockholders.

	Paid by the Company		Paid by the selling stockholders
	Without option exercise	With full option exercise	Without option exercise	With full option exercise

Per Share	$	$	$	$

Total	$	$	$	$

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             .

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to         % of the shares offered by this prospectus for sale to some of our directors, officers, employees and certain other persons who are otherwise associated with us through a directed share program. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

        We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (other than filings on Form S-8 relating to our employee benefit plans), or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Common Stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., for a period of 180 days after the date of this prospectus, subject to certain exceptions. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event relating to our company; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event unless J.P. Morgan Securities LLC and Goldman, Sachs & Co. waive, in writing, such extension.

        Our directors and executive officers, and the Sponsors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or any security convertible into or exercisable or exchangeable for our Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event relating to our company; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event unless J.P. Morgan Securities LLC and Goldman, Sachs & Co. waive, in writing, such extension.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        We intend to list our Common Stock on the New York Stock Exchange under the symbol "MIK".

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Common Stock, which involves the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering, and purchasing shares of Common Stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Common Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock, and, as a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Since November 2006 and prior to this offering, there has been no public market for our Common Stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives

  •
  our prospects and the history and prospects for the industry in which we compete

  •
  an assessment of our management

  •
  our prospects for future earnings

  •
  the general condition of the securities markets at the time of this offering

  •
  the recent market prices of, and demand for, publicly traded Common Stock of generally comparable companies

  •
  other factors deemed relevant by the underwriters and us

        Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an "Early Implementing Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares which are the subject of the offering contemplated by this prospectus will be made to the public in that Relevant Member State (other than offers (the "Permitted Public Offers") where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

  (a)
  to "qualified investors" as defined in the Prospectus Directive, including:

  (i)
  (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

  (ii)
  (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

  (b)
  to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        Any person making or intending to make any offer within the European Economic Area of shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for the Company or any of the underwriters to produce a prospectus for such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that: (a) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive and (b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale or (ii) where shares have been acquired by it on behalf of persons in any

Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC serve in various capacities under our Senior Secured Term Loan Facility and our senior secured asset-based Revolving Credit Facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 Legal Matters

        The validity of the issuance of the shares of Common Stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some attorneys of Ropes & Gray LLP are members in RGIP, LLC, which is an investor in certain investment funds affiliated with Bain Capital Partners, LLC and The Blackstone Group L.P. RGIP, LLC has an interest in an entity that is a selling stockholder in this offering. RGIP's indirect ownership of our Common Stock does not exceed 0.04% of our Common Stock. Simpson Thacher & Bartlett LLP, New York, New York will act as counsel to the underwriters.

Experts

        The Consolidated Financial Statements of Michaels Stores, Inc. at January 28, 2012 and January 29, 2011, and for the three years in the period ended January 28, 2012, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our Common Stock, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at www.sec.gov.

        We are subject to the reporting requirements of the Exchange Act. These periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may access our reports and amendments to those reports filed or furnished pursuant to Section 13 (a) or 15 (d) of the Exchange Act with the SEC free of charge on the SEC's website at www.sec.gov and on our website at www.michaels.com as soon as reasonably practicable after such information is electronically filed with, or furnished to, the SEC. Our website and the information contained therein or connected thereto is not a part of this prospectus or the registration statement of which it forms a part.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, TX 75063
(972) 409-1300
Attn: Corporate Secretary

Michaels Stores, Inc.
Index to Consolidated Financial Statements and Supplementary Data

        All schedules have been omitted because they are not applicable or the required information is included in the financial statements or the notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Michaels Stores, Inc.

        We have audited the accompanying consolidated balance sheets of Michaels Stores, Inc. ("the Company") as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended January 28, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Michaels Stores, Inc. at January 28, 2012 and January 29, 2011 and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 28, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Dallas, TX
March 21, 2012

Michaels Stores, Inc.
Consolidated Balance Sheets

(In millions except share data)	January 28, 2012	January 29, 2011

		(Restated)
ASSETS
Current assets:
Cash and equivalents	$371	$319
Merchandise inventories	840	826
Prepaid expenses and other	80	73
Deferred income taxes	42	52
Income tax receivable	1	1

Total current assets	1,334	1,271

Property and equipment, at cost	1,391	1,329
Less accumulated depreciation and amortization	(1,079)	(1,028)

Property and equipment, net	312	301

Goodwill	95	95
Debt issuance costs, net of accumulated amortization of $74 at January 28, 2012 and $60 at January 29, 2011	59	72
Deferred income taxes	18	32
Other assets	4	9

Total non-current assets	176	208

Total assets	$1,822	$1,780

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$301	$273
Accrued liabilities and other	389	384
Current portion of long-term debt	127	1
Deferred income taxes	1	—
Income taxes payable	19	27

Total current liabilities	837	685

Long-term debt	3,363	3,667
Deferred income taxes	11	4
Other long-term liabilities	85	78

Total long-term liabilities	3,459	3,749

Total liabilities	4,296	4,434

Commitments and contingencies
Stockholders' deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,265,885 shares issued and outstanding at January 28, 2012; 118,419,850 shares issued and outstanding at January 29, 2011	12	12
Additional paid-in capital	48	43
Accumulated deficit	(2,540)	(2,716)
Accumulated other comprehensive income	6	7

Total stockholders' deficit	(2,474)	(2,654)

Total liabilities and stockholders' deficit	$1,822	$1,780

See accompanying Notes to Consolidated Financial Statements.

Michaels Stores, Inc.
Consolidated Statements of Operations

	Fiscal Year
(In millions)	2011	2010	2009

		(Restated)	(Restated)
Net sales	$4,210	$4,031	$3,888
Cost of sales and occupancy expense	2,526	2,467	2,423

Gross profit	1,684	1,564	1,465
Selling, general, and administrative expense	1,098	1,059	1,052
Related party expenses	13	14	14
Store pre-opening costs	4	3	2

Operating income	569	488	397
Interest expense	254	276	257
Loss on early extinguishment of debt	18	53	—
Other (income) and expense, net	9	10	(17)

Income before income taxes	288	149	157
Provision for income taxes	112	46	54

Net income	$176	$103	$103

See accompanying Notes to Consolidated Financial Statements.

Michaels Stores, Inc.
Consolidated Statements of Cash Flows

	Fiscal Year
(In millions)	2011	2010	2009

		(Restated)	(Restated)
Operating activities:
Net income	$176	$103	$103
Adjustments:
Depreciation and amortization	101	103	116
Share-based compensation	9	8	8
Debt issuance costs amortization	17	20	17
Accretion of long-term debt	35	50	45
Change in fair value of contingent consideration	(4)	—	—
Change in fair value of interest rate cap	5	12	(10)
Loss on early extinguishment of debt	18	53	—
Changes in assets and liabilities:
Merchandise inventories	(14)	47	34
Prepaid expenses and other	(7)	(1)	(2)
Deferred income taxes	32	(28)	—
Accounts payable	38	36	6
Accrued interest	—	(4)	15
Accrued liabilities and other	5	31	56
Income taxes payable	(8)	16	12
Other long-term liabilities	10	(8)	5

Net cash provided by operating activities	413	438	405

Investing activities:
Business acquisition	—	(2)	—
Additions to property and equipment	(109)	(81)	(43)

Net cash used in investing activities	(109)	(83)	(43)

Financing activities:
Issuance of senior notes due 2018	—	794	—
Repayments on senior notes due 2014	—	(791)	—
Repurchase of subordinated discount notes due 2016	(170)	—	—
Repayments on senior secured term loan facility	(50)	(228)	(23)
Repurchase of senior subordinated notes due 2016	(7)	—	—
Borrowings on asset-based revolving credit facility	145	48	725
Payments on asset-based revolving credit facility	(145)	(48)	(873)
Payment of debt issuance costs	(7)	(34)	—
Repurchase of Common Stock	(6)	—	—
Proceeds from stock options exercised	2	—	—
Change in cash overdraft	(14)	6	(7)

Net cash used in financing activities	(252)	(253)	(178)

Net increase in cash and equivalents	52	102	184
Cash and equivalents at beginning of period	319	217	33

Cash and equivalents at end of period	$371	$319	$217

Supplemental Cash Flow Information:
Cash paid for interest	$201	$208	$180

Cash paid for income taxes	$86	$64	$26

Non-cash investing activity:
Contingent consideration liability	$—	$4	$—

See accompanying Notes to Consolidated Financial Statements.

Michaels Stores, Inc.
Consolidated Statements of Stockholders' Deficit
For the Three Years Ended January 28, 2012

(In millions except share data)	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total

Balance at January 31, 2009—As Previously Reported	118,376,402	$12	$27	$(2,931)	$5	$(2,887)
Income tax restatement (See Note 2)	—	—	—	9	—	9

Balance at January 31, 2009—Restated	118,376,402	12	27	(2,922)	5	(2,878)
Comprehensive income:
Net income	—	—	—	103	—	103
Foreign currency translation and other	—	—	—	—	1	1

Total comprehensive income						104
Share-based compensation	—	—	8	—	—	8
Issuance of stock	10,827	—	—	—	—	—

Balance at January 30, 2010—Restated	118,387,229	12	35	(2,819)	6	(2,766)
Comprehensive income:
Net income	—	—	—	103	—	103
Foreign currency translation and other	—	—	—	—	1	1

Total comprehensive income						104
Exercise of stock options	37,848	—	—	—	—	—
Share-based compensation	—	—	8	—	—	8
Repurchase of stock	(7,569)	—	—	—	—	—
Issuance of stock	2,342	—	—	—	—	—

Balance at January 29, 2011—Restated	118,419,850	12	43	(2,716)	7	(2,654)
Comprehensive income:
Net income	—	—	—	176	—	176
Foreign currency translation and other	—	—	—	—	(1)	(1)

Total comprehensive income						175
Exercise of stock options	137,080	—	2	—	—	2
Share-based compensation	—	—	9	—	—	9
Repurchase of stock	(426,027)	—	(6)	—	—	(6)
Issuance of stock	134,982	—	—	—	—	—

Balance at January 28, 2012	118,265,885	$12	$48	$(2,540)	$6	$(2,474)

See accompanying Notes to Consolidated Financial Statements.

Michaels Stores, Inc.
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business

        Michaels Stores, Inc. owns and operates a chain of specialty retail stores in 49 states and Canada featuring arts, crafts, framing, floral, home décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. Our wholly-owned subsidiary, Aaron Brothers, Inc., operates a chain of framing and art supply stores located in nine states. All expressions of the "Company", "us", "we", "our", and all similar expressions are references to Michaels Stores, Inc. and our consolidated, wholly-owned subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Fiscal Year

        We report on the basis of a 52- or 53-week fiscal year, which ends on the Saturday closest to January 31. References to fiscal year mean the year in which that fiscal year began. Fiscal 2011 ended on January 28, 2012, fiscal 2010 ended on January 29, 2011, and fiscal 2009 ended on January 30, 2010. Each of these three fiscal years contained 52 weeks.

Consolidation

        Our Consolidated Financial Statements include the accounts of Michaels Stores, Inc. and all wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation

        The functional currency of our Canadian operations is the Canadian dollar. Translation adjustments result from translating our Canadian subsidiary's financial statements into U.S. dollars. Balance sheet accounts are translated at exchange rates in effect at the balance sheet date. Income statement accounts are translated at average exchange rates during the year. Resulting translation adjustments are recorded as a component of Accumulated other comprehensive income in our Consolidated Statements of Stockholders' Deficit. Transaction gains and losses are recorded as a part of Other (income) and expense, net in our Consolidated Statements of Operations. The cumulative translation adjustment in fiscal 2011 was $6 million, net of deferred taxes of $5 million, while in fiscal 2010, the cumulative translation adjustment was $7 million, net of deferred taxes of $5 million. In fiscal 2011, we recorded transaction losses of $4 million related to foreign currency exchange rates. In fiscal 2010 and fiscal 2009, we recorded transaction gains of $2 million and $5 million, respectively, related to foreign currency exchange rates.

Cash and Equivalents

        Cash and equivalents are comprised of cash, money market mutual funds, and short-term interest bearing securities with original maturities of three months or less and $22 million and

$20 million of credit card clearing accounts as of January 28, 2012, and January 29, 2011, respectively. Cash equivalents are carried at cost, which approximates fair value. We record interest income earned from our cash and equivalents as a component of other (income) and expense, net, in our financial statements. In fiscal 2011, fiscal 2010 and fiscal 2009, we had a nominal amount of interest income.

Merchandise Inventories

        Merchandise inventories are valued at the lower of cost or market, with cost determined using a weighted average method. Cost is calculated based upon the purchase price of an item at the time it is received by us, and also includes the cost of warehousing, handling, purchasing, and importing, as well as inbound and outbound transportation, partially offset by vendor allowances. This net inventory cost is recognized through Cost of sales when the inventory is sold. It is impractical for us to assign specific allocated overhead costs and vendor allowances to individual units of inventory. As such, to match net inventory costs against the related revenues, we estimate the net inventory costs to be deferred and recognized each period as the inventory is sold.

        Vendor allowances, which primarily represent volume rebates and cooperative advertising funds, are recorded as a reduction to the cost of the merchandise inventories and a subsequent reduction in Cost of sales when the inventory is sold. We generally earn vendor allowances as a percentage of certain merchandise purchases with no minimum purchase requirements. Typically, our vendor allowance programs extend for a period of 12 months. We recognized vendor allowances of $115 million, or 2.7% of Net sales, in fiscal 2011, $112 million, or 2.8% of Net sales, in fiscal 2010, and $133 million, or 3.4% of Net sales, in fiscal 2009. During the three fiscal years ended January 28, 2012, the number of vendors from which vendor allowances were received ranged from approximately 650 to 740.

        We utilize perpetual inventory records to value inventory in our stores. Physical inventory counts are performed in a significant number of stores during each fiscal quarter by a third party inventory counting service, with substantially all stores open longer than one year subject to at least one count each fiscal year. We adjust our perpetual records based on the results of the physical counts. We maintain a provision for estimated shrinkage based on the actual historical results of our physical inventories. We compare our estimates to the actual results of the physical inventory counts as they are taken and adjust the shrink estimates accordingly. We also evaluate our merchandise to ensure that the expected net realizable value of the merchandise held at the end of a fiscal period exceeds cost. In the event that the expected net realizable value is less than cost, we reduce the value of that inventory accordingly.

        We routinely identify merchandise that requires some price reduction to accelerate sales of the product. The need for this reduction is generally attributable to clearance of seasonal merchandise or product that is being displaced from its assigned location in the store to make room for new merchandise. Additional SKUs that are candidates for repricing are identified using our perpetual inventory data. In each case, the appropriate repricing is determined at our corporate office. Price changes are transmitted electronically to the store and instructions are provided to our stores regarding product placement, signage, and display to ensure the product is effectively cleared.

Property and Equipment

        Property and equipment is recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense. We expense repairs and maintenance costs as incurred. We capitalize and depreciate significant renewals or betterments that substantially extend the life of the asset. Useful lives are generally estimated as follows (in years):

Buildings	30
Leasehold improvements	10	*
Fixtures and equipment	8
Computer equipment	5

*        We amortize leasehold improvements over the lesser of 10 years or the remaining lease term of the underlying facility.

Capitalized Software Costs

        We capitalize certain costs related to the acquisition and development of internal use software that is expected to benefit future periods. These costs are being amortized on a straight-line basis over the estimated useful life, which is generally five years. As of January 28, 2012 and January 29, 2011, we had unamortized capitalized software costs of $74 million and $46 million, respectively. These amounts are included in Property and equipment, net on the Consolidated Balance Sheets. Amortization of capitalized software costs totaled approximately $30 million, $14 million and $22 million in fiscal year 2011, 2010 and 2009, respectively.

Goodwill

        Under the provisions of Accounting Standards Codification ("ASC") 350, Intangibles—Goodwill and Other, we review goodwill for impairment each year in the fourth quarter, or more frequently if required. In conducting our impairment review, we elect to first perform a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) the fair value of our reporting unit is less than its carrying value. Factors used in our qualitative assessment include, but are not limited to, macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, company and reporting unit specific events, and the margin between the fair value and carrying value of each reporting unit in recent valuations.

        If, after assessing the totality of events or circumstances such as those described above, we determine that it is more likely than not that the fair value of our reporting unit is greater than its carrying amount, no further action is required. If we determine that it is more likely than not that the fair value of our reporting unit is less than its carrying amount, we will compare each reporting unit's carrying value to its estimated fair value, determined through estimated discounted future cash flows and market-based methodologies. If the carrying value exceeds the estimated fair value, we determine the fair value of all assets and liabilities of the reporting unit, including the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value, we recognize an impairment charge equal to the difference. There are assumptions and estimates underlying the determination of fair value and any resulting impairment loss. Significant changes in these assumptions, or another estimate using different, but still reasonable, assumptions could produce different results. We have performed the required impairment tests of goodwill, and the tests have not resulted in an impairment charge in fiscal 2011, fiscal 2010 or fiscal 2009.

Impairment of Long-Lived Assets

        We evaluate long-lived assets, other than goodwill and assets with indefinite lives, for indicators of impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Our evaluation compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment loss has occurred, the loss would be recognized during that period based on the estimated fair value of the assets. Our impairment analysis contains management assumptions about key store variables including sales, growth rate, gross margin, payroll and other controllable expenses. If actual results differ from these estimates, we may be exposed to additional impairment losses that may be material.

Reserve for Closed Facilities

        We maintain a reserve for future rental obligations, carrying costs, and other closing costs related to closed facilities, primarily closed and relocated stores. In accordance with ASC 420, Exit or Disposal Cost Obligations, we recognize exit costs for any store closures at the time the store is closed. Such costs are recorded within the Cost of sales and occupancy expense line item on our Consolidated Statements of Operations.

        The cost of closing a store or facility is recorded at the estimated fair value of expected cash flows which we calculate as the lesser of the present value of future rental obligations remaining under the lease (less estimated sublease rental income) or the lease termination fee. The determination of the reserves is dependent on our ability to make reasonable estimates of costs to be incurred post-closure and of rental income to be received from subleases. In planning our store closures, we generally try to time our exits as close to the lease termination date as possible to minimize any remaining lease obligation.

        The following is a detail of account activity related to closed facilities:

	Fiscal Year
(In millions)	2011	2010	2009

Balance at beginning of fiscal year	$5	$7	$7
Additions charged to costs and expenses	7	—	4
Payment of rental obligations and other	(3)	(2)	(4)

Balance at end of fiscal year	$9	$5	$7

Insurance Liabilities

        We have insurance coverage for losses in excess of self-insurance limits for medical liability, general liability and workers' compensation claims. Health care reserves are based on actual claims experience and an estimate of claims incurred but not reported. Reserves for general liability and workers' compensation are determined through the use of actuarial studies. Due to the significant judgments and estimates utilized for determining these reserves, they are subject to a high degree of variability. In the event our insurance carriers are unable to pay claims submitted to them, we would record a liability for such estimated payments we expect to incur.

Revenue Recognition

        Revenue from sales of our merchandise is recognized when the customer takes possession of the merchandise. Revenue is presented net of point-of-sale coupons, discounts, and sales taxes collected. Sales related to custom framing are recognized when the order is picked up by the customer. We deferred 13 days of custom framing revenue at the end of fiscal 2011, 2010 and 2009. Our deferral is an estimate based on the number of days for manufacturing, in-store assembly, and customer pick-up. As of January 28, 2012 and January 29, 2011, our deferred framing revenue was approximately $10 million.

        We allow for merchandise to be returned under most circumstances and provide a reserve for estimated returns. We use historical customer return behavior to estimate our reserve requirements. As of January 28, 2012 and January 29, 2011, our sales returns reserve was approximately $3 million.

        We record a gift card liability on the date we issue the gift card to the customer. We record revenue and reduce the gift card liability as the customer redeems the gift card. The deferred revenue associated with outstanding gift cards increased $4 million from $26 million at January 29, 2011, to $30 million as of January 28, 2012. We escheat the value of unredeemed gift cards where required by law. Any remaining liabilities not subject to escheatment are evaluated to determine whether the likelihood of the gift card being redeemed is remote (gift card breakage). We recognize gift card breakage as revenue, by applying our estimate of the rate of gift card breakage over the period of estimated performance. Our estimates of the gift card breakage rate are applied to the estimated amount of gift cards that are expected to go unused, that are not subject to escheatment, and are based on customers' historical redemption rates and patterns, which may not be indicative of future redemption rates and patterns. We recognized revenue of approximately $1 million in fiscal 2011, $3 million in fiscal 2010 and $2 million in fiscal 2009, related to such gift card balances.

Costs of Sales and Occupancy Expenses

        Included in our Costs of sales are the following:

  •
  purchase price of merchandise, net of vendor allowances and rebates

  •
  inbound freight, inspection costs, duties and import agent commissions

  •
  warehousing, handling, and transportation costs (including internal transfer costs such as distribution center-to-store freight costs) and purchasing and receiving costs and

  •
  share-based compensation costs for those employees involved in preparing inventory for sale

        Costs of sales are included in merchandise inventories and expensed as the merchandise is sold.

        Included in our occupancy expenses are the following costs which are recognized as period costs as described below:

  •
  store expenses such as rent, insurance, taxes, common area maintenance, utilities, repairs and maintenance

  •
  amortization of store buildings and leasehold improvements

  •
  store closure costs and

  •
  store remodel costs

        We record rent expense ratably over the term of the lease beginning with the date we take possession of or control the physical access to the premises. We record leasehold improvement reimbursements as a liability and ratably adjust the liability as a reduction to rent expense over the lease term beginning with the date we take possession of or control the physical access to the premises. At times, we receive landlord reimbursements for leasehold improvements made during the lease term, which we record as a liability and ratably adjust as a reduction to rent expense over the remaining lease term.

Selling, General, and Administrative Costs

        Included in our selling, general, and administrative costs are store personnel costs (including share-based compensation), store operating expenses, advertising expenses, store depreciation expense, and corporate overhead costs.

        Advertising costs are expensed in the period in which the advertising first occurs. Our cooperative advertising allowances are accounted for as a reduction in the purchase price of merchandise since an obligation to advertise specific product does not exist in our cooperative advertising arrangements.

        Advertising expenses were $183 million, $172 million, and $167 million for fiscal 2011, 2010, and 2009, respectively.

Store Pre-Opening Costs

        We expense all start-up activity costs as incurred. Rent expense incurred prior to the store opening is recorded in Cost of sales and occupancy expense on our Consolidated Statement of Operations.

Income Taxes

        We record income tax expense using the liability method for taxes and are subject to income tax in many jurisdictions, including the U.S., various states and localities, and Canada. A current tax liability or asset is recognized for the estimated taxes payable or refundable on the tax returns for the current year and a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. In evaluating our ability to realize our deferred tax asset, we considered the following sources of future taxable income:

  •
  future reversals of existing taxable temporary differences

  •
  future taxable income, exclusive of reversing temporary differences and carryforwards

  •
  taxable income in prior carryback years and

  •
  tax-planning strategies

        Our evaluation regarding whether a valuation allowance is required or should be adjusted also considers, among other things, the nature, frequency, and severity of recent losses, forecasts of future profitability and the duration of statutory carryforward periods. Our forecasts of future profitability represents our best estimate of these future events. After conducting this assessment, the valuation allowance recorded against our deferred tax assets was $14 million and $15 million as of January 28, 2012 and January 29, 2011, respectively. If actual results differ from estimated results or if we adjust these assumptions in the future, we may need to adjust our deferred tax assets or liabilities, which could impact our effective tax rate.

        The amount of income taxes we pay is subject to ongoing audits in the taxing jurisdictions in which we operate. During these audits, the taxing authorities may challenge items on our tax returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. We recognize tax benefits for uncertain positions only to the extent that we believe it is more likely than not that the tax position will be sustained. Our future results may include favorable or unfavorable adjustments to our unrecognized tax benefits due to closure of income tax audits, new regulatory or judicial pronouncements, or other relevant events. As a result, our effective tax rate may fluctuate significantly on a quarterly and annual basis.

Share-Based Compensation

        ASC 718, Stock Compensation, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements, based on their fair value, over the requisite service period. Compensation cost is based on the grant date fair value of the award and ratably recognized as an expense over the effective vesting period. We estimate the fair value of stock option awards using a Black-Scholes option value model.

        Beginning with our adoption of ASC 718, we report excess tax benefits as a cash inflow in the financing section of our Statement of Cash Flows and would record a tax deficiency, if any, as a cash outflow from operating activities. For fiscal 2011, fiscal 2010, and fiscal 2009, we did not have any tax benefits or tax deficiencies associated with share-based awards.

Recent Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04, "Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs", an amendment to ASC topic 820, "Fair Value Measurements". ASU 2011-04 conforms certain sections of ASC 820 to International Financial Reporting Standards in order to provide a single converged guidance on the measurement of fair value. The ASU also requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as transfers between Level 1 and Level 2 of the fair value hierarchy. The amended guidance is effective for interim and annual periods beginning after December 15, 2011. We will adopt all requirements of ASU 2011-04 on January 29, 2012, with no material impact expected on our Consolidated Financial Statements.

        In June 2011, the FASB issued ASU No. 2011-05, "Presentation of Comprehensive Income", an amendment to ASC topic 220, "Comprehensive Income". ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of shareholders' equity. Instead, comprehensive income must be reported in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In

December 2011, the FASB issued ASU No. 2011-12, "Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05," which indefinitely defers the provisions in ASU 2011-05 requiring reclassification adjustments out of other comprehensive income to be presented on the face of the financial statements. The other portions of ASU 2011-05 remain unchanged. These standards, which must be applied retroactively, are effective for interim and annual periods beginning after December 15, 2011, with earlier adoption permitted. We will adopt all requirements of these standards on January 29, 2012, the beginning of our 2012 fiscal year.

        In September 2011, the FASB issued ASU No. 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". ASU 2011-08 allows entities testing for goodwill impairment to have the option of performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If an entity believes, as a result of its qualitative assessment, it is more-likely-than-not the fair value of a reporting unit is less than its carrying amount, the currently prescribed two-step goodwill impairment test must be performed. Otherwise, no further testing is required. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted ASU 2011-08 in the fourth quarter of fiscal 2011.

Note 2. Restatement—Accounting for Income Taxes

        During fiscal 2009, we recorded a $5 million adjustment to a state deferred tax liability pool. In fiscal 2010, we identified that the 2009 adjustment was made in error, and we reversed the adjustment and disclosed the correction in our Consolidated Financial Statements. As result of this adjustment, the Provision for income taxes in the Consolidated Statements of Operations was understated in fiscal 2009 and overstated in fiscal 2010 by $5 million, which we concluded was not material to the Consolidated Financial Statements.

        In response to this error, we performed a detailed re-examination of our deferred income tax pools. With the exception of the deferred pool for property and equipment, we completed this re-examination in fiscal 2010 noting no additional errors. The re-examination of the deferred pool for property and equipment was completed during the fourth quarter of fiscal 2011. In connection with these procedures, we performed detailed reconciliations of the deferred tax pool for property and equipment for each of the last five years and identified errors in the manners in which we were tracking deferred taxes for property and equipment and the underlying differences between book and tax basis. Consequently, we concluded that the ending deferred tax liability for property and equipment was overstated by $8 million in each period since at least February 2, 2008 through January 29, 2011. We have corrected this error by restating our Consolidated Financial Statements, which increased noncurrent Deferred income tax assets and Total assets and decreased Total stockholders' deficit for each respective period. This correction had no impact on our Statements of Operations. Our restatement also includes the correction of the $5 million state deferred tax liability error identified in fiscal 2010, the effects of which were previously considered immaterial to each respective period and the correction of an error related to our currency translation deferred pool for $1 million in fiscal 2009. The effect of the restatement had no impact on reported net cash flows or income before taxes in any periods. We have also recorded reclassifications to properly adjust the noncurrent portion of our deferred taxes from current Deferred tax assets to noncurrent Deferred tax assets as of January 29, 2011.

        The tables below provide a reconciliation of certain line items affected within our Consolidated Statements of Operations and our Consolidated Statements of Cash Flows for fiscal 2010 and fiscal 2009, as well as our Consolidated Balance sheet as of January 29, 2011, from amounts previously reported to the restated amounts:

	Statement of Operations Fiscal 2010
(In millions)	As Reported	State Deferred Tax Adjustment	As Restated

Provision for income taxes	$51	$(5)	$46
Net income	98	5	103

	Statement of Operations Fiscal 2009
(In millions)	As Reported	State Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	As Restated

Provision for income taxes	$50	$5	(1)	$54
Net income	107	(5)	1	103

	Balance Sheet For the year ended January 29, 2011
(In millions)	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	Reclassification Adjustments	As Restated

Deferred income taxes asset (current)	$56	$—	$4	$(8)	$52
Total current assets	1,275	—	4	(8)	1,271
Deferred income taxes asset (noncurrent)	18	8	(2)	8	32
Total assets	1,770	8	2	—	1,780
Accumulated deficit	(2,726)	8	2	—	(2,716)
Total stockholders' deficit	(2,664)	8	2	—	(2,654)

	Cash Flow Data Fiscal 2010
(In millions)	As Reported	Fixed Asset Deferred Tax Adjustment	As Restated

Operating Activities:
Net income	$98	$5	$103
Deferred income taxes	(23)	(5)	(28)

	Cash Flow Data Fiscal 2009
(In millions)	As Reported	Fixed Asset Deferred Tax Adjustment	Currency Translation Deferred Tax Adjustment	As Restated

Operating Activities:
Net income	$107	$(5)	1	$103
Deferred income taxes	(4)	5	(1)	—

Note 3. Detail of Certain Balance Sheet Accounts

(In millions)	January 28, 2012	January 29, 2011

Property and equipment:
Land and buildings	$2	$2
Fixtures and equipment	1,048	1,004
Leasehold improvements	341	323

	$1,391	$1,329

Accrued liabilities and other:
Salaries, bonuses, and other payroll-related costs	$110	$109
Insurance liabilities	67	67
Accrued interest	43	44
Taxes, other than income and payroll	64	64
Gift certificate and gift card liability	30	26
Other	75	74

	$389	$384

Note 4. Debt

        Our debt consisted of the following for fiscal 2011 and fiscal 2010:

(In millions)	Interest Rate	Fiscal 2011	Fiscal 2010

Senior secured term loan	Variable	$1,996	$2,046
Senior notes	7.750%	795	794
Senior subordinated notes	11.375%	393	400
Subordinated discount notes	13.000%	306	427
Asset-based revolving credit facility	Variable	—	—
Other	5.970%	—	1

Total debt		3,490	3,668
Less current portion		127	1

Long-term debt		$3,363	$3,667

        We capitalized $133 million of costs, net of write-offs, related to our issuance of various debt instruments. We amortize these deferred financing costs using the straight-line method, which produces results materially consistent with the effective interest method, over the lives of the respective debt agreements (which range from five to ten years) and record the amortization to interest expense. Our expected amortization expense pertaining to the deferred financing costs for each of the next five fiscal years and thereafter is as follows:

	2012	2013	2014	2015	2016	Thereafter

Amortization expense	$16	$16	$10	$9	$6	$2

        The aggregate amounts of scheduled maturities of our debt for the next five years and thereafter are as follows:

Fiscal Year (In millions)	Amount

2012	127
2013	501
2014	1
2015	1
2016	2,065
Thereafter	800

Total debt payments	3,495
Less unrealized discount accretion	5

Total debt balance as of January 28, 2012	$3,490

        As of January 28, 2012 and January 29, 2011, the weighted average interest rate of the Current portion of our long-term debt was 13.00% and 5.97%, respectively.

Senior Secured Term Loan Facility

        On October 31, 2006, we executed a $2.4 billion senior secured term loan facility (the "Senior Secured Term Loan Facility") with Deutsche Bank A.G. New York Branch, and other lenders. The full amount was borrowed on October 31, 2006, with the balance payable on October 31, 2013.

        On August 20, 2009, we amended the Senior Secured Term Loan Facility to permit the issuance or incurrence of indebtedness for the purpose of the repayment of existing term loans under the Senior Secured Term Loan Facility, which new indebtedness could take the form of additional term loans under the Senior Secured Term Loan Facility or secured or unsecured bonds or other loans.

        On November 5, 2009, and December 15, 2011, we amended the Senior Secured Term Loan Facility to extend $1.0 billion and $619 million, respectively, of existing term loans (the "B-2 Term Loans" and "B-3 Term Loans", respectively) to July 31, 2016, with the remaining $501 million of existing term loans (the "B-1 Term Loans" and, together with the B-2 Term Loans and the B-3 Term Loans, the "Term Loans") keeping the original maturity date of October 31, 2013.

        Borrowings under the Senior Secured Term Loan Facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank and (2) the federal funds effective rate plus 1/2 of 1% or (b) a London Interbank Offered Rate ("LIBOR"), subject to certain adjustments, in each case plus an applicable margin. The applicable margin is (i) with respect to B-1 Term Loans, 1.25% for base rate borrowings and 2.25% for LIBOR borrowings; and (ii) with respect to B-2 Term Loans and

B-3 Term Loans, 3.50% for base rate borrowings and 4.50% for LIBOR borrowings. In addition, the applicable margin is subject to a 0.25% decrease based on our corporate family rating assigned by Moody's Investors Service, Inc.

        The B-2 Term Loans and B-3 Term Loans are subject to a minimum increase in interest rates in connection with any future extensions of term loans to the extent that any such future extension has an increase in effective yield in excess of 0.25% above the effective yield of the B-2 Term Loans or B-3 Term Loans.

        In fiscal 2009, we recorded an expense of $3 million related to the amendment extending the B-2 Term Loans in accordance with ASC 470, Debt. We also recorded $1 million in debt issuance costs that is being amortized as interest expense over the life of the B-2 Term Loans. The unamortized debt issuance costs related to the Senior Secured Term Loan Facility were allocated proportionately between the B-1 and B-2 Term Loans. The costs allocated to the B-2 Term Loans are being amortized over the revised life through July 31, 2016.

        We recorded an expense of $3 million related to the amendment extending the B-3 Term Loans in accordance with ASC 470. We also recorded $6 million in debt issuance costs that is being amortized as interest expense over the life of the B-3 Term Loans. The unamortized debt issuance costs related to the Senior Secured Term Loan Facility were allocated proportionately between the B-1 and B-3 Term Loans. The costs allocated to the B-3 Term Loans are being amortized over the revised life through July 31, 2016.

        The Senior Secured Term Loan Facility requires us to prepay outstanding term loans with (a) 100% of the net proceeds of any debt issued by us or our subsidiaries (with exceptions for certain debt permitted to be incurred under the Senior Secured Term Loan Facility) and (b) 50% (which percentage will be reduced to 25% if our total leverage ratio (as defined in the Senior Secured Term Loan Facility) is less than 6.00:1.00 and will be reduced to 0% if our total leverage ratio is less than 5.00:1.00) of our annual Excess Cash Flow (as defined in the Senior Secured Term Loan Facility). We must also offer to prepay outstanding term loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales or casualty events under certain circumstances. We may voluntarily prepay outstanding loans under the Senior Secured Term Loan Facility at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans.

        All obligations under the Senior Secured Term Loan Facility are unconditionally guaranteed by each direct and indirect wholly-owned subsidiary that guarantees the obligations of the Company under the senior secured asset-based Revolving Credit Facility (as defined below). All obligations under the Senior Secured Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of our material subsidiaries (the "Subsidiary Guarantors"), including:

  •
  a first-priority pledge of all of the capital stock held by us (excluding the stock of Michaels of Canada, ULC) and the Subsidiary Guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary and 100% of the non-voting stock of such subsidiary)

  •
  a first-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us and each Subsidiary Guarantor, including substantially all of our owned real property and equipment, but excluding, among other things, the collateral described in the following bullet point and

  •
  a second-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by us or the Subsidiary Guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges and debit card charges for sales of inventory by us and the Subsidiary Guarantors, and certain related assets and proceeds of the foregoing

        Our total leverage ratio at January 28, 2012 was less than 5.00:1.00, and as a result, there was no required Excess Cash Flow payment for fiscal 2011. However, during fiscal 2011, we made a voluntary prepayment of $50 million. Our voluntary prepayment of $110 million in fiscal 2010 more than offset the fiscal 2010 payment required from our annual Excess Cash Flow. Under the Senior Secured Term Loan Facility, excess cash flow payments and voluntary prepayments serve to reduce future scheduled quarterly principal payments. The voluntary prepayments made in fiscal 2011 and fiscal 2010 effectively satisfied all scheduled quarterly principal payments until maturity of the Term Loans.

        The Senior Secured Term Loan Facility contains a number of negative covenants that are substantially similar to, but more restrictive in certain respects than, those governing the Notes (as defined below) as well as certain other customary affirmative and negative covenants and events of default. As of January 28, 2012, we were in compliance with all covenants.

7 3/4% Senior Notes due 2018

        On October 21, 2010, we issued $800 million aggregate principal amount of 7 3/4% Senior Notes that mature on November 1, 2018 (the "2018 Senior Notes") at a discounted price of 99.262% of face value, resulting in an effective interest rate of 7 7/8%. Interest is payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2011. The 2018 Senior Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior basis, by each of our subsidiaries that guarantee indebtedness under our senior secured asset-based Revolving Credit Facility and Senior Secured Term Loan Facility (the "Senior Secured Credit Facilities").

        In connection with the issuance of the 2018 Senior Notes, we entered into a registration rights agreement. Under the terms of the registration rights agreement, we were required to file, and did initially file on April 28, 2011, an exchange offer registration statement, as amended (the "Exchange Offer Registration Statement"), enabling holders to exchange the 2018 Senior Notes for registered notes with terms identical in all material respects to the terms of the 2018 Senior Notes, except the registered notes would be freely tradable. We also agreed to use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Securities and Exchange Commission (the "SEC") no later than 360 days after the date of the issuance of the 2018 Senior Notes. On June 20, 2011, the Exchange Offer Registration Statement was declared effective by the SEC. We completed the exchange offer on August 1, 2011.

        The 2018 Senior Notes and the guarantees thereof are our and the guarantors' unsecured senior obligations and (i) rank senior in right of payment to all of our and the guarantors' existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the 2018 Senior Notes (including the Senior Subordinated Notes and the Subordinated Discount Notes, as defined and described below); (ii) rank equally in right of payment to all of our and the guarantors' existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the 2018 Senior Notes; (iii) are effectively subordinated in right of payment to all of our and the guarantors' existing and future secured debt (including obligations under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt; and (iv) are structurally subordinated to all obligations of our subsidiaries that are not guarantors of the 2018 Senior Notes.

        At any time prior to November 1, 2014, we may redeem all or a part of the 2018 Senior Notes at a redemption price equal to 100% of the principal amount of the 2018 Senior Notes redeemed plus the Applicable Premium (as defined in the indenture governing the 2018 Senior Notes (the "2018 Senior Indenture")) and accrued and unpaid interest and Additional Interest (as defined in the 2018 Senior Indenture), if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        On and after November 1, 2014, the Company may redeem the 2018 Senior Notes, in whole or in part, upon notice, at the redemption prices (expressed as percentages of principal amount of the 2018 Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2014	103.875%
2015	101.938%
2016 and thereafter	100.000%

        In addition, until November 1, 2013, we may, at our option, on one or more occasions redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes (including the aggregate principal amount of the 2018 Senior Notes issued after the issue date) at a redemption price equal to 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the 2018 Senior Indenture); provided that at least 50% of the sum of the aggregate principal amount of the 2018 Senior Notes originally issued under the 2018 Senior Indenture and any 2018 Senior Notes that are issued under the 2018 Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; and provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        Upon a change in control we are required to offer to purchase all of the 2018 Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest.

        The 2018 Senior Indenture contains covenants limiting, among other things, the Company's ability and the ability of the Company's restricted subsidiaries to:

  •
  incur additional debt

  •
  pay dividends or distributions on the Company's capital stock or repurchase the Company's capital stock

  •
  issue stock of subsidiaries

  •
  make certain investments

  •
  create liens on the Company's assets to secure debt

  •
  enter into transactions with affiliates

  •
  merge or consolidate with another company and

  •
  sell or otherwise transfer assets

        The 2018 Senior Indenture also provides for events of default, which, if certain of them occur, would permit the trustee under the 2018 Senior Indenture or holders of at least 25% in principal amount of the then outstanding 2018 Senior Notes to declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2018 Senior Notes to be due and payable immediately.

        In accordance with ASC 470, we are amortizing$15 million in debt issuance costs as interest expense over the life of the 2018 Senior Notes.

11 3/8% Senior Subordinated Notes due 2016

        On October 31, 2006, we issued $400 million in principal amount of 11 3/8% Senior Subordinated Notes due November 1, 2016 (the "Senior Subordinated Notes"). Interest is payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2007. The Senior Subordinated Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured senior subordinated basis, by each of our subsidiaries that guarantee indebtedness under our Senior Secured Credit Facilities.

        The Senior Subordinated Notes and the guarantees thereof are our and the guarantors' unsecured senior subordinated obligations and (i) are subordinated in right of payment to all of our and the guarantors' existing and future senior debt, including the Senior Secured Credit Facilities and the 2018 Senior Notes; (ii) rank equally in right of payment to all of our and the guarantors' future senior subordinated debt; (iii) are effectively subordinated to all of our and the guarantors' existing and future secured debt (including the Senior Secured Credit Facilities) to the extent of the value of the assets securing such debt; and (iv) rank senior in right of payment to all of our and the guarantors' existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes, including the Subordinated Discount Notes.

        During fiscal 2011, we completed open market repurchases of our outstanding Senior Subordinated Notes totaling $7 million. Pursuant to the terms of the repurchases, we agreed to pay the holders of the Senior Subordinated Notes face value plus a purchase premium. In accordance with ASC 470, we recorded a loss related to the early extinguishment of the repurchased Senior Subordinated Notes, which was immaterial to the Consolidated Financial Statements

        On and after November 1, 2011, we may redeem all or part of the Senior Subordinated Notes, upon notice, at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable date of redemption if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2011	105.688%
2012	103.792%
2013	101.896%
2014 and thereafter	100.000%

        Upon a change in control, we are required to offer to purchase all of the Senior Subordinated Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The indenture governing the Senior Subordinated Notes contains restrictive covenants and events of default substantially similar to those of the 2018 Senior Notes described above.

13% Subordinated Discount Notes due 2016

        On October 31, 2006, we issued $469 million in principal amount at maturity of 13% Subordinated Discount Notes due on November 1, 2016 ("the Subordinated Discount Notes" and together with the 2018 Senior Notes and the Senior Subordinated Notes, the "Notes"). No cash interest was payable on the Subordinated Discount Notes prior to November 1, 2011. Beginning on November 1, 2011, cash interest accrues and is payable semi-annually in arrears on each May 1 and November 1 (the first cash interest payment date is May 1, 2012). The Subordinated Discount Notes are guaranteed, jointly and severally, fully and unconditionally, on an unsecured subordinated basis, by each of our subsidiaries that guarantee indebtedness under our Senior Secured Credit Facilities.

        The Subordinated Discount Notes and the guarantees thereof are our and the guarantors' unsecured subordinated obligations and (i) are subordinated in right of payment to all of our and the guarantors' existing and future senior debt (including the Senior Secured Credit Facilities, the 2018 Senior Notes and the Senior Subordinated Notes); and (ii) are effectively subordinated to all of our and the guarantors' secured debt (including the Senior Secured Credit Facilities) to the extent of the value of the assets securing such debt.

        During fiscal 2011, we completed open market repurchases of our outstanding Subordinated Discount Notes totaling $163 million face value, or $155 million accreted value. Pursuant to the terms of the repurchases, we agreed to pay the holders of the Subordinated Discount Notes face value plus a purchase premium.

        In accordance with ASC 470, we recorded a loss of $18 million during fiscal 2011 related to the early extinguishment of the repurchased Subordinated Discount Notes. The $18 million loss is comprised of $11 million to recognize the unrealized interest accretion and the write off of related debt issuance costs, as well as $7 million in purchase premiums.

        On and after November 1, 2011, we may redeem all or part of the Subordinated Discount Notes, upon notice, at the redemption prices (expressed as percentages of Accreted Value (as defined in the indenture governing the Subordinated Discount Notes) of the Subordinated Discount Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon (to the extent not already included in Accreted Value) as of the applicable date of redemption (if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage

2011	106.500%
2012	104.333%
2013	102.167%
2014 and thereafter	100.000%

        On May 1, 2012, and, if necessary, any interest payment date thereafter prior to the maturity date of the Subordinated Discount Notes, we are required to redeem a portion of each Subordinated Discount Note outstanding on such date equal to an amount sufficient, but not in excess of the amount necessary, to ensure that such Subordinated Discount Note will not be an applicable high yield discount obligation ("AHYDO") within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. These redemptions are to be at a price equal to 100% of the Accreted Value of such portion as of the date of redemption. As of January 28, 2012, the aggregate payment required to ensure the Subordinated Discount Notes will not be AHYDO instruments was $127 million and is classified as Current portion of long-term debt on the Consolidated Balance Sheets.

        Upon a change in control, we are required to offer to purchase all of the Subordinated Discount Notes at a price in cash equal to 101% of the Accreted Value, plus accrued and unpaid interest. The Subordinated Discount indenture contains restrictive covenants and events of default substantially similar to those of the 2018 Senior Notes described above.

Asset-based Revolving Credit Facility

        On February 18, 2010, we entered into an agreement to amend and restate various terms of the then existing asset-based Revolving Credit Facility, dated as of October 31, 2006 (as amended and restated, the "senior secured asset-based Revolving Credit Facility"). The senior secured asset-based Revolving Credit Facility provides an aggregate amount of $850 million in commitments, which are scheduled to terminate on the earlier of April 15, 2014, or 45 days prior to the maturity date of any class of term loans in our Senior Secured Term Loan Facility (the "ABL Maturity Date"). On April 8, 2011, the Company elected to permanently terminate $50 million in commitments under a last out tranche.

        The borrowing base under the senior secured asset-based Revolving Credit Facility equals the sum of (i) 90% of eligible credit card receivables and debit card receivables; (ii) between 85% and 87.5% of the appraised net orderly liquidation value of eligible inventory and of eligible letters of credit; and (iii) a percentage of eligible in-transit inventory, less certain reserves.

        Borrowings under the senior secured asset-based Revolving Credit Facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate subject to certain adjustments plus 1.00% or (b) a LIBOR rate subject to certain adjustments, in each case plus an applicable margin. The initial applicable margin is 2.50% for base rate borrowings and 3.50% for LIBOR borrowings. The applicable margin is subject to adjustment each fiscal quarter based on the excess availability under the senior secured asset-based Revolving Credit Facility. Same-day borrowings bear interest at a rate per annum equal to a base rate determined by reference to the highest of (a) the prime rate of Bank of America, N.A., (b) the federal funds effective rate plus 0.50% and (c) a LIBOR rate subject to certain adjustments plus 1.00%, in each case, plus an applicable margin. The initial applicable margin with respect to same-day borrowings is 2.50%.

        We are required to pay a commitment fee of 0.625% per annum on the unutilized commitments under the senior secured asset-based Revolving Credit Facility. We must also pay customary letter of credit fees and agency fees.

        If, at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured asset-based Revolving Credit Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the senior secured asset-based Revolving Credit Facility is less than $75 million at any time, or for five consecutive business days is less than the greater of $100 million or 15% of the lesser of the (i) then borrowing base and (ii) Revolving Credit Ceiling (as defined below), or if certain events of default have occurred, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the senior secured asset-based Revolving Credit Facility. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans. There is no scheduled amortization under the senior secured asset-based Revolving Credit Facility; the principal amount of the loans outstanding is due and payable in full on the ABL Maturity Date.

        We must not permit excess availability at any time to be less than the greater of (a) $75 million and (b) 10% of the lesser of (1) the then borrowing base under the senior secured asset-based Revolving Credit Facility or (2) $850 million (as reduced or increased in accordance with the terms of the senior secured asset-based Revolving Credit Facility, the "Revolving Credit Ceiling"). Excess availability under the senior secured asset-based Revolving Credit Facility means the lesser of (a) the Revolving Credit Ceiling minus the outstanding credit extensions and (b) the then borrowing base minus the outstanding credit extensions.

        All obligations under the senior secured asset-based Revolving Credit Facility are unconditionally guaranteed, jointly and severally, fully and unconditionally, by all of our existing material subsidiaries and are required to be guaranteed by certain of our future domestic wholly-owned material subsidiaries. All obligations under the senior secured asset-based Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the Subsidiary Guarantors, including:

  •
  a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by us or the Subsidiary Guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges and debit card charges for sales of inventory by us and the Subsidiary Guarantors, and certain related assets and proceeds of the foregoing

  •
  a second-priority pledge of all of the Capital Stock held by us (excluding the stock of Michaels of Canada, ULC) and our Subsidiary Guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary and 100% of the non-voting stock of such subsidiary) and

  •
  a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of us and each Subsidiary Guarantor, including substantially all of our owned real property and equipment

        Although the senior secured asset-based Revolving Credit Facility does not require us to comply with any financial ratio maintenance covenants, it does contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company's ability and the ability of its subsidiaries to:

  •
  incur additional indebtedness

  •
  pay dividends on the Company's capital stock or redeem, repurchase or retire the Company's capital stock or its other indebtedness

  •
  make investments, loans, advances and acquisitions

  •
  create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries

  •
  engage in transactions with affiliates of the Company

  •
  sell assets, including capital stock of the Company's subsidiaries

  •
  consolidate or merge and

  •
  create liens

        The covenants limiting dividends and other restricted payments; investments, loans, advances and acquisitions; and prepayments or redemptions of indebtedness, each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that we must meet certain specified excess availability requirements and minimum consolidated fixed charge coverage ratios, to be tested on a pro forma and 12 month projected basis. Adjusted EBITDA is used in the calculation of the consolidated fixed charge coverage ratios. The senior secured asset-based Revolving Credit Facility also contains certain customary affirmative covenants and events of default.

        In the first quarter of fiscal 2010, we recorded $19 million in debt issuance costs related to the amendment to the asset-based Revolving Credit Facility that is being amortized as interest expense over the life of the senior secured asset-based Revolving Credit Facility in accordance with ASC 470. In addition, we are amortizing $5 million of the unamortized debt issuance costs related to the senior secured asset-based Revolving Credit Facility over the revised life.

        As of January 28, 2012 and January 29, 2011, the borrowing base was $670 million and $653 million, respectively, of which we had availability of $615 million and $604 million, respectively. Borrowing capacity is available for letters of credit and borrowings on same-day notice. Outstanding letters of credit as of January 28, 2012 totaled $67 million, of which $55 million relate to standby letters of credit.

10% Senior Notes due 2014

        On October 6, 2010, we commenced a tender offer and consent solicitation related to our 10% Senior Notes due 2014 ("2014 Senior Notes"). Pursuant to the consent solicitation, we received tenders and consents from the holders of $658,593,000, or approximately 87.81%, of the 2014 Senior Notes before the consent payment deadline, October 20, 2010, at 5:00 p.m. Eastern time (the "Consent Date"). The consents received exceeded the number needed to approve the proposed amendments to the indenture governing the 2014 Senior Notes (the "2014 Senior Indenture"). The amendments to the 2014 Senior Indenture eliminated substantially all of the affirmative and restrictive covenants contained in the 2014 Senior Indenture and the 2014 Senior Notes (other than, among other covenants, the covenant to pay interest and premium, if any, on, and principal of, the 2014 Senior Notes when due) and certain events of default, and modified or eliminated certain other provisions contained in the 2014 Senior Indenture and the 2014 Senior Notes.

        Pursuant to the terms of the tender offer, we accepted for payment all 2014 Senior Notes tendered on or prior to the Consent Date, and holders who tendered such 2014 Senior Notes received $1,055.00 per $1,000 in principal amount of the 2014 Senior Notes validly tendered. On October 21, 2010, we also (i) instructed the trustee under the 2014 Senior Indenture (the "2014 Senior Notes Trustee") to deliver a notice of redemption to the holders of the remaining outstanding 2014 Senior Notes and (ii) deposited cash with the 2014 Senior Notes Trustee to satisfy and discharge the 2014 Senior Indenture and to fund the redemption of the remaining outstanding 2014 Senior Notes at a price equal to 105% plus the payment of accrued interest through the date of redemption, November 22, 2010. As a result, the 2014 Senior Indenture was discharged.

        In accordance with ASC 470 we recorded a loss of $53 million related to the early extinguishment of our 2014 Senior Notes. The $53 million loss is comprised of $41 million tender and call premiums and the write-off of $12 million for the remaining unamortized debt issuance costs.

Note 5. Comprehensive Income

        Accumulated other comprehensive income, net of tax, is reflected in the Consolidated Balance Sheets as follows:

(In millions)	Foreign Currency Translation & Other	Foreign Currency Derivative	Total

Balance at January 31, 2009	$1	$4	$5
Foreign currency translation adjustment	5	—	5
Reclassification of hedge instruments to earnings	—	(4)	(4)

Balance at January 30, 2010	6	—	6
Foreign currency translation adjustment	1	—	1

Balance at January 29, 2011	7	—	7
Foreign currency translation adjustment	(1)	—	(1)

Balance at January 28, 2012	$6	$—	$6

Note 6. Income Taxes (Restated)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities as of the respective year-end balance sheets are as follows:

	Deferred Tax Asset (Liability)
	January 28, 2012		January 29, 2011
(In millions)	Current	Noncurrent	Current	Noncurrent

Net operating loss, general business credit, foreign tax credit and alternative minimum tax credit carryforwards	$—	$14	$—	$15
Merchandise inventories	(9)	—	(3)	—
Accrued expenses	12	1	12	1
State income taxes	1	3	2	2
Vacation accrual	7	—	7	—
Share-based compensation	—	14	—	11
Deferred rent	—	16	—	16
Other deferred tax assets	6	4	8	10
State valuation allowance	—	(14)	—	(15)
Bonus accrual	6	—	5	—
Gift cards	4	—	10	—
Property and equipment	—	(33)	—	(9)
Translation adjustment	—	—	—	(4)
Workers' compensation	17	—	17	—
Cancellation of debt income	—	(39)	—	(39)
Original issue discount related to cancellation of debt income	—	41	—	41
Other deferred tax liabilities	(3)	—	(6)	(1)

	$41	$7	$52	$28

Net deferred tax assets		$48		$80

        The federal, state and international income tax provision is as follows:

	Fiscal Year
(In millions)	2011	2010	2009

Federal:
Current	$47	$45	$18
Deferred	28	(21)	11

Total federal income tax provision	75	24	29
State:
Current	13	9	9
Deferred	2	(4)	(1)

Total state income tax provision	15	5	8
International:
Current	22	17	17
Deferred	—	—	—

Total international income tax provision	22	17	17

Total income tax provision	$112	$46	$54

        The reconciliation between the actual income tax provision and the income tax provision (benefit) calculated by applying the federal statutory tax rate is as follows:

	Fiscal Year
(In millions)	2011	2010	2009

Income tax provision at statutory rate	$101	$52	$55
State income taxes, net of federal income tax effect	9	2	3
Federal tax credits	(2)	(2)	(1)
Unrecognized tax benefits	1	(4)	(1)
State valuation allowance	1	1	1
Other	2	(3)	(3)

Total income tax provision	$112	$46	$54

        At January 28, 2012, we had state net operating loss carryforwards to reduce future taxable income of approximately $301 million, net of $14 million tax effect, expiring at various dates between fiscal 2012 and fiscal 2031. The valuation allowance related to state net operating loss carryforwards was decreased to $14 million after state net operating loss expirations in fiscal 2011 to reserve for state operating loss carryforwards, which we believe it is more likely than not that we will be unable to realize these amounts.

Uncertain Tax Positions

        We operate in a number of tax jurisdictions and are subject to examination of our income tax returns by tax authorities in those jurisdictions who may challenge any item on these tax returns. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain.

        In accordance with ASC 740, Income Taxes, we recognize the benefits of uncertain tax positions in our financial statements only after determining a more likely than not probability that the uncertain tax positions will be sustained. A reconciliation of unrecognized tax benefits from the end of fiscal year 2010 through the end of fiscal 2011 is as follows:

(In millions)	Fiscal Year 2011

Balance at January 29, 2011	$9
Additions based on tax positions related to the current year	2
Additions for tax positions related to prior years	1
Settlements with taxing authorities	(1)

Balance at January 28, 2012	$11

        Included in the balance of unrecognized tax benefits at January 28, 2012, is $12 million in unrecognized tax benefits, the recognition of which would have an affect on the effective tax rate. This amount differs from the gross unrecognized tax benefits presented in the table above due to the increase in U.S. federal income taxes which would occur upon recognition of penalties and interest from uncertain tax positions, offset by the state tax benefits included therein.

        Our policy is to classify all income tax related interest and penalties as income tax expense. During the year ended January 28, 2012, we accrued $1 million in income tax interest and penalties. As of January 28, 2012, our accrual for potential payments of interest and penalties was $5 million.

        We identified our federal return, Canadian tax return, and state returns in California, Florida, Illinois, Michigan, New York, North Carolina, Pennsylvania, and Texas as "major" jurisdictions. The periods subject to examination for our federal return are fiscal 2008 to present, fiscal 2001 to present for our Canadian returns, and fiscal 2005 to present for all major state tax returns. The pretax income from foreign operations for fiscal 2011, 2010 and 2009 was $51 million, $52 million and $46 million, respectively.

Note 7. Share-Based Compensation

        The 2006 Equity Incentive Plan ("2006 Plan") provides for the grant of share-based awards exercisable for up to 14.2 million shares of Common Stock. We plan to issue new shares of our Common Stock to satisfy share issuance upon option exercises. On June 3, 2009, the Company announced an offer to exchange certain employee stock options issued under the 2006 Plan ("Exchange Offer") for new stock options granted on a one-for-one basis. On July 2, 2009, employees exchanged 8.0 million outstanding stock options under the following terms:

        (1)   outstanding vested or unvested options to purchase shares of Common Stock that had an exercise price per share of $30.00, $37.50, $45.00 or $52.50 for an equal number of new options to purchase shares of Common Stock with an exercise price equal to $7.50 and a new five-year vesting schedule that commenced on July 2, 2009 and an eight-year term and

        (2)   outstanding options that had an exercise price per share of $15.00 and $22.50 were exchanged for an equal number of new options with the same exercise price. A portion of the new options were vested based on the period of time that the exchanged options had been held in relation to the total term of the option and have identical terms and conditions to the previously issued options, and the remaining new options have a new five-year vesting schedule that commenced on July 2, 2009 and an eight-year term

        The fair value for options granted under ASC 718, Stock Compensation, was estimated at the date of grant using the Black-Scholes option valuation model. The following assumptions were used to estimate the fair value of options granted during the year ended January 28, 2012:

	Fiscal Year
Assumptions(1)	2011	2010	2009

Risk-free interest rates(2)	1.1% - 1.6%	1.5% - 2.5%	2.4% - 3.3%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility rates of our Common Stock(3)	39.5% - 44.5%	39.4% - 41.5%	41.9% - 45.9%
Expected life of options (in years)(4)	5.0	5.0 - 8.0	5.5 - 8.0
Weighted average fair value of options granted(5)	$5.98	$4.52	$0.93

(1) Forfeitures were estimated based on historical experience and anticipated events.

(2) Based on constant maturity interest rates for U.S. Treasury instruments with terms consistent with the expected lives of the awards.

(3) We considered both the historical volatility as well as implied volatilities from the exchange-traded options on the common stock of a peer group of companies.

(4) Expected lives were based on an analysis of historical exercise and post-vesting employment termination behavior.

(5) The Company's 2011 and 2010 Common Stock valuations relied on projections of our future performance, estimates of our weighted average cost of capital, and metrics based on the performance of a peer group of similar companies, including valuation multiples and stock price volatility. The fair value of equity per share utilized in our calculation ranged from $15.22 to $17.95 in fiscal 2011, $11.55 to $14.47 in fiscal 2010, and $4.27 in fiscal 2009. Due to the economic deterioration that occurred during fiscal 2008, the traditional approaches outlined above did not yield an answer that was considered to be representative of the fair value of the Company's equity. As a result, the Company's 2009 valuation also considered a Black-Scholes option model, which utilized the fair value of the Company's assets, the book value of the Company's debt, an estimated time to a liquidity event, the asset volatility of a peer group of companies and the risk free rate.

        As of January 28, 2012, there were 10.6 million stock option awards outstanding. In addition, as of January 28, 2012, there were a total of 560,737 shares of restricted stock outstanding, of which 148,151 are vested. Under the 2006 Plan, there are 2.8 million shares of Common Stock remaining available for grant. The table below sets forth a summary of stock option activity for the year ended January 28, 2012.

	Number of Shares (In millions)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value (In millions)

Outstanding at January 29, 2011	10.9	$15.41
Granted	0.2	18.69
Exercised	(0.1)	12.83
Cancelled/Forfeited	(0.4)	15.79

Outstanding at January 28, 2012	10.6	$15.52	5.5	$91

Vested and Exercisable at January 28, 2012	4.5	$15.85	5.0	$37

        The total fair value of options that vested during fiscal 2011, fiscal 2010 and fiscal 2009 was $3 million, $2 million, and $1 million, respectively. The intrinsic value for options that vested during 2011 and fiscal 2010 was $17 million and $5 million, respectively. There was no intrinsic value for options that vested during fiscal 2009. As of the beginning of fiscal 2011, there were 7.9 million nonvested options with a weighted average grant date fair value of $1.95 per share. As of the end of fiscal 2011, there were 6.1 million nonvested options with a weighted average grant date fair value of $2.23 per share. During fiscal 2011, there were 1.8 million options that vested and 0.4 million options that were cancelled with a weighted-average grant date fair value of $1.86 and $0.95 per share, respectively.

        Share-based compensation expense was $9 million for fiscal 2011 and $8 million for each of fiscal 2010 and fiscal 2009. As a result of the Exchange Offer, share-based compensation expense will increase by $2 million over the life of the options due to the incremental value ascribed to the new options that were issued at a lower exercise price. Share-based compensation expense for fiscal 2009 decreased by $1 million as a result of the longer vesting period of the new options compared to the vesting period of the original grants.

        As of January 28, 2012, compensation cost not yet recognized related to nonvested awards totaled $13 million and is expected to be recognized over a weighted average period of 2.9 years. To the extent the actual forfeiture rate is different from what we have anticipated, share-based compensation related to these awards will be different from our expectations.

Note 8. Derivative Instruments

        We are exposed to fluctuations in interest rates on our Senior Secured Term Loan Facility. During the first quarter of fiscal 2009, we purchased an interest rate derivative with the objective to cap our exposure to interest rate increases on our Senior Secured Term Loan Facility that result from fluctuations in the three-month LIBOR rate (the "cap"). The cap limits our interest exposure on a notional value of $2.0 billion to the lesser of the three-month LIBOR rate or 7.0%. The term of the cap extends to the first quarter of fiscal 2015. The interest rate cap does not qualify for hedge accounting under ASC 815, Derivatives and Hedging. The fair value of the cap as of January 28, 2012 was nominal and is included in Other assets on the Consolidated Balance Sheets. The fair value of the cap as of January 29, 2011 was $6 million. The change in fair value of the cap for the years ended January 28, 2012 and January 29, 2011, resulted in a loss of $5 million and $12 million, respectively. The change in fair value of the cap for the year ended January 30, 2010, resulted in a gain of $10 million. These amounts are recorded in Other (income) and expense, net in the Consolidated Statements of Operations.

        We are exposed to fluctuations in exchange rates between the U.S. and Canadian dollar, which is the functional currency of our Canadian subsidiary. During the second quarter of fiscal 2008, we executed foreign currency forward contracts to mitigate the effects of currency fluctuations, which we designated as a cash flow hedge. The objective of the forward contracts was to hedge intercompany payments for forecasted purchases of inventory by our Canadian subsidiary, which are denominated in U.S. dollars. The term of this cash flow hedge extended through the first quarter of fiscal 2009. To achieve our objective and to minimize the risk of ineffectiveness, the notional values represented a portion of our Canadian subsidiary's forecasted intercompany purchases. Hedge ineffectiveness was recorded in Other (income) and expense, net in the Consolidated Statement of Operations. For the year ended January 30, 2010, the ineffective portion of the hedge was immaterial. For the portion of the hedge that was effective, the change in fair value of the hedge was initially recorded in Accumulated other comprehensive income in the Consolidated Statements of Stockholders' Deficit. As the underlying inventory was sold to our customers, amounts were reclassified from Accumulated other comprehensive income to Cost of sales and occupancy expense in the Consolidated Statement of Operations. We also classified the cash flows from derivative instruments in Prepaid expenses and other in the Consolidated Statement of Cash Flows. During fiscal 2009, we reclassified $6 million from Accumulated other comprehensive income to Cost of sales and occupancy expense.

Note 9. Fair Value Measurements

        As defined in ASC 820, Fair Value Measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level valuation hierarchy for fair value measurements. These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect less transparent active market data, as well as internal assumptions. These two types of inputs create the following fair value hierarchy:

  •
  Level 1—Quoted prices for identical instruments in active markets

  •
  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable and

  •
  Level 3—Instruments with significant unobservable inputs

        During the first quarter of fiscal 2009, we purchased an interest rate derivative with the objective to cap our exposure to interest rate increases on our Senior Secured Term Loan Facility that result from fluctuations in the three-month LIBOR rate. The interest rate cap is measured using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate cap is determined using the market methodology of discounting the future expected variable cash receipts that would occur if variable interest rates rise above the strike rate of the cap. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. These factors are considered Level 2 inputs within the fair value hierarchy. As of January 28, 2012, the fair value of the cap was nominal. See Note 8 for additional information on our derivative instruments.

        In connection with the acquisition of certain assets of ScrapHD, the Company has a contingent obligation, to be paid in cash, to the owners of ScrapHD based on future operating performance. The fair value of this contingent consideration is determined using an expected present value technique. Expected operating results are determined using the probability-weighted average of possible outcomes that would occur should certain financial metrics be reached. There is no market data available to use in valuing the contingent consideration; therefore, the Company developed its own assumptions related to the future financial performance of the business to estimate the fair value of the liability which was then discounted to present value using the weighted average cost of capital. The weighted average cost of capital was derived from comparable companies and management's estimates. These factors are considered Level 3 inputs within the fair value hierarchy. The contingent consideration was established at the time of acquisition and is evaluated at each reporting period. We reduced the fair value of our contingent consideration liability from $4 million as of January 29, 2011 to a nominal amount as of January 28, 2012. The $4 million gain from the change in the fair value of the contingent consideration is recorded in Selling, general, and administrative expense on the Consolidated Statements of Operations. The liability is recorded in Other long-term liabilities on the Consolidated Balance Sheets.

        Long-lived assets held for use consists of stores tested for impairment as a result of our impairment review. The inputs used to measure the fair value of these long-lived assets include the calculation of undiscounted store-specific cash flows using management assumptions about key store variables including sales, growth rate, gross margin, payroll and other controllable expenses. These factors are considered Level 3 inputs within the fair value hierarchy. As a result of our impairment review, we recorded less than $1 million in impairment charges for long-lived assets in fiscal 2011 and fiscal 2010. In fiscal 2009, we recorded $3 million in impairment charges for long-lived assets, of which $2 million is reflected in Cost of sales and occupancy expense and $1 million is reflected in Selling, general and administrative expense on the Consolidated Statements of Operations.

        In accordance with ASC 350, Intangibles—Goodwill and Other, we have performed the required impairment review related to goodwill. In conducting our impairment review for fiscal 2011, we elected to first perform a qualitative assessment to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) the fair value of our reporting unit is less than its carrying value. Factors used in our qualitative assessment include, but are not limited to, macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, company and reporting unit specific events, and the margin between the fair value and carrying value of each reporting unit in recent impairment testing. Based on this review at January 28, 2012, we do not believe it is more likely than not that the carrying amount of our reporting unit exceeds its fair value.

        The table below provides the carrying and fair values of our debt as of January 28, 2012. The fair values of these debt instruments were determined based on quoted market prices or recent trades.

(In millions)	Carrying Value	Fair Value

Senior secured term loan	$1,996	$1,994
Senior notes	795	838
Senior subordinated notes	393	418
Subordinated discount notes	306	328

Note 10. Retirement Plans

        We sponsor a 401(k) Savings Plan for our eligible employees and certain of our subsidiaries. Participation in the 401(k) Savings Plan is voluntary and available to any employee who is 21 years of age and has completed 500 hours of service in a six-month eligibility period. Participants may elect to contribute up to 80% of their compensation on a pre-tax basis and up to 10% on an after-tax basis. In accordance with the provisions of the 401(k) Savings Plan, we make a matching cash contribution to the account of each participant in an amount equal to 50% of the participant's pre-tax contributions that do not exceed 6% of the participant's considered compensation for the year. Matching contributions, and the actual earnings thereon, vest to the participants based on years of service, with 100% vesting after three years. Our matching contribution expense, net of forfeitures, was $4 million in fiscal 2011 and $3 million for both fiscal 2010 and fiscal 2009.

Note 11. Commitments and Contingencies

Commitments

        We operate stores and use distribution centers, office facilities, and equipment that are generally leased under non-cancelable operating leases, the majority of which provide for renewal options. Future minimum annual rental commitments for all non-cancelable operating leases as of January 28, 2012 are as follows (in millions):

For the fiscal year:	Operating Leases

2012	$355
2013	334
2014	282
2015	225
2016	174
Thereafter	418

Total minimum rental commitments	$1,788

        Rental expense applicable to non-cancelable operating leases was $345 million, $327 million, and $319 million, in fiscal 2011, 2010, and 2009, respectively.

Employee Claims

Adams Claim

        On April 22, 2009, 129 individuals commenced an action against the Company styled Adams, et. al. v. Michaels Stores, Inc. in the U.S. District Court for the Central District of California. The Adams suit alleges that Michaels failed to pay overtime wages, provide meal and rest periods (or compensation in lieu thereof), accurately record hours worked and provide itemized employee wage statements. The Adams suit additionally alleges that the foregoing conduct was in breach of California's unfair competition law. Similar claims were subsequently filed by an additional eight individuals. The plaintiffs seek injunctive relief, damages for unpaid wages, penalties, restitution, interest, and attorneys' fees and costs. A number of the individual plaintiff claims have been settled for immaterial amounts. A bench trial on one of the plaintiff's case occurred in December 2010, and no decision has been rendered. We believe we have meritorious defenses and intend to defend the remaining individual claims vigorously. We do not believe the resolution of these cases will have a material effect on our Consolidated Financial Statements.

Ragano Claim

        On July 11, 2011, the Company was served with a lawsuit filed in the California Superior Court in and for the County of San Mateo by Anita Ragano, as a purported class action proceeding on behalf of herself and all current and former hourly retail employees employed by Michaels stores in California. We removed the matter to the U.S. District Court for the Northern District of California on August 9, 2011. The lawsuit alleges that Michaels stores failed to pay all wages and overtime, failed to provide its hourly employees with adequate meal and rest breaks (or compensation in lieu thereof), failed to timely pay final wages, unlawfully withheld wages and failed to provide accurate wage statements and further alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiff seeks injunctive relief, compensatory damages, meal and rest break penalties, waiting time penalties, interest, and attorneys' fees and costs. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. We do not believe the resolution of the lawsuit will have a material effect on our Consolidated Financial Statements.

Rea Claim

        On September 15, 2011, the Company was served with a lawsuit filed in the California Superior Court in and for the County of Orange ("Superior Court") by four former store managers as a purported class action proceeding on behalf of themselves and certain former and current store managers employed by Michaels stores in California. The lawsuit alleges that the Company stores improperly classified its store managers as exempt employees and as such failed to pay all wages, overtime, waiting time penalties and failed to provide accurate wage statements. The lawsuit also alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiffs have pled less than five million dollars in damages, penalties, costs of suit and attorneys' fees, exclusive of interest. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. Based on the plaintiffs' pleadings of less than $5 million dollars, we do not believe the resolution of the lawsuit will have a material effect on our Consolidated Financial Statements.

Tijero and Godfrey Consolidated Claim

        On February 12, 2010, the Company and its wholly owned subsidiary, Aaron Brothers, was served with a lawsuit filed in the California Superior Court in and for the County of Alameda by Jose Tijero, a former assistant manager for Aaron Brothers as a purported class action proceeding on behalf of himself and all current and former hourly retail employees employed by Aaron Brothers in California. On July 12, 2010, Aaron Brothers was served with a lawsuit filed in the California Superior Court in and for the County of Orange by Amanda Godfrey, a former Aaron Brothers' hourly employee alleging similar allegations as in the Tijero suit. On October 15, 2010, the cases were consolidated against Aaron Brothers and re-filed in the U.S. District Court—Northern District of California. These suits allege that Aaron Brothers failed to pay all wages and overtime, failed to provide its hourly employees with adequate meal and rest breaks (or compensation in lieu thereof), failed to timely pay final wages, unlawfully withheld wages and failed to provide accurate wage statements and further alleges that the foregoing conduct was in breach of various laws, including California's unfair competition law. The plaintiff seeks injunctive relief, compensatory damages, meal and rest break penalties, waiting time penalties, interest, and attorneys' fees and costs. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. We do not believe the resolution of the lawsuit will have a material effect on our Consolidated Financial Statements.

Consumer Class Action Claims

Zip Code Claims

        On August 15, 2008, Linda Carson, a consumer, filed a purported class action proceeding against Michaels Stores, Inc. in the Superior Court of California, County of San Diego ("San Diego Superior Court"), on behalf of herself and all similarly-situated California consumers. The Carson lawsuit alleges that Michaels unlawfully requested and recorded personally identifiable information (i.e., her zip code) as part of a credit card transaction. The plaintiff sought statutory penalties, costs, interest, and attorneys' fees. We contested certification of this claim as a class action and filed a motion to dismiss the claim. On March 9, 2009, the Court dismissed the case with prejudice. The plaintiff appealed this decision to the California Court of Appeal for the Fourth District, San Diego. On July 22, 2010, the Court of Appeal upheld the dismissal of the case. The plaintiff appealed this decision to the Supreme Court of California ("California Supreme Court"). On September 29, 2010, the California Supreme Court granted the plaintiff's petition for review; however, it stayed any further proceedings in the case until another similar zip code case pending before the court, Pineda v. Williams-Sonoma, was decided. On February 10, 2011, the California Supreme Court ruled, in the Williams-Sonoma case, that zip codes are personally identifiable information and therefore the Song-Beverly Credit Card Act of 1971, as amended ("Song Act") prohibits businesses from requesting or requiring zip codes in connection with a credit card transaction. On or about April 6, 2011, the Supreme Court transferred the Carson case back to the Court of Appeal with directions to the Court to reconsider its decision in light of the Pineda decision. Upon reconsideration the Court of Appeal remanded the case back to the San Diego Superior Court. We are reviewing the matter in light of this decision and, at this time, we are unable to estimate a range of loss, if any, in this case.

        Additionally, since the California Supreme Court decision on February 10, 2011, three additional purported class action lawsuits alleging violations of the Song Act have been filed against the Company: Carolyn Austin v. Michaels Stores, Inc. and Tiffany Heon v. Michaels Stores, Inc., both in the San Diego Superior Court and Sandra A. Rubinstein v. Michaels Stores, Inc. in the Superior Court of California, County of Los Angeles, Central Division. The Rubenstein case was transferred to the San Diego Superior Court. Unopposed motions to coordinate these actions have been filed and an order coordinating the cases has been entered. Also, relying in part on the California Supreme Court decision, an additional purported class action lawsuit was filed on May 20, 2011 against the Company: Melissa Tyler v. Michaels Stores, Inc. in the U.S. District Court-District of Massachusetts, alleging violation of a similar Massachusetts statute, Mass. Gen. Laws ch. 93, section 105(a) ("Statute"), regarding the collection of personally identifiable information in connection with a credit card transaction. A hearing was held on October 20, 2011 on our Motion to Dismiss the claims. On January 6, 2012, the Court granted our Motion to Dismiss. However, the Court certified questions of law to the Massachusetts Supreme Judicial Court regarding the interpretation of the Statute. Briefing to the Supreme Judicial Court will take place in the Spring 2012 and we anticipate oral arguments to be scheduled in the fall 2012.

        We intend to vigorously defend each of these cases and we are unable, at this time, to estimate a range of loss, if any.

Data Breach Claims

Payment Card Terminal Tampering

        On May 3, 2011, we were advised by the U.S. Secret Service that they were investigating certain fraudulent debit card transactions that occurred on accounts that had been used for legitimate purchases in selected Michaels stores. A subsequent internal investigation revealed that approximately 90 payment card terminals in certain Michaels stores had been physically tampered with, potentially resulting in customer debit and credit card information to be compromised. We have since removed and replaced approximately 7,100 payment card terminals comparable to the identified tampered payment card terminals from our Michaels stores. The Company continues to cooperate with various governmental entities and law enforcement authorities in investigating the payment card terminal tampering, but we do not know the full extent of any fraudulent use of such information.

        On May 18, 2011, Brandi F. Ramundo, a consumer, filed a purported class action proceeding against Michaels Stores, Inc. in the U.S. District Court for the Northern District of Illinois, on behalf of herself and all similarly-situated U.S. consumers. The Ramundo lawsuit alleges that Michaels failed to take commercially reasonable steps to protect consumer financial data, and was in breach of contract and various laws, including the Federal Stored Communications Act and the Illinois Consumer Fraud and Deceptive Practices Act. The plaintiff seeks compensatory, statutory and punitive damages, costs, credit card fraud monitoring services, interest and attorneys' fees. Subsequently three additional purported class action lawsuits significantly mirroring the claims in the Ramundo complaint were filed against the Company: Mary Allen v. Michaels Stores, Inc., Kimberly Siprut v. Michaels Stores, Inc., and Jeremy Williams v. Michaels Stores, Inc., all in the U.S. District Court for the Northern District of Illinois. On June 8, 2011, an order was entered consolidating all four matters, which also provided for future consolidation of all related actions subsequently filed or transferred. On July 8, 2011, a Consolidated Amended Class Action Complaint styled In Re Michaels Stores Pin Pad Litigation ("In Re Michaels Stores Consolidated Complaint") was filed in the U.S. District Court for the Northern District of Illinois and on August 8, 2011, we filed a Motion to Dismiss the In Re Michaels Stores Consolidated Complaint. A hearing on this motion was held on October 27, 2011 and the decision is pending. On August 25, 2011, subsequent to the filing of the Consolidated Complaint and our Motion to Dismiss, a fifth class action, Sherry v. Michaels Stores, Inc., was filed in the U.S. District Court for the Northern District of Illinois. On September 29, 2011, the Sherry case was reassigned and consolidated into the Consolidated Complaint. We believe we have meritorious defenses and intend to defend the lawsuit vigorously. We are unable to estimate a range of loss, if any, in the case.

        Two additional purported class action lawsuits significantly mirroring the claims in the In Re Michaels Stores Consolidated Complaint have been filed against the Company in New Jersey: Sara Rosenfeld and Ilana Soffer v. Michaels Stores, Inc. filed in the Superior Court of New Jersey on July 7, 2011, removed to the U.S. District Court of New Jersey on August 5, 2011, and transferred to the Northern District of Illinois on September 9, 2011 and reassigned and consolidated into the Consolidated Complaint; and Lori Wilson v. Michaels Stores, Inc. filed in the Superior Court of New Jersey on August 10, 2011. We are seeking to have the Wilson case transferred and consolidated as well by filing appropriate requests with the Judicial Panel on Multi-District Litigation. We believe we have meritorious defenses and intend to defend the lawsuits vigorously. Nevertheless, the parties are attempting to reach a mediated settlement for an amount that we do not believe will have a material effect on our Consolidated Financial Statements.

Governmental Inquiries and Related Matters

Non-U.S. Trust Inquiry

        In early 2005, the District Attorney's office of the County of New York and the SEC opened inquiries concerning non-U.S. trusts that directly or indirectly held shares of Michaels Common Stock and Common Stock options. A federal grand jury requested information with respect to the same facts. We are cooperating in these inquiries and have provided information in response to the requests.

        Certain of these trusts and corporate subsidiaries of the trusts acquired securities of Michaels in transactions directly or indirectly with Charles J. Wyly, Jr. and Sam Wyly, who were, respectively, Chairman and Vice Chairman of the Board of Directors prior to the consummation of the Merger, or with other Wyly family members. In addition, subsidiaries of certain of these trusts acquired securities directly from us in private placement transactions in 1996 and 1997 and upon the exercise of stock options transferred, directly or indirectly, to the trusts or their subsidiaries by Charles Wyly, Sam Wyly, or other Wyly family members.

        We understand that Charles Wyly and Sam Wyly and/or certain of their family members are beneficiaries of irrevocable non-U.S. trusts. The 1996 and 1997 private placement sales by us of Michaels securities to subsidiaries of certain of these trusts were disclosed by us in filings with the SEC. The transfer by Charles Wyly and/or Sam Wyly (or by other Wyly family members or family-related entities) of Michaels securities to certain of these trusts and subsidiaries was also disclosed in filings with the SEC by us and/or by Charles Wyly and Sam Wyly. Based on information provided to us, our SEC filings prior to 2005 did not report securities owned by the non-U.S. trusts or their corporate subsidiaries as beneficially owned by Charles Wyly and Sam Wyly.

        Charles Wyly and Sam Wyly filed an amended Schedule 13D with the SEC on April 8, 2005, stating that they may be deemed the beneficial owners of Michaels securities held directly or indirectly by the non-U.S. trusts. In our 2005 and 2006 proxy statements, we included the securities held in the non-U.S. trusts or their separate subsidiaries, as reported by the Wylys, in the beneficial ownership table of our principal stockholders and management, with appropriate footnotes.

        On July 29, 2010, the SEC filed a civil enforcement action in federal district court for the Southern District of New York against Charles Wyly, Sam Wyly and others alleging, among other things, violations of various federal securities laws, including those governing ownership reporting and trading of securities, in connection with the non-U.S. trusts and their subsidiaries. Additional information may be obtained at the SEC's website. Sam Wyly, the estate of Charles Wyly and the Wylys' attorney, Michael French, also a former director of the Company, have requested indemnification from the Company for certain legal costs with respect to these matters. The Company has resolved all claims with regards to Sam Wyly and the estate of Charles Wyly for an immaterial amount. The Company believes that Mr. French's claim is without merit.

General

        In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources.

        ASC 450, Contingencies, governs the disclosure and recognition of loss contingencies, including potential losses from litigation and regulatory matters. It imposes different requirements for the recognition and disclosure of loss contingencies based on the likelihood of occurrence of the contingent future event or events. It distinguishes among degrees of likelihood using the following three terms: "probable", meaning that "the future event or events are likely to occur"; "remote", meaning that "the chance of the future event or events occurring is slight"; and "reasonably possible", meaning that "the chance of the future event or events occurring is more than remote but less than likely". In accordance with ASC 450, the Company accrues for a loss contingency when we conclude that the likelihood of a loss is probable and the amount of the loss can be reasonably estimated. When the loss cannot be reasonably estimated we estimate the range of amounts, and if no amount in the range constitutes a better estimate than any other amount, we accrue for the amount at the low end of the range. We adjust our accruals from time to time as we receive additional information, but the loss we incur may be significantly greater than or less than the amount we have accrued. We disclose loss contingencies if there is at least a reasonable possibility that a material loss has been incurred. No accrual or disclosure is required for losses that are remote.

        For some of the matters disclosed above, the Company is currently able to estimate a reasonably possible loss or range of loss in excess of amounts accrued (if any). For some of the matters included within this estimation, an accrual has been made because a loss is believed to be both probable and reasonably estimable, but an exposure to loss exists in excess of the amount accrued; in these cases, the estimate reflects the reasonably possible range of loss in excess of the accrued amount. For other matters included within this estimation, no accrual has been made because a loss, although estimable, is believed to be reasonably possible, but not probable; in these cases the estimate reflects the reasonably possible loss or range of loss within the ranges identified. For the various ranges identified, the aggregate of these estimated amounts is approximately $13 million, which is also inclusive of amounts accrued by the Company.

        For other matters disclosed above, the Company is not currently able to estimate the reasonably possible loss or range of loss, and has indicated such. Many of these matters remain in preliminary stages (even in some cases where a substantial period of time has passed since the commencement of the matter), with few or no substantive legal decisions by the court defining the scope of the claims, the class (if any), or the potentially available damages, and fact discovery is still in progress or has not yet begun. For all these reasons, the Company cannot at this time estimate the reasonably possible loss or range of loss, if any, for these matters.

        It is the opinion of the Company's management, based on current knowledge and after taking into account its current legal accruals, that the eventual outcome of all matters described in this Note would not be likely to have a material impact on the consolidated financial condition of the Company. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material effect on the Company's consolidated results of operations or cash flows in particular quarterly or annual periods.

Note 12. Concentration of Credit Risk

        We periodically invest our excess cash and equivalents in money market funds and trusts, which are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other financial or government institution. We also deposit a portion of our cash and equivalents with numerous federally-insured financial institutions, the balances of which often exceed $250,000. The Federal Deposit Insurance Corporation insures each account up to a maximum of $250,000 of the aggregate account balance with each institution. We believe counterparty default risk is low as we only use financial institutions with investment grade ratings or funds and trusts that invest in securities with investment grade ratings and that possess the necessary liquidity to satisfy our redemption needs.

        We invest cash balances in excess of operating requirements primarily in money market mutual funds and short-term interest-bearing securities, generally with maturities of 90 days or less. Due to the short-term nature of our investments, the fair value of our cash and equivalents at January 28, 2012 approximated carrying value.

        We have market risk exposure arising from changes in interest rates on our Senior Secured Credit Facilities. The interest rates on our Senior Secured Credit Facilities will reprice periodically, which will impact our earnings and cash flow. The interest rates on our 2018 Senior Notes, Senior Subordinated Notes, and Subordinated Discount Notes are fixed. Based on our overall interest rate exposure to variable rate debt outstanding as of January 28, 2012, a 1% increase or decrease in interest rates would increase or decrease income before income taxes by approximately $20 million. A 1% increase or decrease in interest rates would decrease or increase the fair value of our long-term fixed rate debt by approximately $26 million. A change in interest rates would not materially affect the fair value of our variable rate debt as the debt reprices periodically.

Note 13. Segments and Geographic Information

        We consider our Michaels—U.S., Michaels—Canada, and Aaron Brothers operations to be our operating segments for purposes of determining reportable segments based on the criteria of ASC 280, Segment Reporting. We determined that our operating segments have similar economic characteristics and meet the aggregation criteria set forth in ASC 280. Therefore, we combine those operating segments into one reporting segment.

        The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1.

        Our sales and assets by country are as follows:

	Fiscal Year
(In millions)	2011	2010	2009

		(Restated)	(Restated)
Net Sales:
United States	$3,825	$3,673	$3,572
Canada	385	358	316

Consolidated Total	$4,210	$4,031	$3,888

Total Assets:
United States	$1,713	$1,699	$1,647
Canada	109	81	75

Consolidated Total	$1,822	$1,780	$1,722

        We present assets based on their physical, geographic location. Certain assets located in the U.S. are also used to support our Canadian operations, but we do not allocate these assets to Canada.

        Our Consolidated Net sales by major product categories are as follows:

	Fiscal Year
	2011	2010	2009

General and children's crafts	$1,908	$1,791	$1,682
Home decor and seasonal	837	805	796
Framing	804	794	756
Scrapbooking	661	641	654

	$4,210	$4,031	$3,888

        Our chief operating decision makers evaluate historical operating performance and plan and forecast future periods' operating performance based on earnings before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt ("EBITDA (excluding loss on early extinguishment of debt)"). We believe EBITDA (excluding loss on early extinguishment of debt) represents the financial measure that most closely reflects the operating effectiveness of factors over which management has control. As such, an element of base incentive compensation targets for certain management personnel is based on EBITDA

(excluding loss on early extinguishment of debt). A reconciliation of EBITDA (excluding loss on early extinguishment of debt) to Net income is presented below.

	Fiscal Year
(In millions)	2011	2010	2009

Net income	$176	$103	$103
Interest expense	254	276	257
Loss on early extinguishment of debt	18	53	—
Provision for income taxes	112	46	54
Depreciation and amortization	101	103	116

EBITDA (excluding loss on early extinguishment of debt)	$661	$581	$530

Note 14. Related Party Transactions

        We pay annual management fees to the Sponsors in the amount of $12 million and an annual management fee to Highfields Capital Management L.P. in the amount of $1 million. We recognized $13 million of expense in fiscal 2011 and $14 million of expense in fiscal 2010 and fiscal 2009 related to annual management fees and reimbursement of out-of-pocket expenses.

        Bain Capital owns a majority equity position in Unisource, an external vendor we utilized to print our circular advertisements. During the first quarter of fiscal 2011, we stopped utilizing this vendor for these services. Payments associated with this vendor during fiscal 2011, fiscal 2010 and fiscal 2009 were $6 million, $39 million and $39 million, respectively, and are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

        Bain Capital owns a majority equity position in LogicSource, an external vendor we began utilizing for print procurement services during the first quarter of fiscal 2011. Payments associated with this vendor during fiscal 2011 were $5 million. These expenses are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

        The Blackstone Group owns a majority equity position in RGIS, an external vendor we utilize to count our store inventory. Payments associated with this vendor during fiscal 2011, fiscal 2010 and fiscal 2009 were $6 million, $6 million and $7 million, respectively, and are included in Selling, general and administrative expense in the Consolidated Statements of Operations.

        The Blackstone Group owns a majority equity position in Vistar, an external vendor we utilize for all of the candy-type items in our stores. Payments associated with this vendor during fiscal 2011, fiscal 2010 and fiscal 2009 were $20 million, $19 million, and $18 million, respectively, and are recognized in cost of sales as the sales are incurred.

        The Blackstone Group owns a partially equity position in Hilton Hotels, an external vendor we utilize for hospitality services. Payments associated with this vendor during each of fiscal 2011 and fiscal 2010 were $1 million, and are included in Selling, general, and administrative expense in the Consolidated Statement of Operations.

        During the second quarter of fiscal 2011, The Blackstone Group acquired a majority equity position in Centro Properties Group, a vendor we utilize to lease certain properties. Payments associated with this vendor during fiscal 2011 were $3 million. These expenses are included in Cost of sales and occupancy expense in the Consolidated Statements of Operations.

        Our current directors (other than Jill A. Greenthal) are affiliates of Bain Capital or The Blackstone Group. As such, some or all of such directors may have an indirect material interest in payments with respect to debt securities of the Company that have been purchased by affiliates of Bain Capital and The Blackstone Group. As of January 28, 2012, affiliates of The Blackstone Group held $56 million of our Senior Secured Term Loan Facility and $2 million of our 2018 Senior Notes.

        The Company periodically provides officers of Michaels Stores, Inc. and its subsidiaries the opportunity to purchase shares of our Common Stock. There were no shares sold to officers during fiscal 2011, fiscal 2010, and fiscal 2009. During fiscal 2011 , we repurchased 192,001 shares from officers who are no longer with the Company. There were no shares repurchased during fiscal 2010 and fiscal 2009.

Note 15. Condensed Consolidating Financial Information

        All obligations of Michaels Stores, Inc. under the 2018 Senior notes, Senior Subordinated Notes, Subordinated Discount Notes, Senior Secured Term Loan Facility, and senior secured asset-based Revolving Credit Facility are guaranteed by each of our subsidiaries other than Aaron Brothers Card Services, LLC and Artistree of Canada, ULC. As of January 28, 2012, the financial statements of Aaron Brothers Card Services, LLC and Artistree of Canada, ULC were immaterial. Each subsidiary guarantor is 100% owned by the parent and all guarantees are joint and several and full and unconditional.

        The following condensed consolidating financial information represents the financial information of Michaels Stores, Inc. and its wholly-owned subsidiary guarantors, prepared on the equity basis of accounting. The information is presented in accordance with the requirements of Rule 3-10 under the SEC's Regulation S-X. The financial information may not necessarily be indicative of results of operations, cash flows, or financial position had the subsidiary guarantors operated as independent entities.

Supplemental Condensed Consolidating Statement of Operations

	Fiscal Year 2011
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

Net sales	$3,684	$2,369	$(1,843)	$4,210
Cost of sales and occupancy expense	2,390	1,979	(1,843)	2,526

Gross profit	1,294	390	—	1,684
Selling, general, and administrative expense	953	145	—	1,098
Related party expenses	13	—	—	13
Store pre-opening costs	3	1	—	4

Operating income	325	244	—	569
Interest expense	254	—	—	254
Loss on early extinguishment of debt	18	—	—	18
Other (income) and expense, net	5	4	—	9
Intercompany charges (income)	73	(73)	—	—
Equity in earnings of subsidiaries	313	—	(313)	—

Income before income taxes	288	313	(313)	288
Provision for income taxes	112	121	(121)	112

Net income	$176	$192	$(192)	$176

Supplemental Condensed Consolidating Statement of Operations

	Fiscal Year 2010
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

	(Restated)			(Restated)
Net sales	$3,530	$2,294	$(1,793)	$4,031
Cost of sales and occupancy expense	2,341	1,919	(1,793)	2,467

Gross profit	1,189	375	—	1,564
Selling, general, and administrative expense	919	140	—	1,059
Related party expenses	14	—	—	14
Store pre-opening costs	3	—	—	3

Operating income	253	235	—	488
Interest expense	276	—	—	276
Loss on early extinguishment of debt	53	—	—	53
Other (income) and expense, net	12	(2)	—	10
Intercompany charges (income)	73	(73)	—	—
Equity in earnings of subsidiaries	310	—	(310)	—

Income before income taxes	149	310	(310)	149
Provision for income taxes	46	107	(107)	46

Net income	$103	$203	$(203)	$103

Supplemental Condensed Consolidating Statement of Operations

	Fiscal Year 2009
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

	(Restated)			(Restated)
Net sales	$3,428	$2,233	$(1,773)	$3,888
Cost of sales and occupancy expense	2,350	1,846	(1,773)	2,423

Gross profit	1,078	387	—	1,465
Selling, general, and administrative expense	916	136	—	1,052
Related party expenses	14	—	—	14
Store pre-opening costs	2	—	—	2

Operating income	146	251	—	397
Interest expense	257	—	—	257
Other (income) and expense, net	(11)	(6)	—	(17)
Intercompany charges (income)	73	(73)	—	—
Equity in earnings of subsidiaries	330	—	(330)	—

Income before income taxes	157	330	(330)	157
Provision for income taxes	54	105	(105)	54

Net income	$103	$225	$(225)	$103

Supplemental Condensed Consolidating Balance Sheet

	January 28, 2012
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and equivalents	$363	$8	$—	$371
Merchandise inventories	554	286	—	840
Intercompany receivables	—	466	(466)	—
Other	103	20	—	123

Total current assets	1,020	780	(466)	1,334

Property and equipment, net	249	63	—	312
Goodwill, net	95	—	—	95
Investment in subsidiaries	410	—	(410)	—
Other assets	78	3	—	81

Total assets	$1,852	$846	$(876)	$1,822

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$9	$292	$—	$301
Accrued liabilities and other	257	132	—	389
Current portion of long-term debt	127	—	—	127
Intercompany payable	466	—	(466)	—
Other	19	1	—	20

Total current liabilities	878	425	(466)	837

Long-term debt	3,363	—	—	3,363
Other long-term liabilities	85	11	—	96
Total stockholders' deficit	(2,474)	410	(410)	(2,474)

Total liabilities and stockholders' deficit	$1,852	$846	$(876)	$1,822

Supplemental Condensed Consolidating Balance Sheet

	January 29, 2011
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

	(Restated)			(Restated)
ASSETS
Current assets:
Cash and equivalents	$309	$10	$—	$319
Merchandise inventories	571	255	—	826
Intercompany receivables	—	348	(348)	—
Other	109	17	—	126

Total current assets	989	630	(348)	$1,271

Property and equipment, net	234	67	—	301
Goodwill, net	95	—	—	95
Investment in subsidiaries	295	—	(295)	—
Other assets	112	1	—	113

Total assets	$1,725	$698	$(643)	$1,780

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7	$266	$—	$273
Accrued liabilities and other	262	122	—	384
Current portion of long-term debt	1	—	—	1
Intercompany payable	348	—	(348)	—
Other	24	3	—	27

Total current liabilities	642	391	(348)	685

Long-term debt	3,667	—	—	3,667
Other long-term liabilities	70	12	—	82
Total stockholders' deficit	(2,654)	295	(295)	(2,654)

Total liabilities and stockholders' deficit	$1,725	$698	$(643)	$1,780

Supplemental Condensed Consolidating Statement of Cash Flows

	Fiscal Year 2011
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash provided by operating activities	$394	$234	$(215)	$413

Investing activities:
Cash paid for property and equipment	(88)	(21)	—	(109)

Net cash used in investing activities	(88)	(21)	—	(109)

Financing activities:
Net repayments of long-term debt	(227)	—	—	(227)
Intercompany dividends	—	(215)	215	—
Other financing activities	(25)	—	—	(25)

Net cash provided by financing activities	(252)	(215)	215	(252)
Increase in cash and equivalents	54	(2)	—	52
Beginning cash and equivalents	309	10	—	319

Ending cash and equivalents	$363	$8	$—	$371

Supplemental Condensed Consolidating Statement of Cash Flows

	Fiscal Year 2010
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

Operating Activities:
Net cash provided by operating activities	$426	$301	$(289)	$438

Investing Activities:
Cost of business acquisition	(2)	—	—	(2)
Cash paid for property and equipment	(69)	(12)	—	(81)

Net cash used in investing activities	(71)	(12)	—	(83)

Financing Activities:
Net repayments of long-term debt	(225)	—	—	(225)
Intercompany dividends	—	(289)	289	—
Other financing activities	(28)	—	—	(28)

Net cash used in financing activities	(253)	(289)	289	(253)

Increase in cash and equivalents	102	—	—	102
Beginning cash and equivalents	207	10	—	217

Ending cash and equivalents	$309	$10	$—	$319

Supplemental Condensed Consolidating Statement of Cash Flows

	Fiscal Year 2009
(In millions)	Parent Company	Guarantor Subsidiaries	Eliminations	Consolidated

Operating activities:
Net cash provided by operating activities	$397	$525	$(517)	$405

Investing activities:
Cash paid for property and equipment	(38)	(5)	—	(43)

Net cash used in investing activities	(38)	(5)	—	(43)

Financing activities:
Net borrowings of long-term debt	(171)	—	—	(171)
Intercompany dividends	—	(517)	517	—
Other financing activities	(7)	—	—	(7)

Net cash used in financing activities	(178)	(517)	517	(178)

Increase in cash and equivalents	181	3	—	184
Beginning cash and equivalents	26	7	—	33

Ending cash and cash equivalents	$207	$10	$—	$217

                  Shares

Michaels Stores, Inc.

Common Stock

J.P. Morgan		Goldman, Sachs & Co.
Barclays		Deutsche Bank Securities
BofA Merrill Lynch	Credit Suisse	Morgan Stanley	Wells Fargo Securities

        Through and including                           , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority ("FINRA") filing fee.

SEC registration fee		$57,300
FINRA filing fee		50,500
Stock exchange listing fees			*
Blue sky fees and expenses			*
Printing and engraving expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous fees and expenses			*

TOTAL	$		*

*        To be filed by amendment.

Item 14.   Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware provides as follows:

        A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated bylaws contain a provision indemnifying our directors and officers to the fullest extent permitted under applicable law for all liability and loss suffered by them in connection with performance of their duties as directors and officers of the Company, subject to certain exceptions, and provide that we may advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

        We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and our amended and restated certificate of incorporation and our amended and restated bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

        The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

        We maintain directors' and officers' liability insurance for the benefit of our directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

Equity Securities

        Set forth below is information regarding securities issued by us within the past three years. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. There were no underwritten offerings employed in connection with any of the transactions set forth in this Item 15.

        On April 6, 2009 and October 29, 2009, under our 2006 Plan, we issued options to our officers to purchase up to 2,500,000 and 85,162 shares of our Common Stock.

        On July 2, 2009, under our 2006 Plan, we exchanged outstanding options with our officers for new options to purchase up to 7,860,656 shares of our Common Stock.

        On July 26, 2010, December 6, 2010, January 5, 2011, and January 28, 2011, under our 2006 Plan, we issued options to our officers to purchase up to 965,163, 340,635, 739,851 and 283,869 shares of our Common Stock, respectively.

        On June 21, 2011 and October 26, 2011, under our 2006 Plan, we issued options to our officers to purchase up to 107,094, and 142,791 shares of our Common Stock, respectively.

        On October 4, 2010, a former employee exercised 30,279 options on a cash settlement basis, which resulted in the issuance of 30,279 shares of Common Stock to this individual. All sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On December 6, 2010, a former employee exercised 7,569 options on a same-day sale basis, which did not result in the issuance of any Common Stock to this individual.

        On March 29, 2011, May 30, 2011, and October 18, 2011, former employees exercised 22,154, 54,924, and 41,078 options on a same-day sale basis, which did not result in the issuance of any Common Stock to these individuals.

        On June 3, 2011, a former employee exercised 18,924 options on a cash settlement basis, which resulted in the issuance of 18,924 shares of Common Stock to this individual. All sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        On March 22, 2012, a former employee exercised 51,913 options on a same-day sale basis, which did not result in the issuance of any Common Stock to this individual.

        On March 22, 2012, a former employee exercised 15,670 options on a same-day sale basis and 27,026 on a cash settlement basis, which resulted in the issuance of 27,026 shares of Common Stock to this individual. All sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

        The issuances of the securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Rules 506 and 701 promulgated thereunder. The securities were issued directly by the registrant and did not involve a public offering or general solicitation. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Debt Securities

        On October 21, 2010, we issued $800 million aggregate principal amount of 7 3/4% Senior Notes that mature on November 1, 2018 (the "2018 Senior Notes") at a discounted price of 99.262% of face value, resulting in approximately $794 million of gross proceeds. The proceeds were used to repurchase our outstanding 10% Senior Notes due 2014 and to pay related fees and expenses. The initial purchasers for the 2018 Senior Notes were Deutsche Bank

Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC. The aggregate amount of the initial purchasers' discount on the 2018 Senior Notes was approximately $6 million.

        The 2018 Senior Notes were offered and sold to the initial purchasers in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder and were offered and resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

        All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act. The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits

        Reference is made to the Exhibit List filed as a part of this registration statement beginning on page E-1. Each of such exhibits is incorporated by reference herein.

        (b)   Financial Statement Schedules

        All schedules are omitted because they are not applicable or the required information is shown in the financial statement or notes thereto.

        Schedules other than that listed above have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)   That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on the 21st day of May, 2012.

MICHAELS STORES, INC.
By:	/s/ LEWIS S. KLESSEL
Name:	Lewis S. Klessel
Title:	Member of the Interim Office of the Chief Executive Officer and Interim Chief Operating Officer
By:	/s/ CHARLES M. SONSTEBY
Name:	Charles M. Sonsteby
Title:	Member of the Interim Office of the Chief Executive Officer, Chief Administrative Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated below.

Signature	Title	Date

/s/ LEWIS S. KLESSEL Lewis S. Klessel	Member of the Interim Office of the Chief Executive Officer and Interim Chief Operating Officer (Principal Executive Officer); Director	May 21, 2012
/s/ CHARLES M. SONSTEBY Charles M. Sonsteby	Member of the Interim Office of the Chief Executive Officer, Chief Administrative Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	May 21, 2012

Signature	Title	Date

/s/ JENNIFER N. ROBINSON Jennifer N. Robinson	Vice President—Chief Accounting Officer and Controller (Principal Accounting Officer)	May 21, 2012
/s/ MICHAEL J. VEITENHEIMER Michael J. Veitenheimer	Senior Vice President—General Counsel and Secretary	May 21, 2012
* Joshua Bekenstein	Director	May 21, 2012
* Todd M. Cook	Director	May 21, 2012
* Jill A. Greenthal	Director	May 21, 2012
* Matthew S. Levin	Director	May 21, 2012
* Gerry M. Murphy	Director	May 21, 2012
* James A. Quella	Director	May 21, 2012
* Peter F. Wallace	Director	May 21, 2012

*By:	/s/ CHARLES M. SONSTEBY
Name:	Charles M. Sonsteby
Title:	Attorney-in-Fact

EXHIBIT LIST

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of Michaels Stores, Inc. (previously filed as Exhibit 3.1 to Form 10-K filed by Company on May 3, 2007, SEC File No. 001-09338).
3.2**	Form of Amended and Restated Certificate of Incorporation of Michaels Stores, Inc. (to be effective upon completion of this offering).
3.3	Amended and Restated Bylaws of Michaels Stores, Inc. (previously filed as Exhibit 3.2 to Form 8-K filed by the Company on November 6, 2006, SEC File No. 001-09338).
3.4**	Form of Amended and Restated Bylaws of Michaels Stores, Inc. (to be effective upon completion of this offering).
4.1**	Form of Specimen Common Stock Certificate of Michaels Stores, Inc.
4.2**	Form of Amended and Restated Registration Rights Agreement
4.3**	Form of Investor Agreement
4.4
Indenture, dated as of October 21, 2010, by and among Michaels Stores, Inc., the guarantors named therein and Law Debenture Trust Company of New York, as trustee (previously filed as Exhibit 4.2 to Form 8-K filed by Company on October 26, 2010, SEC File No. 001-09338).
4.5
Indenture, dated as of October 31, 2006, among Michaels Stores, Inc., the guarantors named therein and Law Debenture Trust Company of New York (as successor trustee to Wells Fargo Bank, National Association), as trustee (previously filed as Exhibit 4.2 to Form 10-Q filed by Company on December 7, 2006, SEC File No. 001-09338).
4.6
Indenture, dated as of October 31, 2006, among Michaels Stores, Inc., the guarantors named therein and Law Debenture Trust Company of New York (as successor trustee to Wells Fargo Bank, National Association), as trustee (previously filed as Exhibit 4.3 to Form 10-Q filed by Company on December 7, 2006, SEC File No. 001-09338).

5.1**	Opinion of Ropes & Gray LLP
10.1†**	2012 Omnibus Long-Term Incentive Plan
10.2†	Michaels Stores, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.1 to Form 8-K filed by Company on February 21, 2007, SEC File No. 001-09338).
10.3†	Form of Stock Option Agreement under the Michaels Stores, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.2 to Form 8-K filed by Company on February 21, 2007, SEC File No. 001-09338).
10.4†
Amended form of Stock Option Agreement under Michaels Stores, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.1 to Form 10-Q filed by Company on September 4, 2009, SEC File No. 001-09338).

Exhibit No.	Description
10.5†	Form of Restricted Stock Award Agreement under the Michaels Stores, Inc. 2006 Equity Incentive Plan (previously filed as Exhibit 10.3 to Form 10-Q filed by the Company on June 6, 2008, SEC File No. 001-09338).
10.6†	Form of Fiscal Year 2011 Bonus Plan for Executive Officers (previously filed as Exhibit 10.5 to Form 10-K filed by Company on March 24, 2011, SEC File No. 001-09338).
10.7†	Employment Agreement, dated March 6, 2009, between Michaels Stores, Inc. and John B. Menzer (previously filed as Exhibit 10.1 to Form 10-Q filed by Company on June 5, 2009, SEC File No. 001-09338).
10.8†
Amendment to Employment Agreement, dated June 2, 2009, between Michaels Stores, Inc. and John B. Menzer (previously filed as Exhibit 10.2 to Form 10-Q filed by Company on June 5, 2009, SEC File No. 001-09338).
10.9†
Letter Agreement, dated September 15, 2010, between Michaels Stores, Inc. and Charles M. Sonsteby (previously filed as Exhibit 99.2 to Form 8-K filed by Company on September 17, 2010, SEC File No. 001-09338).
10.10†	Letter Agreement, dated February 5, 2011, between Michaels Stores, Inc. and Eric C. Gordon (previously filed as Exhibit 10.9 to Form 10-K filed by Company on March 21, 2012, SEC File No. 001-09338).
10.11†
Restricted Stock Award Agreement, dated June 2, 2009, between Michaels Stores, Inc. and John B. Menzer (previously filed as Exhibit 10.3 to Form 10-Q filed by Company on June 5, 2009, SEC File No. 001-09338).
10.12†	Stock Option Agreement, dated June 2, 2009, between Michaels Stores, Inc. and John B. Menzer (previously filed as Exhibit 10.4 to Form 10-Q filed by Company on June 5, 2009, SEC File No. 001-09338).
10.13†	Stock Option Agreement, dated June 2, 2009, between Michaels Stores, Inc. and John B. Menzer (previously filed as Exhibit 10.4 to Form 10-Q filed by Company on June 5, 2009, SEC File No. 001-09338).
10.14
Amended and Restated Stockholders Agreement, dated as of February 16, 2007, among Michaels Stores, Inc. and certain stockholders thereof (previously filed as Exhibit 10.23 to Form 10-K filed by Company on May 3, 2007, SEC File No. 001-09338).
10.15
Management Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Bain Capital Partners, LLC and Blackstone Management Partners V LLC (previously filed as Exhibit 10.2 to Form 10-Q filed by Company on December 7, 2006, SEC File No. 001-09338).
10.16
Management Agreement, dated as of October 31, 2006, between Michaels Stores, Inc. and Highfields Capital Management LP (previously filed as Exhibit 10.3 to Form 10-Q filed by Company on December 7, 2006, SEC File No. 001-09338).
10.17†	Michaels Stores, Inc. Amended Officer Severance Pay Plan (previously filed as Exhibit 10.17 to Form 10-K filed by Company on April 2, 2009, SEC File No. 001-09338).
10.18**	Form of Director & Officer Indemnification Agreement

Exhibit No.	Description
10.19	Amended and Restated Credit Agreement, dated as of February 18, 2010, among Michaels Stores, Inc., as lead borrower for the borrowers party thereto, the facility guarantors named therein, Bank of America, N.A., as administrative agent and collateral agent, the lenders party thereto (collectively, the "Lenders"), Wells Fargo Retail Finance, LLC, as syndication agent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Credit Suisse, as co-documentation agents, General Electric Capital Corporation, UBS Securities LLC and RBS Business Capital, as senior managing agents, Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and Deutsche Bank Securities Inc., as joint lead arrangers, and Banc of America Securities LLC, Wells Fargo Retail Finance, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Credit Suisse, as joint book runners (previously filed as Exhibit 10.1 to Form 8-K filed by Company on February 19, 2010, SEC File No. 001-09338).
10.20
Exhibits and Schedules to Amended and Restated Credit Agreement, dated as of February 18, 2010, among Michaels Stores, Inc., as lead borrower for the borrowers party thereto, the facility guarantors named therein, Bank of America, N.A., as administrative agent and collateral agent, the lenders party thereto (collectively, the "Lenders"), Wells Fargo Retail Finance, LLC, as syndication agent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Credit Suisse, as co-documentation agents, General Electric Capital Corporation, UBS Securities LLC and RBS Business Capital, as senior managing agents, Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and Deutsche Bank Securities Inc., as joint lead arrangers, and Banc of America Securities LLC, Wells Fargo Retail Finance, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Credit Suisse, as joint book runners (previously filed as Exhibit 10.2 to Form 8-K filed by Company on May 28, 2010, SEC File No. 001-09338).
10.21
Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.5 to Form 10-Q filed by Company on December 7, 2006, SEC File No. 001-09338).
10.22
First Amendment to Credit Agreement, dated as of January 19, 2007, to the Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 to Form 8-K filed by Company on January 25, 2007, SEC File No. 001-09338).

Exhibit No.	Description
10.23	Second Amendment to Credit Agreement, dated as of May 10, 2007, to the Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 to Form 8-K filed by Company on May 11, 2007, SEC File No. 001-09338).
10.24
Third Amendment to Credit Agreement, dated as of August 20, 2009, to the Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.3 to Form 10-Q filed by Company on September 4, 2009, SEC File No. 001-09338).
10.25
Fourth Amendment to Credit Agreement, dated as of November 5, 2009, to the Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 to Form 8-K filed by Company on November 5, 2009 SEC File No. 001-09338).
10.26
Fifth Amendment to Credit Agreement, dated as of December 15, 2011, to the Credit Agreement, dated as of October 31, 2006, among Michaels Stores, Inc., Deutsche Bank AG New York Branch, as administrative agent, the other lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A. and Credit Suisse, as co-documentation agents, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC as co-lead arrangers and joint bookrunners (previously filed as Exhibit 10.1 to Form 8-K filed by Company on December 16, 2011 SEC File No. 001-09338).
10.27
Master Services Agreement, dated as of January 16, 2009, by and between Michaels Stores, Inc. and Tata America International Corporation (previously filed as Exhibit 10.29 to Form 10-K filed by Company on April 2, 2009, SEC File No. 001-09338).
10.28	Michaels Stores, Inc. Employees 401(k) Plan, effective March 1, 2009 (previously filed as Exhibit 10.30 to Form 10-K filed by Company on April 2, 2009, SEC File No. 001-09338).
10.29**	Notice and Termination of Management Agreement, dated as of , 2012, among Michaels Stores, Inc., Bain Capital Partners, LLC and Blackstone Management Partners V LLC.
10.30**	Notice and Termination of Management Agreement, dated as of , 2012, between Michaels Stores, Inc. and Highfields Capital Management LP.

Exhibit No.	Description
21***	Subsidiaries of Michaels Stores, Inc.
23.1*	Consent of Ernst & Young LLP
23.2**	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)
24***	Powers of Attorney
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase
101.DEF**	XBRL Taxonomy Extension Definition Linkbase
101.LAB**	XBRL Taxonomy Extension Label Linkbase
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

†        Indicates management contracts or compensatory plans or arrangements in which our executive officers or directors participate.